Exhibit 10.1

EXECUTION COPY

Published Deal CUSIP Number: 78571QAS6

Published USD Revolver Facility CUSIP Number: 78571QAT4

Published FX Revolver Facility CUSIP Number: 78571QAU1

Published USD Term A-1 Loan CUSIP Number: 78571QAV9

Published USD Term A-2 Loan CUSIP Number: 78571QAW7

Published USD Term A-3 Loan CUSIP Number: 78571QAX5

Published CAD Term Loan CUSIP Number: 78571QAY3

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of September 9, 2019

among

SABRA HEALTH CARE LIMITED PARTNERSHIP

and

SABRA CANADIAN HOLDINGS, LLC,

as Borrowers,

SABRA HEALTH CARE REIT, INC.,

and

CERTAIN SUBSIDIARIES OF

SABRA HEALTH CARE REIT, INC.

FROM TIME TO TIME PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

BANK OF AMERICA, N.A.,

as Administrative Agent,

CITIZENS BANK, NATIONAL ASSOCIATION,

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents,

BMO HARRIS BANK, N.A., THE BANK OF NOVA SCOTIA, MUFG BANK, LTD., BARCLAYS BANK PLC,

CITIBANK, N.A., BBVA USA, FIFTH THIRD BANK, JPMORGAN CHASE BANK, N.A., MORGAN STANLEY

SENIOR FUNDING, INC., SUMITOMO MITSUI BANKING CORPORATION and SUNTRUST BANK,

as Co-Documentation Agents

and

BANK OF AMERICA, N.A., CITIZENS BANK, NATIONAL ASSOCIATION,

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as L/C Issuers

BOFA SECURITIES, INC.,

as Sole Bookrunner

BOFA SECURITIES, INC.,

CITIZENS BANK, NATIONAL ASSOCIATION,

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers

i

5.02	Authorization; No Contravention	93
5.03	Governmental Authorization; Other Consents	93
5.04	Binding Effect	93
5.05	Financial Statements; No Material Adverse Effect	94
5.06	Litigation	94
5.07	No Default	94
5.08	Ownership of Property and Valid Leasehold Interests; Liens	94
5.09	Environmental Compliance	95
5.10	Insurance	95
5.11	Taxes	95
5.12	ERISA Compliance	96
5.13	Margin Regulations; Investment Company Act; REIT Status	97
5.14	Disclosure	97
5.15	Compliance with Laws	97
5.16	Sanctions, etc.	98
5.17	Use of Proceeds	98
5.18	Solvency	98
5.19	Credit Parties; Taxpayer Identification Numbers	98
5.20	Unencumbered Properties	99
5.21	EEA Financial Institution	99

Article VI. AFFIRMATIVE COVENANTS		99
6.01	Financial Statements	99
6.02	Certificates; Other Information	100
6.03	Notices	101
6.04	Payment of Taxes	102
6.05	Preservation of Existence, Etc.	102
6.06	Maintenance of Properties	102
6.07	Maintenance of Insurance	103
6.08	Compliance with Laws	103
6.09	Books and Records	103
6.10	Inspection Rights	103
6.11	Use of Proceeds	103
6.12	REIT Status; Stock Exchange Status	104
6.13	Employee Benefits	104
6.14	Additional Guarantors	104
6.15	Environmental Matters	105
6.16	Further Assurances	106
6.17	Compliance with Material Contracts	106
6.18	Anti-Corruption	106

Article VII. NEGATIVE COVENANTS		106
7.01	Liens	106
7.02	[Intentionally Omitted]	107
7.03	Indebtedness	107
7.04	Fundamental Changes	108
7.05	Dispositions	108
7.06	Restricted Payments	109
7.07	Change in Nature of Business	109
7.08	Transactions with Affiliates	109
7.09	Sanctions; Anti-Money Laundering; Anti-Corruption	109
7.10	Financial Covenants	110

7.11	Burdensome Agreements	111
7.12	Use of Proceeds	111
7.13	Amendments of Organization Documents	111
7.14	Accounting Changes	112
7.15	Compliance with Environmental Laws	112

Article VIII. EVENTS OF DEFAULT AND REMEDIES		112
8.01	Events of Default	112
8.02	Remedies Upon Event of Default	114
8.03	Application of Funds	115

Article IX. ADMINISTRATIVE AGENT		116
9.01	Appointment and Authority	116
9.02	Rights as a Lender	116
9.03	Exculpatory Provisions	117
9.04	Reliance by Administrative Agent	117
9.05	Delegation of Duties	118
9.06	Resignation of Administrative Agent	118
9.07	Non-Reliance on Administrative Agent and Other Lenders	119
9.08	No Other Duties, Etc.	119
9.09	Administrative Agent May File Proofs of Claim	119
9.10	Collateral and Guaranty Matters	120
9.11	Certain ERISA Matters	121

Article X. MISCELLANEOUS		122
10.01	Amendments, Etc.	122
10.02	Notices; Effectiveness; Electronic Communication	124
10.03	No Waiver; Cumulative Remedies	126
10.04	Expenses; Indemnity; Damage Waiver	127
10.05	Payments Set Aside	129
10.06	Successors and Assigns	129
10.07	Treatment of Certain Information; Confidentiality	135
10.08	Right of Setoff	136
10.09	Interest Rate Limitation	136
10.10	Counterparts; Integration; Effectiveness	137
10.11	Survival of Representations and Warranties	137
10.12	Severability	137
10.13	Replacement of Lenders	137
10.14	Governing Law; Jurisdiction; Etc.	138
10.15	Waiver of Jury Trial	139
10.16	No Advisory or Fiduciary Responsibility	140
10.17	USA Patriot Act Notice; Etc.	140
10.18	Reserved	140
10.19	Judgment Currency	140
10.20	Electronic Execution of Assignments and Certain Other Documents	141
10.21	ENTIRE AGREEMENT	141
10.22	No Novation	141
10.23	Exiting Lenders	142
10.24	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	142
10.25	Acknowledgment Regarding Any Supported QFCs	143

Article XI. GUARANTY		144
11.01	The Guaranty	144

11.02	Obligations Unconditional	144
11.03	Reinstatement	145
11.04	Certain Waivers	146
11.05	Remedies	146
11.06	Guaranty of Payment; Continuing Guaranty	146
11.07	Contribution	146
11.08	Release of Guarantors	147
11.09	Keepwell	148

SCHEDULES

2.01	Commitments and Applicable Percentages
5.19	Credit Parties; Taxpayer Identification Numbers
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

A	Form of Committed Loan Notice
B	[Reserved]
C	[Reserved]
D-1	Form of Revolving Note
D-2	Form of Term A-1 Note
D-3	Form of Term A-2 Note
D-4	Form of Term A-3 Note
D-5	Form of CAD Term Note
E	Form of Compliance Certificate
F	Form of Assignment and Assumption
G	Form of Joinder Agreement
H	Forms of U.S. Tax Compliance Certificates

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

This FIFTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of September 9, 2019 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among, SABRA HEALTH CARE LIMITED PARTNERSHIP, a Delaware limited partnership (the “Parent Borrower”), SABRA CANADIAN HOLDINGS, LLC, a Delaware limited liability company (“Sabra Canadian Holdings” and together with the Parent Borrower, the “Borrowers”), SABRA HEALTH CARE REIT, INC., a Maryland corporation (the “REIT Guarantor”), the Subsidiary Guarantors from time to time party hereto as guarantors, the lending institutions party hereto from time to time (each, a “Lender” and collectively, the “Lenders”), BANK OF AMERICA, N.A. (“Bank of America”), as Administrative Agent, and BANK OF AMERICA, CITIZENS BANK, NATIONAL ASSOCIATION (“Citizens”), CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK (“Credit Agricole CIB”) and WELLS FARGO BANK, N.A. (“Wells Fargo Bank”), as L/C Issuers.

WHEREAS, the Parent Borrower, Sabra Canadian Holdings, the REIT Guarantor and the other guarantors party thereto, as guarantors, the lending institutions party thereto, Bank of America, as administrative agent, and the other parties thereto, previously entered into that certain Fourth Amended and Restated Credit Agreement, dated as of August 17, 2017 (as amended, supplemented or otherwise modified through but excluding the date hereof, the “Existing Credit Agreement”);

WHEREAS, the Borrowers have requested that the Lenders provide revolving credit and term loan facilities pursuant to the terms of this Agreement, which amends and restates the Existing Credit Agreement in its entirety, but not as a novation, and the Lenders are willing to do so on the terms and conditions set forth in this Agreement; and

WHEREAS, to provide assurance for the repayment of the Obligations hereunder, the Borrowers will, among other things, provide or cause to be provided to the Administrative Agent, for the benefit of the holders of the Obligations so guaranteed, a guaranty of the Obligations by the REIT Guarantor, each of the subsidiaries of the REIT Guarantor, if any, that own, directly or indirectly, an equity interest in the Parent Borrower and the other Guarantors pursuant to Article XI hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01    Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agents” means the Administrative Agent, the Arrangers, the Syndication Agents and the L/C Issuers.

“Aggregate Revolving Commitments” means the Revolving Commitments of all Revolving Lenders (inclusive of the Alternative Currency Commitments), which as of the Restatement Effective Date are $1,000,000,000 and which may be increased pursuant to Section 2.16 or decreased pursuant to Section 2.07.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Agreement Currency” has the meaning specified in Section 10.19.

“Alternative Currency” means each of Euro, Sterling, Canadian Dollars, Swiss Franc and each other currency (other than Dollars) that is approved in accordance with Section 1.06.

“Alternative Currency Commitment” means, as to each Lender, its obligation to make Committed Revolving Loans to the Borrower pursuant to Section 2.01(a)(ii), in Dollars and Alternative Currencies, in an aggregate principal amount at any one time outstanding the Dollar Equivalent of which does not exceed the Dollar amount set forth opposite such Lender’s name in the column entitled “Alternative Currency Commitment” on Schedule 2.01 or in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Revolving Commitments and $175,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Alternative Currency Tranche Lender” means a Lender with an Alternative Currency Commitment or an outstanding Alternative Currency Tranche Loan.

“Alternative Currency Tranche Loan” has the meaning specified in Section 2.01(a)(ii).

“Applicable Percentage” means (a) with respect to Revolving Loans and L/C Obligations, for each Revolving Lender at any time, subject to adjustment as provided in Section 2.18, (i) a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of such Revolving Lender’s Revolving Commitment and the denominator of which is the amount of the Aggregate

Revolving Commitments at such time, (ii) with respect to matters relating to Alternative Currency Commitments and Alternative Currency Tranche Loans only, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of such Revolving Lender’s Alternative Currency Commitment and the denominator of which is the aggregate amount of all Lenders’ Alternative Currency Commitments at such time and (iii) with respect to matters relating to Dollar Tranche Commitments (including L/C Obligations) and Dollar Tranche Loans only, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of such Revolving Lender’s Dollar Tranche Commitment and the denominator of which is the aggregate amount of all Lenders’ Dollar Tranche Commitments at such time; provided that, if the Revolving Commitment of each Revolving Lender has been terminated in full or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Revolving Lender shall be determined based on the Applicable Percentage of such Revolving Lender in effect immediately prior to such termination or expiration, giving effect to any subsequent assignments; (b) with respect to any Term A-1 Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A-1 Facility represented by the principal amount of such Term A-1 Lender’s Term A-1 Loans at such time; (c) with respect to any Term A-2 Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A-2 Facility represented by the principal amount of such Term A-2 Lender’s Term A-2 Loans at such time, (d) with respect to any Term A-3 Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A-3 Facility represented by the principal amount of such Term A-3 Lender’s Term A-3 Loans at such time and (e) with respect to any CAD Term Lender at any time, the percentage (carried out to the ninth decimal place) of the CAD Term Facility represented by the principal amount of such CAD Term Lender’s CAD Term Loans at such time. The initial Applicable Percentages of each Lender are set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, for Revolving Loans, Term Loans and Letters of Credit, from time to time, the applicable percentages per annum set forth in the following table based upon the Debt Ratings as set forth below:

		Revolving Loans		Term Loans
Pricing Level	Debt Ratings	Applicable Rate for Eurocurrency Rate Loans, LIBOR Floating Rate Loans and Letter of Credit Fees	Applicable Rate for Base Rate Loans	Applicable Rate for Eurocurrency Rate Loans and LIBOR Floating Rate Loans	Applicable Rate for Base Rate Loans
1	≥ A- / A3 / A-	0.775%	0.000%	0.850%	0.000%
2	BBB+ / Baa1 / BBB+	0.825%	0.000%	0.900%	0.000%
3	BBB / Baa2 / BBB	0.900%	0.000%	1.000%	0.000%
4	BBB- / Baa3 / BBB-	1.100%	0.100%	1.250%	0.250%
5	< BBB- / Baa3 / BBB- (or unrated)	1.450%	0.450%	1.650%	0.650%

For purposes hereof, “Debt Rating” means, as of any date of determination, the rating as determined by any of S&P, Moody’s and/or Fitch (Fitch, S&P and Moody’s, referred to collectively as the “Rating Agencies”) (collectively, the “Debt Ratings”) of the REIT Guarantor’s non-credit enhanced, senior unsecured long-term debt. If at any time when the REIT Guarantor has only two (2) Debt Ratings, such Debt Ratings are not equivalent, then: (A) if the difference between such Debt Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Rate shall be determined based on the higher of the Debt Ratings, and (B) if the difference between such Debt Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Applicable Rate shall be determined based on the Debt Rating that is one higher than the lower of the applicable Debt Ratings. If at any time when the REIT Guarantor has three (3) Debt Ratings, such Debt Ratings are not equivalent, then (A) if the difference between the highest and the lowest of such Debt Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Rate shall be determined based on the highest of the Debt Ratings, and (B) if the difference between such Debt Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Applicable Rate shall be determined based on the average of the two (2) highest Debt Ratings, provided that if such average is not a recognized rating category, then the Applicable Rate shall be determined based on the second highest Debt Rating of the three Rating Agencies. If at any time the REIT Guarantor has only one Debt Rating from Fitch or no Debt Ratings, then the Applicable Rate shall be determined based on Pricing Level 5.

Initially, the Applicable Rate shall be determined based upon the Debt Rating(s) specified in the certificate delivered pursuant to Section 4.01(a)(vi). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in a Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s, S&P or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Parent Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Applicable Time” means, with respect to any borrowings and payments in any currency other than Dollars, the local time in the place of settlement for such currency as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means (a) BofA Securities in its capacity as sole bookrunner and (b) BofA Securities, Citizens, Credit Agricole CIB and Wells Fargo Bank, each in its capacity as a joint lead arranger.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Consolidated Group for the fiscal year ended December 31, 2018, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Consolidated Group, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means the period from and including the Restatement Effective Date to the earliest of (a) the Business Day preceding the Revolving Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.07, and (c) the date of termination of the commitment of each Revolving Lender to make Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” has the meaning specified in the introductory paragraph hereto.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, as codified at 11 U.S.C. § 101 et seq., and the rules and regulations promulgated thereunder, or any successor provision thereto.

“Bankruptcy Plan” has the meaning specified in Section 10.06(g)(iv).

“Barclays” has the meaning specified in the introductory paragraph hereto.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1⁄2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurocurrency Rate (as defined in clause (b) of the definition thereof) plus 1%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03, then (i) the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above and (ii) notwithstanding the foregoing, solely for purposes of Loans denominated in Canadian Dollars, the Base Rate shall be the Canadian Prime Rate.

“Base Rate Committed Revolving Loan” means a Committed Revolving Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars, except as otherwise provided herein.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BofA Securities” means BofA Securities, Inc.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Committed Borrowing, a Term A-1 Borrowing, a Term A-2 Borrowing, a Term A-3 Borrowing or a CAD Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York or where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars or a LIBOR Floating Rate Loan, any fundings, disbursements, settlements and payments in Dollars in respect of any such Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Loan, means any such day that is also a London Banking Day;

(b)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c)    if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d)    if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“CAD Term Borrowing” means a borrowing consisting of simultaneous CAD Term Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the CAD Term Lenders pursuant to Section 2.01(e)(i).

“CAD Term Commitment” means, as to each Lender, its obligation to make CAD Term Loans to the Borrowers pursuant to Section 2.01(e)(i) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “CAD Term Commitment” or opposite such caption in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“CAD Term Facility” means, at any time, the aggregate principal amount of the CAD Term Loans of all CAD Term Lenders outstanding at such time. The CAD Term Facility on the Restatement Effective Date is CAD $125,000,000.

“CAD Term Lender” means at any time any Lender that holds CAD Term Loans at such time.

“CAD Term Loan” means an advance made by any CAD Term Lender under the CAD Term Facility.

“CAD Term Maturity Date” means September 9, 2024.

“CAD Term Note” means a promissory note made by the Borrowers in favor of a CAD Term Lender evidencing CAD Term Loans made by such CAD Term Lender, substantially in the form of Exhibit D-5.

“Canadian AML Acts” means applicable Canadian law regarding anti-money laundering, anti-terrorist financing, government sanction and “know your client” matters, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

“Canadian Defined Benefit Pension Plan” means a Canadian Pension Plan that contains or has ever contained a “defined benefit provision” as such term is defined in Section 147.1(1) of the Income Tax Act (Canada).

“Canadian Dollar” and “CAD $” mean the lawful currency of Canada.

“Canadian Pension Plan” means any pension plan or plan that is subject to the Pension Benefits Act (Ontario) or any other similar legislation in any other jurisdiction of Canada for employees in Canada and former employees in Canada of any Credit Party or any Subsidiary thereof.

“Canadian Prime Rate” means for any day a fluctuating rate per annum equal to the rate of interest publicly announced from time to time by Bank of America, N.A. Canada Branch as its reference rate of interest for loans made in Canadian Dollars to Canadian customers and designated as its “prime rate”. The “prime rate” is a rate set by Bank of America, N.A. Canada Branch based upon various factors, including Bank of America. N.A. Canada Branch’s costs and desired return, general economic conditions and other factors and is used as a reference point for pricing some loans. Any change in the Canadian Prime Rate due to a change in Bank of America, N.A. Canada Branch’s Canadian Prime Rate shall be effective on the effective date of such change in Bank of America, N.A. Canada Branch’s prime rate.

“Capital Lease” means a lease that would be capitalized on a balance sheet of the lessee prepared in accordance with GAAP.

“Capitalization Rate” means (a) 10.00% for all Government Reimbursed Assets (excluding hospitals), (b) 7.50% for all Non-Government Reimbursed Assets (excluding hospitals), and (c) 9.00% for hospitals.

“Cash Collateral” has the meaning specified in the definition of “Cash Collateralize.”

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, one or more of the L/C Issuers or the Revolving Lenders, as collateral for L/C Obligations or obligations of the Revolving Lenders to fund participations in respect thereof, cash or deposit account balances or, if the L/C Issuers benefitting from such collateral shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuers. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Law” means the occurrence, after the date of this Agreement, and with respect to any Person in particular, after the date such Person becomes a party to this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or a United States Governmental Authority, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which:

(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the equity securities of the REIT Guarantor entitled to vote for members of the board of directors or equivalent governing body of the REIT Guarantor on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)    the REIT Guarantor or a Wholly Owned Subsidiary that is itself a Guarantor ceases to be the sole general partner of the Parent Borrower; or

(c)    the REIT Guarantor ceases to own directly or indirectly one hundred percent (100%) of the Equity Interests in any Intermediate Subsidiary Guarantor or ceases to own, directly or indirectly, at least seventy-five percent (75%) or more of the Equity Interests in the Parent Borrower;

(d)    the Parent Borrower ceases to own directly or indirectly one hundred percent (100%) of the Equity Interests in Sabra Canadian Holdings;

(e)    during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the REIT Guarantor cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Citizens” has the meaning specified in the introductory paragraph hereto.

“Class” when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Committed Revolving Loans, Term A-1 Loans, Term A-2 Loans, Term A-3 Loans or CAD Term Loans.

“Code” means the Internal Revenue Code of 1986.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Revolving Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Dollar Tranche Lenders or each of the Alternative Currency Tranche Lenders, as the case may be, pursuant to Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a Term Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurocurrency Rate Loans, in each case provided to the Administrative Agent pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Parent Borrower.

“Committed Revolving Loan” means a Dollar Tranche Loan and/or an Alternative Currency Tranche Loan, as the context may require, and includes Committed Revolving Loans pursuant to Section 2.03.

“Commitments” means, collectively, the Revolving Commitments, Term A-1 Commitments, Term A-2 Commitments, Term A-3 Commitments and CAD Term Commitments.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E or another form reasonably satisfactory to the Administrative Agent; provided that each such Compliance Certificate shall, in any case, include (without limitation) supporting documents and materials reasonably required by the Administrative Agent for the evidencing of the calculations and certifications made in connection therewith.

“Connection Income Taxes” has the meaning specified in the definition of “Excluded Taxes.”

“Consolidated Adjusted Net Worth” means, as of any day for the Consolidated Group, the sum of (a) total shareholders’ equity or net worth plus (b) accumulated depreciation and accumulated amortization, in each case, determined on a consolidated basis in accordance with GAAP minus (c) assets that are considered to be Intangible Assets, excluding lease intangibles; but excluding, in any event, for purposes hereof, unrealized gains and losses on Swap Contracts reported on a consolidated balance sheet as accumulated other comprehensive income or loss.

“Consolidated EBITDA” means, for any period for the Consolidated Group, the sum of Consolidated Net Income plus, without duplication, to the extent deducted in computing Consolidated Net Income, (a) amortization and depreciation expense, (b) other non-cash charges, (c) Consolidated Interest Expense, (d) provision for taxes and (e) minority interest expense attributable to non-Wholly Owned Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP; but excluding, in any event, (i) extraordinary gains and losses and related tax effects thereon, (ii) non-cash impairment charges, (iii) non-cash stock or option based compensation, (iv) other non-cash gains and losses and related tax effects thereon, and (v) merger-related expenses and deal costs, including transition and integration expenses related to consummated transactions and costs related to acquisitions and investments not permitted to be capitalized pursuant to GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, on the last day of any fiscal quarter, the ratio of (a) Consolidated EBITDA for the four (4) consecutive fiscal quarters ending on such date to (b) Consolidated Fixed Charges for the four (4) consecutive fiscal quarters ending on such date.

“Consolidated Fixed Charges” means, for any period for the Consolidated Group, the sum of, without duplication, (a) Consolidated Interest Expense, plus (b) scheduled principal payments on Consolidated Total Indebtedness (excluding any balloon or final payment) during the applicable period, plus (c) cash dividends and distributions on preferred stock of the REIT Guarantor, if any, in each case determined on a consolidated basis in accordance with GAAP; but excluding, in any event, (i) gains and losses from unwinding or break-funding of Swap Contracts, (ii) write-offs of unamortized deferred financing fees, (iii) prepayment fees, premiums and penalties, and (iv) other unusual or non-recurring items as are reasonably acceptable to the Administrative Agent and the Required Lenders.

“Consolidated Group” means the REIT Guarantor and its Subsidiaries.

“Consolidated Interest Expense” means, for any period for the Consolidated Group, interest expense determined in accordance with GAAP, but including, in any event, the interest component under capital leases and the implied interest component under securitization transactions and excluding, in any event, amortization of deferred financing fees, amortization of debt discounts and swap breakage costs.

“Consolidated Net Income” means, for any period for the Consolidated Group, net income or loss determined on a consolidated basis in accordance with GAAP; but excluding, in any event, (a) the income or loss of any Person that is not a Consolidated Party in which any Consolidated Party has an equity investment or comparable interest, except to the extent of the amount of dividends or other distributions actually paid to members of the Consolidated Group by such Person during such period, (b) the income or loss of any Person accrued prior to the date that it became a Consolidated Party or that such Person’s assets were acquired by a Consolidated Party (except as otherwise required in connection with Section 1.03), and (c) any net after tax gains or losses attributable to sales of non-current assets out of the ordinary course of business and write-downs of non-current assets in anticipation of losses to the extent they have decreased net income.

“Consolidated Party” means a member of the Consolidated Group.

“Consolidated Secured Debt” means the aggregate principal amount of Consolidated Total Indebtedness that is Secured Debt.

“Consolidated Secured Debt Leverage Ratio” means, on the last day of any fiscal quarter, the ratio of (a) Consolidated Secured Debt outstanding on such date to (b) Consolidated Total Asset Value as of such date. Notwithstanding anything to the contrary contained herein, for the purposes of this ratio, (i) Consolidated Secured Debt on any date shall be adjusted by deducting therefrom an amount equal to the lesser of (x) the aggregate amount of Consolidated Secured Debt outstanding on such date that by its terms is scheduled to mature on or before the date that is twenty-four (24) months following such date and (y) the aggregate amount of all unrestricted cash and cash equivalents on such date and escrow and other deposits (excluding unrestricted cash and cash equivalents and escrow and other deposits deducted from the calculation of Consolidated Unsecured Debt to determine the Consolidated Unsecured Leverage Ratio as of the last day of such fiscal quarter) to the extent available for the repayment of Consolidated Secured Debt of the type described in clause (x) and (ii) Consolidated Total Asset Value shall be adjusted by deducting therefrom the amount by which Consolidated Secured Debt is adjusted under clause (i).

“Consolidated Total Asset Value” means, with respect to the Consolidated Group at any time, the sum (without duplication) of the following:

(a)    for each Property (other than any Repositioned Property) owned or ground leased for the entire four (4) fiscal quarter period ended on or prior to the date of determination, an amount equal to (i) NOI derived from such Property for the fiscal quarter most recently ended on or prior to such date of determination (calculated on a pro forma basis in the event that such Property was vacant for any portion of such fiscal quarter based on the assumption that such Property was leased as of the first day of such fiscal quarter or re-leased during the fiscal quarter at the applicable Lease Rate), multiplied by four, divided by (ii) the Capitalization Rate for such Property;

(b)    for each Repositioned Property owned or ground leased for the entire four (4) fiscal quarter period ended on or prior to the date of determination, an amount equal to the undepreciated GAAP book value of such Repositioned Property (after any impairments);

(c)    for each Property acquired during the four (4) fiscal quarter period ended on or prior to the date of determination, an amount equal to the acquisition price paid for such Property;

(d)    the aggregate amount of unrestricted cash and cash equivalents (which, for purposes of this definition, shall include Eligible Cash 1031 Proceeds) as of the end of the fiscal quarter most recently ended on or prior to such date of determination;

(e)    the undepreciated GAAP book value of the Consolidated Group’s interest in real property assets that are under construction or development (other than Properties under renovation) but not yet substantially complete such that occupancy is not viable (after any impairments);

(f)    the GAAP book value of the Consolidated Group’s interest in unimproved land holdings (after any impairments);

(g)    the GAAP book value of the Consolidated Group’s interest in all mortgages, mezzanine loans and notes receivable (after any impairments);

(h)    the Consolidated Parties’ pro rata share of the foregoing items and components attributable to ownership of common Equity Interests in Unconsolidated Affiliates; and

(i)    the GAAP book value of the Consolidated Group’s interest in preferred equity investments (after any impairments);

provided, that notwithstanding anything to the contrary contained herein and without duplication (i) not more than five percent (5%) of Consolidated Total Asset Value at any time may be in respect of unimproved land holdings, with any excess over such limit being excluded from Consolidated Total Asset Value, (ii) not more than thirty percent (30%) of Consolidated Total Asset Value at any time may be in respect of mortgage loans, mezzanine loans and notes receivable (other than intercompany loans among members of the Consolidated Group), with any excess over such limit being excluded from Consolidated Total Asset Value, (iii) not more than fifteen percent (15%) of Consolidated Total Asset Value at any time may be in respect of real property assets that are under construction or development, but not yet substantially complete (excluding for the avoidance of doubt properties under renovation), with any excess over such limit being excluded from Consolidated Total Asset Value, (iv) not more than eight percent (8%) of Consolidated Total Asset Value at any time may be in respect of Properties that are Repositioned Properties, with any excess over such limit being excluded from Consolidated Total Asset Value, (v) not more than twenty percent (20%) of Consolidated Total Asset Value may be in respect of investments in Unconsolidated Affiliates, with any excess over such limit being excluded from Consolidated Total Asset Value and (vi) with respect to contributions to Consolidated Total Asset Value attributable to any Enlivant Joint Venture, (x) only the Consolidated Parties’ pro rata share of the items and components listed above in subparagraphs (a) through (g) attributable to ownership of common Equity Interests in such Enlivant Joint Venture shall be included in calculations of Consolidated Total Asset Value regardless of whether such Enlivant Joint Venture is an Unconsolidated Affiliate or a Consolidated Party and (y) to the extent that the Consolidated Parties have loan investments in one or more Enlivant Joint Ventures which loan investments are eliminated in the consolidated reporting of the Consolidated Parties in accordance with GAAP, the principal balance of such loan investments multiplied by the percentage of common equity ownership in the Enlivant Joint Venture not attributable to the Consolidated Parties shall be included in calculations of Consolidated Total Asset Value. The limits set forth in clauses (i), (ii), (iii) and (iv) above shall not apply to investments in Unconsolidated Affiliates, which shall be governed solely by clause (v) and the following sentence. The portion of the investments described in clauses (i) through (v) above that are in excess of 35% of Consolidated Total Asset Value shall be excluded from Consolidated Total Asset Value.

“Consolidated Total Indebtedness” means, as of any day for the Consolidated Group, the sum (without duplication) of (i) the Indebtedness of the Consolidated Group (excluding, in any event, Indebtedness of the Enlivant Joint Ventures), (ii) the Consolidated Parties’ pro rata share of Indebtedness of the Enlivant Joint Ventures attributable to the Consolidated Parties’ interests in the Enlivant Joint Ventures and (iii) the Consolidated Parties’ pro rata share of Indebtedness of Unconsolidated Affiliates attributable to the Consolidated Parties’ interests in Unconsolidated Affiliates; provided that Consolidated Total Indebtedness shall not include security deposits, accounts payable, accrued liabilities and prepaid rents, any intracompany debt, or dividends and distributions declared but not payable, each as defined in accordance with GAAP.

“Consolidated Total Leverage Ratio” means the ratio (expressed as a percentage) of Consolidated Total Indebtedness to Consolidated Total Asset Value. Notwithstanding anything to the contrary contained herein, for the purposes of this ratio, (i) Consolidated Total Indebtedness on any date shall be adjusted by deducting therefrom an amount equal to the lesser of (x) the aggregate amount of Consolidated Total Indebtedness outstanding on such date that by its terms is scheduled to mature on or before the date that is twenty-four (24) months following such date and (y) the aggregate amount of all unrestricted cash and cash equivalents on such date and escrow and other deposits to the extent available for the repayment of Consolidated Total Indebtedness of the type described in clause (x) and (ii) Consolidated Total Asset Value shall be adjusted by deducting therefrom the amount by which Consolidated Total Indebtedness is adjusted under clause (i).

“Consolidated Unsecured Debt” means, at any time, the portion of Consolidated Total Indebtedness that is not Consolidated Secured Debt.

“Consolidated Unsecured Interest Coverage Ratio” means, as at any date for the period of four quarters ending on such date, the ratio of (a) Unencumbered NOI plus interest income from unencumbered Qualified Mortgage Loan Receivables (provided, however, the aggregate amount of Qualified Mortgage Loan Receivables attributable to second mortgages or second deeds of trust shall not exceed $150,000,000), in each case for such period to (b) Consolidated Unsecured Interest Expense for such period.

“Consolidated Unsecured Interest Expense” means, for any period, the portion of Consolidated Interest Expense for such period attributable to Consolidated Unsecured Debt.

“Consolidated Unsecured Leverage Ratio” means, as of any date of determination, the ratio (expressed as a percentage) of Consolidated Unsecured Debt to Unencumbered Asset Value. Notwithstanding anything to the contrary contained herein, for the purposes of this ratio, (i) Consolidated Unsecured Debt on any date shall be adjusted by deducting therefrom an amount equal to the lesser of (x) the aggregate amount of Consolidated Unsecured Debt outstanding on such date that by its terms is scheduled to mature on or before the date that is twenty-four (24) months following such date and (y) the aggregate amount of all unrestricted cash and cash equivalents on such date and escrow and other deposits to the extent available for the repayment of Consolidated Unsecured Debt of the type described in clause (x) (excluding any such unrestricted cash and cash equivalents and escrow and other deposits used to determine the Consolidated Secured Debt Leverage Ratio as of such date) and (ii) Unencumbered Asset Value shall be adjusted by deducting therefrom the amount by which Consolidated Unsecured Debt is adjusted under clause (i).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agricole CIB” has the meaning specified in the introductory paragraph hereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Party” means, collectively, (a) the Parent Borrower, (b) Sabra Canadian Holdings, (c) the REIT Guarantor, (d) each Subsidiary Guarantor and (e) each Direct Owner of an Unencumbered Property and each Indirect Owner of a Direct Owner of an Unencumbered Property.

“Customary Recourse Carveouts” means, with respect to any Non-Recourse Indebtedness, exclusions from the exculpation provisions with respect to such Non-Recourse Indebtedness for fraud, misrepresentation, misapplication of funds, waste, environmental claims, voluntary bankruptcy, collusive involuntary bankruptcy, prohibited transfers, violations of single purpose entity covenants and other circumstances customarily excluded from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of commercial real estate.

“Debt Rating” and “Debt Ratings” have the meanings specified in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“deemed year” has the meaning specified in Section 2.09(d).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan or a LIBOR Floating Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to (i) perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of L/C Obligations, in each case within two (2) Business Days of the date required to be funded by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Parent Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Parent Borrower, the Administrative Agent or any L/C Issuer that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such notice or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such notice or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Parent Borrower, to confirm in writing to the Administrative Agent and the Parent Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Parent Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Parent Borrower, each L/C Issuer and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is the subject of any Sanction.

“Direct Owner” has the meaning specified in the definition of “Unencumbered Property Criteria.”

“Disposition” or “Dispose” means the sale, transfer or assignment (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith in any case other than sales or other dispositions of assets in the ordinary course of business.

“Disqualified Institution” has the meaning specified in the definition of “Eligible Assignee”.

“Dividing Person” has the meaning given that term in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such currency.

“Dollar Tranche Commitment” means, as to each Lender, its obligation to (a) make Dollar Tranche Loans to the Borrowers pursuant to Section 2.01(a)(i), and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding the Dollar Equivalent of which does not exceed the Dollar amount set forth opposite such Lender’s name in the columns entitled “Dollar Tranche Commitment” on Schedule 2.01 or in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be increased by such Lender pursuant to Section 2.16 or otherwise adjusted from time to time in accordance with this Agreement.

“Dollar Tranche Lender” means a Lender with a Dollar Tranche Commitment or an outstanding Dollar Tranche Loan.

“Dollar Tranche Loan” has the meaning specified in Section 2.01(a)(i).

“Domestic Subsidiary” means a Subsidiary of the Parent Borrower that is organized under the laws of any state within the United States (other than any Subsidiary of any other Subsidiary of the Parent Borrower that is organized under the laws of any jurisdiction other than a state within the United States).

“DQ List” has the meaning specified in Section 10.06(g)(v).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v), (vi) and (vii) (subject to such consents, if any, as may be required under Section 10.06(b)(iii); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (A) any Competitor (as defined below), including Ventas, Inc., HCP, Inc., Omega Healthcare Investors, Inc., LTC Properties, Inc., Welltower, Inc. and any Person that is specifically identified by name as a Competitor by the Parent Borrower in a list generally available to the Lenders on the Closing Date, which list may be updated from time to time after the Closing Date by the Parent Borrower (but no such update shall become effective until the second Business Day after it is provided by the Parent Borrower to the Administrative Agent for dissemination to the Lenders, and no such update shall apply retroactively to a Person that already acquired and continues to hold (or has and remains committed to acquire, without giving retroactive effect to any such commitment) an assignment or participation interest in any Facility); (B) a prospective assignee or successor administrative agent (other than a Lender or an Affiliate of a Lender) which is a REIT investing primarily in healthcare and/or seniors housing properties and (C) any Affiliate of any Person listed in clause (A) or (B) above that is either identified to the Administrative Agent in writing from time to time for distribution to the Lenders, or clearly identifiable on the basis of such Affiliate’s name (any such Person under this proviso, a “Disqualified Institution”). For purposes hereof, “Competitor” means a real estate investment trust investing primarily in healthcare and/or seniors housing properties, any Tenant under a lease in which any Consolidated Party is the landlord, or any other manager of a property owned or leased by a member of the Consolidated Group. Neither the Administrative Agent nor any Lender shall have any liability in the event of an assignment to any Person not then actually known by the Administrative Agent or such Lender to be a Competitor or a Disqualified Institution under clause (B) of the first sentence of this definition.

“Eligible Cash 1031 Proceeds” means cash proceeds held by (or on behalf of) a “qualified intermediary” from the sale of a Property by a Consolidated Party, which proceeds are intended to be used by the qualified intermediary to acquire one or more “replacement properties” that are of “like-kind” to such Property in an exchange that qualifies as a tax-free exchange under Section 1031 of the Code, and no portion of which proceeds the REIT Guarantor, any Borrower or any of their respective Subsidiaries has the right to receive, pledge, borrow or otherwise obtain the benefits of until such time as provided under the applicable “exchange agreement” (as such terms in quotations are defined in the Treasury Regulations Section 1.1031(k) - 1(g)(4) (the “Regulations”)) or until such exchange is terminated. Upon the cash proceeds no longer being held by the qualified intermediary pursuant to the Regulations or otherwise qualifying under the Regulations for like-kind exchange treatment, such proceeds shall cease being Eligible Cash 1031 Proceeds.

“Eligible Ground Lease” means a ground lease as to which no payment default or other material default or event of default has occurred or with the passage of time or the giving of notice would occur and containing the following terms and conditions: (a) a remaining term (inclusive of any unexercised extension options) of thirty (30) years or more from the date the Property is included as an Unencumbered Property; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosure, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including the ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Enlivant Joint Ventures” means (i) the joint ventures existing on the Restatement Effective Date between Enlivant Holdings, L.P. and Sabra Health Care AL, LLC (a subsidiary of REIT Guarantor) with respect to a portfolio of properties consisting of senior housing communities managed by Enlivant Company, and (ii) any joint ventures between REIT Guarantor (or one or more of its subsidiaries) and one or more non-Affiliates entered into after the Restatement Effective Date with respect to one or more of such properties.

“Environmental Laws” means any and all federal, state, provincial, territorial, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Substances into the environment, including those related to wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Credit Parties or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the release or threatened release of any Hazardous Substances into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person and all of the warrants or options for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person (but excluding any debt security that is convertible into or exchangeable for capital stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the REIT Guarantor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the REIT Guarantor or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the REIT Guarantor or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability by a Governmental Authority under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the REIT Guarantor or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “EUR” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means:

(a)    with respect to any Credit Extension (other than a Base Rate Loan) for any Interest Period:

(i)    denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for the relevant currency for a period equal in length to such Interest Period (“LIBOR”) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(ii)    denominated in Canadian Dollars, the rate per annum equal to the Canadian Dollar Offered Rate, or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:00 a.m. (Toronto, Ontario time) on the Rate Determination Date (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent) (or if such day is not a Business Day, then on the immediately preceding Business Day); and

(iii)    denominated in any other non-LIBOR Quoted Currency, the rate per annum as reasonably designated by the Administrative Agent with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders; and

(b)    for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Screen Rate, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; and if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of the “Eurocurrency Rate.” Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Subsidiary” means any Domestic Subsidiary that:

(a)    is not the Direct Owner of an Unencumbered Property, or an Indirect Owner of the Direct Owner of an Unencumbered Property, and

(b)    is either (i) an Immaterial Subsidiary, (ii) a non-Wholly Owned Subsidiary of the Parent Borrower or (iii) a borrower or guarantor of Secured Debt owed to a non-affiliate, or a direct or indirect parent of such borrower or guarantor (other than a Borrower), and the terms of such Secured Debt prohibit such Domestic Subsidiary from becoming a Guarantor.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Obligation under any Swap Contract if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant under a Loan Document by such Guarantor of a security interest to secure, such Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 11.09 and any and all guarantees of such Guarantor’s Obligations under any Swap Contract by other Credit Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a security interest, becomes effective with respect to such Obligation. If an Obligation under any Swap Contract arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply to only the portion of such Obligation that is attributable to Swap Contracts for which such Guaranty or security interest becomes illegal.

“Excluded Taxes” means, with respect to any Recipient of any payment to be made by or on account of any obligation of the Credit Parties hereunder, (a) taxes imposed on or measured by its net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), (i) by the jurisdiction (or any political subdivision thereof) under the Laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or (ii) as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document) (such taxes described in this subsection (ii) hereinafter referred to as “Connection Income Taxes”), (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which a Credit Party is located, (c) any backup withholding tax that is required to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any U.S. withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Credit Parties with respect to such withholding tax pursuant to Section 3.01(a), and (e) U.S. federal withholding taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning specified in the first WHEREAS clause.

“Extended Letter of Credit” means any Letter of Credit with an expiration date occurring up to one year beyond the Letter of Credit Expiration Date pursuant to the terms of Section 2.03(a)(ii)(B).

“Facility” means the Term A-1 Facility, the Term A-2 Facility, the Term A-3 Facility, the CAD Term Facility or the Revolving Credit Facility, as the context may require.

“Facility Fee” has the meaning specified in Section 2.10(a).

“Facility Fee Rate” means, from time to time, the rate per annum set forth in the following table, with reference to the Pricing Levels set forth in the definition of “Applicable Rate”:

Pricing Level	Facility Fee
1	0.125%
2	0.150%
3	0.200%
4	0.250%
5	0.300%

“Facility Lease” means (i) a lease or sublease (including any master lease) with respect to any Property owned or ground leased by any of the Consolidated Parties as lessor, to a Tenant that is not a Consolidated Party which is a triple-net lease such that such Tenant is required to pay all taxes, utilities, insurance (including casualty insurance), maintenance and other customary expenses with respect to the subject Property (whether in the form of reimbursements, additional rent or otherwise) in addition to the base rental payments required thereunder such that net operating income to the applicable Consolidated Party for such Property (before non-cash items) equals the base rent paid thereunder or (ii) any other Healthcare Facility lease or residency agreement applicable to a Property which Healthcare Facility is owned or ground leased and operated by a Consolidated Party or an affiliate thereof and managed by an independent third party manager.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any legislation implementing an intergovernmental approach thereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means, collectively, the fee letters entered into from time to time among the REIT Guarantor and one or more of the Agents and/or their Affiliates in respect of the Facilities.

“First Extended Maturity Date” has the meaning specified in Section 2.15(a).

“Fitch” means Fitch Ratings, Inc. and any successor thereto.

“Foreign Subsidiary” means any Subsidiary of the Parent Borrower that is not a Domestic Subsidiary.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which either Borrower to which such Lender has made any Loan or L/C Advance hereunder is a resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the L/C Issuers, an amount equal to such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations, less the amount of such L/C Obligations as to which such Defaulting Lender has funded its participation obligation or as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or

such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied and subject to the provisions of Section 1.03.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Government Reimbursed Assets” means (a) skilled nursing facilities and (b) other Healthcare Facilities (excluding assisted living facilities, independent living facilities, memory care facilities and medical office buildings) in respect of which 51% or more of revenues are generated from reimbursements under Medicare, Medicaid and other government programs for payment of services rendered by healthcare providers.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any payment obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 11.01.

“Guarantors” means, collectively, the REIT Guarantor and each Subsidiary Guarantor.

“Guaranty” means the guaranty of the Obligations by the Guarantors pursuant to Article XI, together with each joinder agreement delivered pursuant to Section 6.14.

“Hazardous Substances” means (i) all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, mold, mildew and (ii) all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Healthcare Facility” means any skilled nursing facilities, hospitals, long term acute care facilities, inpatient rehabilitation facility, medical office buildings, assisted living facilities, independent living facilities, behavioral health facilities or memory care or other personal care facilities and ancillary businesses that are supplemental or incidental to the foregoing.

“Honor Date” has the meaning set forth in Section 2.03(b)(v).

“Immaterial Subsidiary” means each Subsidiary (i) which, as of the later of the date of the financial statements referenced in Section 5.05(b) or the most recent fiscal quarter of the REIT Guarantor for which financial statements have been delivered pursuant to Section 6.01, contributed less than $15,000,000 of Consolidated EBITDA for the period of four consecutive fiscal quarters then ended, which calculations shall be made on a Pro Forma Basis giving effect to any transactions permitted under Section 7.04 or 7.05 with respect to such Subsidiary, or (ii) which contributed less than $75,000,000 of Consolidated Total Asset Value as of such date, giving pro forma effect to any subsequent transactions permitted under Section 7.04 or 7.05 with respect to such Subsidiary as if such transactions occurred on the last day of such fiscal quarter.

“Impacted Loans” has the meaning set forth in Section 3.03(a).

“Increase Effective Date” has the meaning set forth in Section 2.16(d).

“Incremental CAD Term Increase” has the meaning set forth in Section 2.16(a).

“Incremental Facilities” has the meaning set forth in Section 2.16(a).

“Incremental Revolving Increase” has the meaning set forth in Section 2.16(a).

“Incremental Term A-1 Increase” has the meaning set forth in Section 2.16(a).

“Incremental Term A-2 Increase” has the meaning set forth in Section 2.16(a).

“Incremental Term A-3 Increase” has the meaning set forth in Section 2.16(a).

“Incremental Term Loan Facility” has the meaning set forth in Section 2.16(a).

“Indebtedness” means (without duplication), at any time and with respect to any Person, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)    all obligations of such Person for borrowed money, whether secured or unsecured, and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments including, without limitation, recourse and non-recourse mortgage debt;

(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)    aggregate net obligations of such Person under Swap Contracts;

(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, to the extent of the value of the property encumbered by such Lien;

(f)    Synthetic Lease Obligations and obligations in respect of Capital Leases;

(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person at any time prior to the date that is six months after the latest Maturity Date of any Facility (inclusive of any extension option) (other than obligations that can solely be satisfied by delivery of Equity Interests of such Person), valued, in the case of a redeemable preferred interest, at the liquidation preference thereof, and

(h)    all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, (i) the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date (which shall be a positive number if such amount would be owed by a Consolidated Party and a negative number if such amount would be owed to a Consolidated Party) and the net obligations under Swap Contracts shall not be less than zero and (ii) the amount of any Synthetic Lease Obligation or obligation in respect of a Capital Lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. Any liability will be excluded so long as it is (1) secured by a letter of credit issued for the benefit of a Credit Party or other Consolidated Party in form and substance and from a financial institution reasonably acceptable to the Administrative Agent, but only to the extent no Credit Party or other Consolidated Party has liability therefor, (2) any obligation (including obligations under so called “sandwich leases”) against which a third party indemnified any Credit Party or other Consolidated Party, or guarantees all loss suffered by any Credit Party or other Consolidated Party on account thereof, to the extent the indemnitor or guarantor has the financial wherewithal to satisfy its obligation, or (3) is otherwise acceptable as a “Covered Liability” in the reasonable discretion of the Administrative Agent and the Required Lenders.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Indirect Owner” has the meaning specified in the definition of “Unencumbered Property Criteria.”

“Initial Revolving Maturity Date” has the meaning set forth in the definition of Revolving Maturity Date.

“Intangible Assets” means assets of a Person and its Subsidiaries that are classified as intangible assets under GAAP, but excluding interests in real estate that are classified as intangible assets in accordance with GAAP.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan, the last Business Day of each calendar quarter and the applicable Maturity Date; and (c) as to any LIBOR Floating Rate Loan, the last Business Day of each calendar quarter and the applicable Maturity Date. If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the immediately succeeding Business Day.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter (in each case, subject to availability), as selected by the Parent Borrower in the applicable Committed Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders providing such Eurocurrency Rate Loan; provided that:

(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)    with respect to any Interest Period of one month or greater, the Borrower may specify in the applicable Committed Loan Notice an alternative date as the last day of such Interest Period, which date shall be a Business Day not more than three (3) Business Days prior to or following the date that such Interest Period would otherwise end pursuant to the preceding clauses (i) and (ii) (but in no event shall such alternative date be a date in a later calendar month); and

(iv)    no Interest Period shall, with respect to any Loan, extend beyond the applicable Maturity Date.

“Intermediate Subsidiary Guarantor” means each Subsidiary of the REIT Guarantor that owns, directly or indirectly, any Equity Interest in the Parent Borrower.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or (d) the purchase, acquisition or other investment in any real property or real property-related assets (including, without limitation, mortgage loans and other real estate-related debt investments, investments in land holdings, and costs to construct real property assets under development). For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Parent

Borrower (or any Subsidiary of the Parent Borrower) or in favor of such L/C Issuer and relating to any such Letter of Credit.

“Judgment Currency” has the meaning specified in Section 10.19.

“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Dollar Tranche Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Draw Notice” has the meaning specified in Section 2.03(b)(v).

“L/C Issuers” means, collectively, (i) Bank of America, (ii) Citizens, (iii) Credit Agricole CIB and (iv) Wells Fargo Bank, in each case in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of each Borrower and each Lender shall remain in full force and effect until the L/C Issuers and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“L/C Reimbursement Date” has the meaning specified in Section 2.03(b)(v).

“Lease Rate” means, as to any period and any Property that is subject to a Facility Lease, the base rent payable under the applicable Facility Lease during such period; provided that with respect to a Repositioned Property that provides for an initial rent-free period or a period of deferred rent, the Lease Rate shall be deemed to be the base rent payable upon the expiration of such period.

“Lender” has the meaning specified in the introductory paragraph hereto. The term “Lender” may also be used to refer to a Revolving Lender, a Term A-1 Lender, a Term A-2 Lender, a Term A-3 Lender or a CAD Term Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit issued hereunder. Except as otherwise agreed by the Administrative Agent and the applicable L/C Issuer, Letters of Credit shall be issued in Dollars or in Canadian Dollars.

“Letter of Credit Application” means an application, agreement or request, as applicable, for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the date that is the fifth (5th) Business Day prior to the Revolving Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(g).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the aggregate amount of all Lenders’ Dollar Tranche Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments and the aggregate Dollar Tranche Commitments.

“LIBOR” has the meaning specified in the definition of Eurocurrency Rate.

“LIBOR Daily Floating Rate” means, for any day, a fluctuating rate of interest per annum equal to LIBOR, or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time), at or about 11:00 a.m., London time, two (2) London Banking Days prior to such day, for U.S. dollar deposits with a term of one (1) month commencing that day; provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate will be applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate will be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“LIBOR Floating Rate Loan” means a Dollar Tranche Loan that bears interest at a rate based on the LIBOR Daily Floating Rate.

“LIBOR Quoted Currency” means Dollars, Euro, Sterling and Swiss Franc, in each case as long as there is a published LIBOR rate with respect thereto.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” has the meaning specified in Section 3.03(c).

“LIBOR Successor Rate Conforming Changes” has the meaning specified in Section 3.03(c).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Revolving Loan, a Term A-1 Loan, a Term A-2 Loan, a Term A-3 Loan or a CAD Term Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.17 and any amendments, modifications or supplements hereto or to any other Loan Document or waivers hereof or to any other Loan Document.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means any event or condition that (a) results in a material adverse change in, or has a material adverse effect on, the business, assets, properties, operations or financial condition of the REIT Guarantor and its Subsidiaries, or the Parent Borrower and its Subsidiaries, in each case taken as a whole, (b) materially impairs the ability of the Credit Parties, taken as a whole, to perform their payment and other material obligations under the Loan Documents, taken as a whole or (c) has a material adverse effect upon the legality, validity, binding effect or enforceability against the Credit Parties, taken as a whole, of any payment or other material provision of any Loan Document; provided, however, that any event or condition will be deemed to have a “Material Adverse Effect” if such event or condition when taken together with all other events and conditions occurring or in existence at such time (including all other events and conditions which, but for the fact that a representation, warranty or covenant is subject to a “Material Adverse Effect” exception, would cause such representation or warranty contained herein to be untrue or such covenant to be breached) would result in a “Material Adverse Effect,” even though, individually, such event or condition would not do so

“Material Contract” means any Facility Lease, any cash management agreement, any Eligible Ground Lease or any agreement similar to any of the foregoing with respect to any Unencumbered Property.

“Material Group” has the meaning specified in the definition of “Material Subsidiary.”

“Material Recourse Indebtedness” means any Indebtedness of a Credit Party and/or any Subsidiary (other than Indebtedness hereunder and Indebtedness under Swap Contracts) that (a) does not constitute Non-Recourse Indebtedness, and (b) individually or in the aggregate, has a principal amount (including, without duplication, undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount.

“Material Non-Recourse Indebtedness” means any Indebtedness of a Credit Party and/or any Subsidiary that (a) constitutes Non-Recourse Indebtedness, and (b) individually or in the aggregate, has a principal amount (including, without duplication, undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount.

“Material Subsidiary” means each Subsidiary that is not an Immaterial Subsidiary as of the later of the date of the financial statements referenced in Section 5.05(b) or the most recent fiscal quarter of the REIT Guarantor for which financial statements have been delivered pursuant to Section 6.01. A group of Subsidiaries (a “Material Group”) each of which is not otherwise a Material Subsidiary (defined in the foregoing sentence) shall constitute a Material Subsidiary if the group taken as a single entity would not constitute an Immaterial Subsidiary.

“Maturity Date” means, as applicable, the Revolving Maturity Date, the Term A-1 Maturity Date, the Term A-2 Maturity Date, the Term A-3 Maturity Date and/or the CAD Term Maturity Date.

“Maximum Rate” has the meaning specified in Section 10.09.

“Medicaid” means the medical assistance programs administered by state agencies and approved by CMS pursuant to the terms of Title XIX of the Social Security Act, codified at 42 U.S.C. §§ 1396 et seq. and related regulations.

“Medicare” means the program of health benefits for the aged and disabled administered by CMS pursuant to the terms of Title XVIII of the Social Security Act, codified at 42 U.S.C. 1395 §§ et seq. and related regulations.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Loan Receivable” means any loan or other note receivable owned by or held by any of the Consolidated Parties, in each case, secured by a mortgage or deed of trust on Property.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the REIT Guarantor or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Negative Pledge” means any agreement (other than this Agreement or any other Loan Document) that in whole or in part prohibits the creation of any Lien on, or any transfer of, any assets of a Person; provided, however, that an agreement that establishes a maximum ratio of unsecured debt to unencumbered assets, or of secured debt to total assets, or that otherwise conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets shall not constitute a “Negative Pledge” for purposes of this Agreement; and provided further, however, that any provision of the indenture for any of the Sabra Senior Notes, in each case as in effect on the Restatement Effective Date, that may be included within this definition of “Negative Pledge” shall not constitute a “Negative Pledge” for purposes of this Agreement.

“New Lender Joinder Agreement” has the meaning specified in Section 2.16(c).

“New Subsidiary Guarantor” has the meaning specified in Section 6.14(a).

“NOI” means, with respect to any Property for the applicable period, (a) rental payments to the applicable Consolidated Party (whether in the nature of base rent, minimum rent, percentage rent, additional rent, proceeds of rent loss or business interruption insurance or otherwise, but exclusive of (x) security deposits, earnest money deposits, advance rentals, reserves for capital expenditures, impounds, escrows, charges, expenses or items required to be paid or reimbursed by the Tenant thereunder, except, with respect to any of the foregoing in this clause (x), to the extent applied in satisfaction of any tenant’s obligations for rent, and (y) proceeds from a sale of such Property) pursuant to the Facility Leases applicable to such Property, minus (b) all expenses paid by a Consolidated Party and not reimbursed by a Person that is not a Consolidated Party (excluding interest but including an appropriate accrual for property taxes and insurance net of cash reserves therefor held by a Consolidated Party) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses, depreciation and income taxes of the REIT Guarantor and its Subsidiaries and any property management fees). For purposes hereof, calculations of NOI shall be made in accordance with GAAP, excluding any adjustments resulting from the inclusion of non-cash items or straight lining of rents.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders, all Lenders of a Facility or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders, the Required Term A-1 Lenders, the Required Term A-2 Lenders, the Required Term A-3 Lenders, the Required CAD Term Lenders or the Required Revolving Lenders, as applicable.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-Government Reimbursement Assets” means (a) assisted living facilities, (b) independent living facilities, (c) memory care facilities, (d) medical office buildings and (e) other Healthcare Facilities that are not Government Reimbursed Assets.

“Non-Recourse Indebtedness” means, with respect to any Person, (a) any Indebtedness of such Person in which the holder of such Indebtedness may not look to such Person for repayment, other than to the extent of any security therefor or pursuant to Customary Recourse Carveouts, (b) if such Person is a single asset entity, any Indebtedness of such Person (other than Indebtedness described in the immediately following clause (c)), or (c) if such Person is a single asset holding company, any Indebtedness of such single asset holding company resulting from a guarantee of, or lien securing, Indebtedness of a single asset entity that is a subsidiary of such single asset holding company, so long as, in each case, either (i) the holder of such Indebtedness has no recourse to such single asset holding company for repayment, other than to the Equity Interests held by such single asset holding company in such single asset entity or pursuant to Customary Recourse Carveouts or (ii) such single asset holding company has no assets other than Equity Interests in such single asset entity and cash or cash equivalents and other assets of nominal value incidental to the ownership of such single asset entity.

“Notes” means, collectively, the Revolving Notes, Term A-1 Notes, Term A-2 Notes, Term A-3 Notes and CAD Term Notes, and “Note” means any of them individually.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of the Credit Parties arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including (i) interest and fees that accrue after the commencement by or against the Credit Parties or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (ii) obligations of the Credit Parties under any Swap Contract to which a Lender or any Affiliate of a Lender is a party and (iii) obligations of the Credit Parties under any Treasury Management Agreement with a Treasury Management Lender; provided, however, that the “Obligations” of a Credit Party shall exclude any Excluded Swap Obligations with respect to such Credit Party. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Credit Party under any Loan Document and (b) the obligation of the Credit Parties to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Credit Parties.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Notes” means the “Notes” as defined in the Existing Credit Agreement.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document except any such Taxes imposed with respect to an assignment and that are imposed as a result of a present or former connection between the assignor and the jurisdiction imposing such tax and otherwise unrelated to the Loans or any such taxes imposed in respect of an assignment made pursuant to Section 3.06(a).

“Outstanding Amount” means (a) with respect to Committed Revolving Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Revolving Loans occurring on such date; (b) with respect to any L/C Obligations on any date, the Dollar Equivalent of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by or on behalf of the Borrowers of Unreimbursed Amounts or any refinancings thereof; and (c) with respect to the Term A-1 Loans, Term A-2 Loans, Term A-3 Loans and CAD Term Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in a currency other than Dollars, the rate of interest per annum at which overnight deposits in the applicable currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parent Borrower” has the meaning specified in the introductory paragraph hereto.

“Pari Passu Obligations” means Unsecured Debt (exclusive of the Obligations) of either Borrower or any Guarantor owing to a Person that is not a Borrower or an Affiliate thereof.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“Patriot Act” has the meaning specified in Section 10.17.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the REIT Guarantor or any ERISA Affiliate or to which the REIT Guarantor or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Businesses” means owning, managing, developing, acquiring and leasing, and providing valuation services in respect of, Healthcare Facilities in the United States and Specified Jurisdictions, and activities and Investments substantially related, ancillary or incidental to the foregoing.

“Permitted Pari Passu Provisions” means provisions that are contained in documentation evidencing or governing Pari Passu Obligations which provisions are the result of (a) limitations on the ability of a Borrower or a Subsidiary of a Borrower to make Restricted Payments or transfer property which limitations are not, taken as a whole, materially more restrictive than those contained in this Agreement, (b) limitations on the creation of any Lien on any assets of a Person that are not, taken as a whole, materially more restrictive than those contained in this Agreement or any other Loan Document, (c) any requirement that Pari Passu Obligations be secured on an “equal and ratable” (or otherwise equivalent) basis to the extent that the Obligations are secured or (d) provisions that are not, taken as a whole, materially more restrictive than those contained in this Agreement or any Loan Document establishing a maximum ratio of unsecured debt to unencumbered assets, or of secured debt to total assets, or that otherwise condition a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the REIT Guarantor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pro Forma Basis” means, for purposes of determining Consolidated EBITDA, Consolidated Fixed Charges, Consolidated Interest Expense, Consolidated Net Income, NOI and any financial covenant hereunder based thereon, that the subject transaction shall be deemed to have occurred as of the first day of the period of four (4) consecutive fiscal quarters ending as of the end of the most recent fiscal quarter for which annual or quarterly financial statements shall have been delivered in accordance with the provisions of this Agreement. Further, for purposes of making calculations on a “Pro Forma Basis” hereunder, (a) in the case of a Disposition, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such Disposition shall be excluded to the extent relating to any period prior to the date of the subject transaction, and (ii) Indebtedness paid or retired in connection with the subject transaction shall be deemed to have been paid and retired as of the first day of the applicable period; (b) in the case of an acquisition, development or redevelopment, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such acquisition, development or redevelopment shall be included to the extent relating to any period prior to the date of the subject transaction, and (ii) Indebtedness incurred in connection with the subject transaction shall be deemed to have been incurred as of the first day of the applicable period (and interest expense shall be imputed for the applicable period utilizing the actual interest rates thereunder or, if actual rates are not ascertainable, assuming prevailing interest rates hereunder) and (c) in the case of the issuance or exercise of Equity Interests, Indebtedness paid or retired in connection therewith shall be deemed to have been paid and retired as of the first day of the applicable period.

“Pro Forma Restatement Effective Date Compliance Certificate” has the meaning specified in Section 4.01(a)(vii).

“Property” as to any Person means all of the right, title and interest of such Person in and to land, improvements and fixtures.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified ECP Guarantor” means, at any time, each Credit Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Mortgage Loan Receivable” means any Mortgage Loan Receivable that is secured by a first or second mortgage or a first or second deed of trust on Property so long as the mortgagor or grantor with respect to such Mortgage Loan Receivable is not delinquent sixty (60) days or more in interest or principal payments due thereunder.

“Qualified REIT Subsidiary” shall have the meaning given to such term in the Code.

“Rate Determination Date” means two (2) Business Days prior to the commencement of the applicable Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent); provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any L/C Issuer, as applicable.

“Register” has the meaning specified in Section 10.06(c).

“REIT” means a real estate investment trust as defined in Sections 856-860 of the Code.

“REIT Guarantor” has the meaning specified in the introductory paragraph hereto.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, advisors, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” has the meaning specified in Section 3.03(c).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Repositioned Property” means a single-tenant Property owned or ground leased by any of the Consolidated Parties as lessor that is (i) leased to a Tenant pursuant to a Facility Lease that provides for an initial free-rent period or a period of deferred rent, in either case not exceeding twelve months and (ii) designated by the REIT Guarantor or the Parent Borrower as a Repositioned Property in a Compliance Certificate that is delivered to the Administrative Agent pursuant to Section 6.02(a). The status of a Property as a Repositioned Property shall be deemed effective as of the first day of the fiscal quarter to which such Compliance Certificate relates (in the case where the certificate accompanies the financial statements referred to in Section 6.01(b)) or the first day of the last fiscal quarter of the fiscal year to which such compliance certificate relates (in the case where the certificate accompanies the financial statements referred to in Section 6.01(a)). The status of a Property as a Repositioned Property shall terminate on the earlier of (x) the last day of the fiscal quarter during which the applicable free-rent period or period of deferred rent expires and (y) the revocation of such status by the REIT Guarantor or the Parent Borrower in a Compliance Certificate that is delivered to the Administrative Agent pursuant to Section 6.02(a). Notwithstanding anything to the contrary contained herein, (i) a Property may not be designated as a Repositioned Property on more than two occasions, (ii) a Property that has been designated as a Repositioned Property may not be re-designated as a Repositioned Property until at least twelve months have elapsed since the termination of its initial designation as a Repositioned Property and (iii) no designation of a Property as a Repositioned Property shall be effective for more than four consecutive fiscal quarters.

“Request for Credit Extension” means (a) with respect to a Committed Borrowing, a Term A-1 Borrowing, a Term A-2 Borrowing, a Term A-3 Borrowing, a CAD Term Borrowing or a conversion or continuation of Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required CAD Term Lenders” means, as of any date of determination, CAD Term Lenders holding more than 50% of the Outstanding Amount of the CAD Term Facility on such date; provided that the portion of the CAD Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required CAD Term Lenders.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Lender for purposes of this definition) and (b) aggregate unused Revolving Commitments; provided that the unused Revolving Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, (a) Revolving Lenders having more than fifty percent (50%) of the Aggregate Revolving Commitments or (b) if the commitment of each Revolving Lender to make Revolving Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Revolving Lenders holding in the aggregate more than fifty percent (50%) of the Total Revolving Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Lender for purposes of this definition); provided that any Revolving Commitment of, and the portion of the Total Revolving Outstandings (including risk participations in Letters of Credit) held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Revolving Lenders.

“Required Term A-1 Lenders” means, as of any date of determination, Term A-1 Lenders holding more than 50% of the Outstanding Amount of the Term A-1 Facility on such date; provided that the portion of the Term A-1 Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term A-1 Lenders.

“Required Term A-2 Lenders” means, as of any date of determination, Term A-2 Lenders holding more than 50% of the Outstanding Amount of the Term A-2 Facility on such date; provided that the portion of the Term A-2 Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term A-2 Lenders.

“Required Term A-3 Lenders” means, as of any date of determination, Term A-3 Lenders holding more than 50% of the Outstanding Amount of the Term A-3 Facility on such date; provided that the portion of the Term A-3 Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term A-3 Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, any executive vice president, any senior vice president, and the treasurer of any Credit Party or any entity authorized to act on behalf of a Credit Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Credit Party or entity authorized to act on behalf of a Credit Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Credit Party or entity authorized to act on behalf of such Credit Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Credit Party or entity authorized to act on behalf of such Credit Party designated in or pursuant to an agreement between the applicable Credit Party or entity authorized to act on behalf of such Credit Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party, or entity authorized to act on behalf of such Credit Party, shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restatement Effective Date” means the first date on which all conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the REIT Guarantor or the Parent Borrower or, solely for the purposes of Section 7.11, any Subsidiary thereof, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the stockholders, partners or members (or the equivalent Person thereof) of the REIT Guarantor or the

Parent Borrower, in each case, except for a dividend or distribution payable or other payment made solely in (i) shares of that class of Equity Interests, (ii) shares in any other class of Equity Interests with terms that are not materially more favorable, taken as a whole and in the good faith determination of the REIT Guarantor, than the Equity Interests with respect to which such dividend, distribution or other payment was made, (iii) shares of any class of common Equity Interests or (iv) any of the foregoing Equity Interests of any direct or indirect parent of such Person or in rights to subscribe for the purchase of such Equity Interests.

“Revaluation Date” means (a) with respect to any Revolving Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Revolving Lenders shall require; and (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) each date of issuance of such Letter of Credit, (ii) each date of an amendment of such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the applicable L/C Issuer under such Letter of Credit and (iv) such additional dates as the Administrative Agent or the applicable L/C Issuer shall determine.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Committed Revolving Loans to the Borrower pursuant to Section 2.01, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding the Dollar Equivalent of which does not exceed the sum of the Dollar amounts set forth opposite such Lender’s name in the columns entitled “Dollar Tranche Commitment” and “Alternative Currency Commitment” on Schedule 2.01 or in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means, at any time, the Aggregate Revolving Commitments (inclusive of the Alternative Currency Commitments) at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or an outstanding Committed Revolving Loan and, as the context requires, includes the L/C Issuers.

“Revolving Loan” means any extension of credit by a Revolving Lender to a Borrower under the Revolving Credit Facility.

“Revolving Maturity Date” means September 9, 2023 (the “Initial Revolving Maturity Date”), subject to extension in accordance with Section 2.15.

“Revolving Note” means a promissory note made by the Borrowers in favor of a Revolving Lender evidencing Committed Revolving Loans made by such Lender, substantially in the form of Exhibit D-1.

“Sabra Canadian Holdings” has the meaning specified in the introductory paragraph hereto.

“Sabra Senior Notes” means, collectively, the 5.125% senior notes due 2026 originally issued by Care Capital Properties, LP., the Sabra Senior Notes (2013), the Sabra Senior Notes (2019) and any other senior notes or similar instruments from time to time issued by any member of the Consolidated Group (whether prior to, on or after the Restatement Effective Date).

“Sabra Senior Notes (2013)” means the 5.375% senior notes due 2023 issued by the Parent Borrower and Sabra Capital Corporation.

“Sabra Senior Notes (2019)” means the 4.800% senior notes due 2024 issued by the Parent Borrower and Sabra Capital Corporation.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in any other currency, same day or other funds as may be determined by the Administrative Agent or an L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant currency.

“Sanction(s)” means, with respect to any Person, any economic sanction administered or enforced by the United States government (including, without limitation, OFAC), the Canadian government, the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (b) (i) an agency of the government of a Designated Jurisdiction, (ii) an organization controlled by a Designated Jurisdiction, or (iii) a Person resident in a Designated Jurisdiction, to the extent subject to a sanctions program administered by OFAC or (c) any Person or Persons owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(c).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Debt” means, as to any Person, Indebtedness of such Person that is secured by a Lien on assets owned or leased by such Person; provided that in no event shall the Obligations constitute “Secured Debt” as a result of any security interest granted to the Administrative Agent or any L/C Issuer, solely in any Cash Collateral or any account or other property, including proceeds thereof, established for the purpose of securing obligations in respect of Letters of Credit, exchange rate fluctuations or otherwise to the extent required pursuant to Section 2.17.

“Significant Acquisition” means, the REIT Guarantor’s acquisition, directly or through a Subsidiary, pursuant to one transaction or a series of related transactions occurring within the same fiscal quarter of the REIT Guarantor, of one or more entities or property portfolios with total assets of at least $200,000,000.

“Social Security Act” means the Social Security Act of 1965.

“SOFR” has the meaning specified in Section 3.03(c).

“SOFR-Based Rate” has the meaning specified in Section 3.03(c).

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Jurisdictions” means Canada, the United Kingdom, Germany, Switzerland and such other countries as proposed by the Parent Borrower and approved by the Required Lenders.

“Specified Loan Party” has the meaning specified in Section 11.09.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the applicable L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided, further that the applicable L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity the accounts of which are consolidated with the accounts of such Person in the Person’s consolidated financial statements prepared in accordance with GAAP. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the REIT Guarantor.

“Subsidiary Guarantor” means, (a) each Domestic Subsidiary (other than Sabra Canadian Holdings), if any, that is not at such time an Excluded Subsidiary and is a borrower or guarantor of, or otherwise has a payment obligation in respect of, any Unsecured Debt, (b) each Intermediate Subsidiary Guarantor and (c) any Foreign Subsidiary that is required to become a Guarantor pursuant to Section 6.14(b)(ii), unless, in each case under clauses (a) through (c), released in accordance with the terms of this Agreement or otherwise with the consent of the Administrative Agent and Required Lenders

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any Master Agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swiss Franc” means the lawful currency of Switzerland.

“Syndication Agents” means Citizens, Credit Agricole CIB and Wells Fargo Bank, each in its capacity as a Co-Syndication Agent.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) any similar off-balance sheet financing product that is considered borrowed money indebtedness for tax purposes but classified as an operating lease under GAAP.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant” means any Person who is a lessee with respect to any lease held by a Consolidated Party as lessor or as an assignee of the lessor thereunder.

“Term A-1 Borrowing” means a borrowing consisting of simultaneous Term A-1 Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term A-1 Lenders pursuant to Section 2.01(b)(i).

“Term A-1 Commitment” means, as to each Lender, its obligation to make Term A-1 Loans to the Borrowers pursuant to Section 2.01(b)(i) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term A-1 Commitment” or opposite such caption in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term A-1 Facility” means, at any time, the aggregate principal amount of the Term A-1 Loans of all Term A-1 Lenders outstanding at such time. The Term A-1 Facility on the Restatement Effective Date is $250,000,000.

“Term A-1 Lender” means at any time any Lender that holds Term A-1 Loans at such time.

“Term A-1 Loan” means an advance made by any Term A-1 Lender under the Term A-1 Facility.

“Term A-1 Maturity Date” means September 9, 2022.

“Term A-1 Note” means a promissory note made by the Borrowers in favor of a Term A-1 Lender evidencing Term A-1 Loans made by such Term A-1 Lender, substantially in the form of Exhibit D-2.

“Term A-2 Borrowing” means a borrowing consisting of simultaneous Term A-2 Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term A-2 Lenders pursuant to Section 2.01(c)(i).

“Term A-2 Commitment” means, as to each Lender, its obligation to make Term A-2 Loans to the Borrowers pursuant to Section 2.01(c)(i) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term A-2 Commitment” or opposite such caption in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term A-2 Facility” means, at any time, the aggregate principal amount of the Term A-2 Loans of all Term A-2 Lenders outstanding at such time. The Term A-2 Facility on the Restatement Effective Date is $350,000,000.

“Term A-2 Lender” means, at any time, any Lender that holds Term A-2 Loans at such time.

“Term A-2 Loan” means an advance made by any Term A-2 Lender under the Term A-2 Facility.

“Term A-2 Maturity Date” means September 9, 2023.

“Term A-2 Note” means a promissory note made by the Borrowers in favor of a Term A-2 Lender, evidencing Term A-2 Loans made by such Term A-2 Lender, substantially in the form of Exhibit D-3.

“Term A-3 Borrowing” means a borrowing consisting of simultaneous Term A-3 Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term A-3 Lenders pursuant to Section 2.01(d)(i).

“Term A-3 Commitment” means, as to each Lender, its obligation to make Term A-3 Loans to the Borrowers pursuant to Section 2.01(d)(i) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term A-3 Commitment” or opposite such caption in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term A-3 Facility” means, at any time, the aggregate principal amount of the Term A-3 Loans of all Term A-3 Lenders outstanding at such time. The Term A-3 Facility on the Restatement Effective Date is $500,000,000.

“Term A-3 Lender” means at any time any Lender that holds Term A-3 Loans at such time.

“Term A-3 Loan” means an advance made by any Term A-3 Lender under the Term A-3 Facility.

“Term A-3 Maturity Date” means September 9, 2024.

“Term A-3 Note” means a promissory note made by the Borrowers in favor of a Term A-3 Lender evidencing Term A-3 Loans made by such Term A-3 Lender, substantially in the form of Exhibit D-4.

“Term Borrowing” means a Term A-1 Borrowing, a Term A-2 Borrowing, a Term A-3 Borrowing or a CAD Term Borrowing.

“Term Commitment” means a Term A-1 Commitment, a Term A-2 Commitment, a Term A-3 Commitment or a CAD Term Commitment.

“Term Lender” means a Term A-1 Lender, a Term A-2 Lender, a Term A-3 Lender or a CAD Term Lender.

“Term Loan” means a Term A-1 Loan, a Term A-2 Loan, a Term A-3 Loan or a CAD Term Loan.

“Term SOFR” has the meaning specified in Section 3.03(c).

“Threshold Amount” means (a) with respect to Material Recourse Indebtedness, $50,000,000, (b) with respect to Material Non-Recourse Indebtedness, $100,000,000, (c) with respect to the Swap Termination Value owed by a Credit Party or any Subsidiary, $50,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Committed Revolving Loans and all L/C Obligations.

“Tranche” means, with respect to a Committed Revolving Loan, its character as a Dollar Tranche Loan or an Alternative Currency Tranche Loan.

“Tranche Required Lenders” means, as of any date of determination, with respect to matters relating to Alternative Currency Commitments and Alternative Currency Tranche Loans only or Dollar Tranche Commitments (including the purchase of participations in L/C Obligations) and Dollar Tranche Loans only, (a) Revolving Lenders having more than fifty percent (50%) of the aggregate amount of all Alternative Currency Commitments or all Dollar Tranche Commitments, as the case may be, at such time or (b) if the commitment of each Revolving Lender to make Revolving Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Revolving Lenders holding in the aggregate more than fifty percent (50%) of the Total Revolving Outstandings of such Tranche (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Lender for purposes of this definition); provided that any Alternative Currency Commitment or Dollar Tranche Commitment, as applicable, of, and the portion of the Total Revolving Outstandings (including risk participations in Letters of Credit) held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Tranche Required Lenders.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services or products, including deposit accounts, overnight draft, credit, purchasing or debit cards, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and products and other cash management services and products.

“Treasury Management Lender” means any Person that, at the time it enters into a Treasury Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Treasury Management Agreement.

“Type” means, with respect to a Committed Revolving Loan, Term A-1 Loan, Term A-2 Loan, Term A-3 Loan or CAD Term Loan, its character as a Base Rate Loan, a LIBOR Floating Rate Loan or a Eurocurrency Rate Loan.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“Unconsolidated Affiliate” means any Person (a) in which any Consolidated Party, directly or indirectly, holds an Equity Interest, which investment is accounted for in the consolidated financial statements of the Consolidated Group on an equity basis of accounting and (b) whose financial results are not consolidated with the financial results of the Consolidated Group under GAAP.

“Unencumbered Asset Value” means, with respect to the Consolidated Group at any time, the sum (without duplication) of the following:

(a)    for each Unencumbered Property (other than any Repositioned Property) owned or ground leased for the entire four (4) fiscal quarter period ended on or prior to the date of determination, an amount equal to (i) Unencumbered NOI derived from such Unencumbered Property for the fiscal quarter most recently ended on or prior to such date of determination (calculated on a pro forma basis in the event that such Unencumbered Property was vacant for any portion of such fiscal quarter based on the assumption that such Property was leased as of the first day of such fiscal quarter at the applicable Lease Rate), multiplied by four, divided by (ii) the Capitalization Rate for such Unencumbered Property;

(b)    for each Unencumbered Property that is a Repositioned Property owned or ground leased for the entire four (4) fiscal quarter period ended on or prior to the date of determination, an amount equal to the undepreciated GAAP book value of such Repositioned Property (after any impairments);

(c)    for each Unencumbered Property acquired during the four (4) fiscal quarter period ended on or prior to the date of determination, an amount equal to the acquisition price paid for such Unencumbered Property;

(d)    the aggregate amount of all unrestricted cash and cash equivalents (which, for purposes of this definition, shall include Eligible Cash 1031 Proceeds) as of the end of the fiscal quarter most recently ended on or prior to such date of determination (excluding any such unrestricted cash and cash equivalents and escrow and other deposits deducted from the calculation of Consolidated Secured Debt to determine the Consolidated Secured Debt Leverage Ratio as of the last day of such fiscal quarter); and

(e)    the book value of unencumbered Qualified Mortgage Loan Receivables (after any impairments);

provided that (i) not more than twenty percent (20%) of Unencumbered Asset Value at any time may be in respect of Unencumbered Properties located in Specified Jurisdictions, with any excess over such limit being excluded from Unencumbered Asset Value, (ii) not more than fifteen percent (15%) of Unencumbered Asset Value at any time may be in respect of Unencumbered Properties that are subject to Eligible Ground Leases (rather than wholly-owned in fee simple), with any excess over such limit being excluded from Unencumbered Asset Value, (iii) not more than eight percent (8%) of Unencumbered Asset Value at any time may be in respect of Unencumbered Properties that are Repositioned Properties, with any excess over such limit being excluded from Unencumbered Asset Value, and (iv) when calculating Unencumbered Asset Value, the aggregate amount of Qualified Mortgage Loan Receivables attributable to second mortgages or second deeds of trust added pursuant to clause (e) of this definition shall not exceed $250,000,000.

“Unencumbered NOI” means, for any period, NOI from all Unencumbered Properties for such period.

“Unencumbered Property” means, at any time any Property that satisfies all of the Unencumbered Property Criteria at such time.

“Unencumbered Property Criteria” means, with respect to any Property, the following criteria:

(a)    The Property is a Healthcare Facility located in the United States or a Specified Jurisdiction.

(b)    The Property is wholly-owned in fee simple directly by, or is ground leased pursuant to an Eligible Ground Lease directly by, a wholly-owned direct or indirect Subsidiary of the Parent Borrower (such Subsidiary of the Parent Borrower that directly owns or ground leases such Property being referred to herein as the “Direct Owner”).

(c)    Each Subsidiary of the Parent Borrower that owns an Equity Interest in the Direct Owner of such Property (whether directly or through ownership of Equity Interests in other Subsidiaries) (each an “Indirect Owner”), is a wholly-owned direct or indirect Subsidiary of the Parent Borrower.

(d)    Each Domestic Subsidiary that is the Direct Owner of such Property or an Indirect Owner of such Direct Owner and is a borrower or guarantor of, or otherwise has a payment obligation in respect of, any Unsecured Debt is a Subsidiary Guarantor.

(e)    If the Property is located in the United States, the Direct Owner of such Property and each Indirect Owner of such Direct Owner is a Domestic Subsidiary.

(f)    The Equity Interests of the Direct Owner of such Property and each Indirect Owner of such Direct Owner (or the right to any income therefrom) are not subject to any Lien or Negative Pledge (other than as expressly permitted under Section 7.01).

(g)    The Property (or the right to any income therefrom) is not subject to any ground lease (other than an Eligible Ground Lease), Lien or Negative Pledge (other than as expressly permitted under Section 7.01).

(h)    The Property does not have any title, survey, environmental, structural, architectural or other defects that would interfere in any material respect with the profitable operation of such Property as a Healthcare Facility and is not subject to any condemnation or similar proceeding (excluding any such condemnation or similar proceeding relating to a de minimus portion of the Property that is immaterial to the profitable operation of such Property as a Healthcare Facility).

(i)    Neither the Direct Owner of such Property nor any Indirect Owner of such Direct Owner is subject to any proceedings under any Debtor Relief Law.

(j)    Neither the Direct Owner of such Property nor any Indirect Owner of such Direct Owner is a borrower or guarantor of, or otherwise obligated in respect of, any Indebtedness for borrowed money (other than (x) Indebtedness under the Facilities and (y) other Unsecured Debt so long as such Direct Owner and/or Indirect Owner is also a Subsidiary Guarantor and (z) in the case of an Indirect Owner, unsecured guarantees of Non-Recourse Indebtedness of a Subsidiary thereof for which recourse to such Indirect Owner is contractually limited to liability for Customary Recourse Carveouts).

(k)    The Property is leased pursuant to a Facility Lease, and (i) in the case of a Facility Lease described in clause (i) of the definition of Facility Lease, the Tenant under such Facility Lease is not delinquent sixty (60) days or more in rent payments and (ii) in the case of a Facility Lease described in clause (ii) of the definition of Facility Lease, (x) the taxable real estate investment trust subsidiary of the REIT Guarantor party to such Facility Lease as lessee is not delinquent sixty (60) days or more in rent payments and (y) not more than 10% of the residents of such Healthcare Facility are delinquent sixty (60) days or more in rent payments under their leases or other residency agreements constituting Facility Leases.

(l)    The Property either is occupied or is available to be occupied.

(m)    The operator with respect to such Property has all necessary material qualifications from any applicable Governmental Authority to the extent required pursuant to the applicable Facility Lease with respect to such Property.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(b)(v).

“Unsecured Debt” means, as to any Person, Indebtedness of such Person that is not Secured Debt.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Wells Fargo Bank” has the meaning specified in the introductory paragraph hereto.

“Wholly Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person of which one hundred percent (100%) of the outstanding shares of stock or other equity interests are owned and Controlled, directly or indirectly, by such Person. For purposes hereof, the Parent Borrower and its Wholly Owned Subsidiaries shall be deemed to be Wholly Owned Subsidiaries of the REIT Guarantor. Unless otherwise specified, all references herein to a “Wholly Owned Subsidiary” or to “Wholly Owned Subsidiaries” shall refer to a Wholly Owned Subsidiary or Wholly Owned Subsidiaries of the REIT Guarantor.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02    Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)    Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03    Accounting Terms; Pro Forma Calculations.

(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Consolidated Group shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b)    Changes in GAAP. The Parent Borrower will provide a written summary of material changes in GAAP or in the consistent application thereof with each annual and quarterly Compliance

Certificate delivered in accordance with Section 6.02(a). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Parent Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)    Pro Forma Basis. Determinations of the calculation of and compliance with the Consolidated Fixed Charge Coverage Ratio, and Consolidated Unsecured Interest Coverage Ratio financial covenants hereunder shall be made on a Pro Forma Basis.

1.04    Rounding.

Any financial ratios required to be maintained by the Credit Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05    Exchange Rates; Currency Equivalents.

(a)    The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalents and/or Alternative Currency Equivalents of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies or Dollars. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be its Dollar Equivalent as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b)    Wherever in this Agreement in connection with a Committed Borrowing, Term Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Borrowing, Term Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

1.06    Additional Alternative Currencies.

(a)    The Borrowers may from time to time request that Revolving Loans to be made as Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Revolving Loans as Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and each Alternative Currency Tranche Lender; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable L/C Issuer issuing such Letter of Credit.

(b)    Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Credit Extension (or such other time or date (but not less than eleven (11) Business Days prior) as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable L/C Issuer, in its sole discretion). In the case of any such request pertaining to Revolving Loans to be made as Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Alternative Currency Tranche Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify each L/C Issuer thereof. Each Alternative Currency Tranche Lender (in the case of any such request pertaining to Revolving Loans to be made as Eurocurrency Rate Loans) or the applicable L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of such Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)    Any failure by an Alternative Currency Tranche Lender or an L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or L/C Issuer, as the case may be, to permit Revolving Loans to be made as Eurocurrency Rate Loans, or Letters of Credit to be issued, in such requested currency. If the Administrative Agent and the Alternative Currency Tranche Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Borrowers and the Alternative Currency Tranche Lenders and such currency shall thereupon be deemed to be an Alternative Currency hereunder for all purposes with respect to Committed Borrowings of Eurocurrency Rate Loans made by Alternative Currency Tranche Lenders; and if the Administrative Agent and any L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrowers and the Revolving Lenders and such currency shall thereupon be deemed to be an Alternative Currency hereunder for all purposes with respect to Letters of Credit issued solely by such L/C Issuer. If the Administrative Agent shall fail to obtain consent from any Alternative Currency Tranche Lender to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Borrowers and the Alternative Currency Tranche Lenders.

1.07    Change of Currency.

(a)    Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.

(b)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)    Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to such change in currency.

1.08    Times of Day; Rates.

(a)    Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

(b)    The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the establishment of the rates described in the definitions of “Eurocurrency Rate” or “LIBOR Daily Floating Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any LIBOR Successor Rate) or the effect of any of the foregoing, or of any LIBOR Successor Rate Conforming Changes.

1.09    Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit at any given time shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all increases that are scheduled to occur at any time thereafter (notwithstanding that such maximum stated amount is not in effect at such time), determined without regard to whether any conditions to drawing could be met at that time.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01    Commitments.

(a)    Committed Revolving Loans.

(i)    Dollar Tranche Loans. Subject to the terms and conditions set forth herein, each Dollar Tranche Lender severally agrees to make revolving loans (each such loan, a “Dollar Tranche Loan”) to the Borrowers in Dollars on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s Dollar Tranche Commitment; provided, however, that after giving effect to any Committed Borrowing of Dollar Tranche Loans, (w) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (x) the aggregate Outstanding Amount of the Dollar Tranche Loans, plus the Outstanding Amount of all L/C Obligations shall not exceed the aggregate amount of all Dollar Tranche Commitments, (y) the aggregate Outstanding Amount of the Committed

Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Revolving Lender’s Revolving Commitment and (z) the aggregate Outstanding Amount of the Dollar Tranche Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Revolving Lender’s Dollar Tranche Commitment. Within the limits of each Revolving Lender’s Dollar Tranche Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.06, and reborrow under this Section 2.01. Dollar Tranche Loans may be Base Rate Loans, LIBOR Floating Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(ii)    Alternative Currency Tranche Loans. Subject to the terms and conditions set forth herein, each Alternative Currency Tranche Lender severally agrees to make revolving loans (each such loan, an “Alternative Currency Tranche Loan”) to the Borrowers in Dollars or in an Alternative Currency on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s Alternative Currency Commitment; provided, however, that after giving effect to any Committed Borrowing of Alternative Currency Tranche Loans, (w) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (x) the aggregate Outstanding Amount of Alternative Currency Tranche Loans shall not exceed the aggregate amount of all Alternative Currency Commitments, (y) the aggregate Outstanding Amount of the Committed Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Revolving Lender’s Revolving Commitment, and (z) the aggregate Outstanding Amount of all Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.06, and reborrow under this Section 2.01. Alternative Currency Tranche Loans may be Base Rate Loans, LIBOR Floating Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b)    Term A-1 Loans.

(i)    Subject to the terms and conditions set forth herein, each Term A-1 Lender severally agrees to make a single loan to the Borrowers on the Restatement Effective Date in Dollars in an amount not to exceed such Term A-1 Lender’s Term A-1 Commitment.

(ii)    Any Loans made under this Section 2.01(b) and repaid or prepaid may not be reborrowed. Term A-1 Loans may be Base Rate Loans, LIBOR Floating Rate Loans or Eurocurrency Rate Loans, as further provided herein. Notwithstanding anything to the contrary contained herein, each Term A-1 Lender may, at its option, fulfill its obligations to make any Term A-1 Loan available to the Borrowers by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that the exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c)    Term A-2 Loans.

(i)    Subject to the terms and conditions set forth herein, each Term A-2 Lender severally agrees to make a single loan to the Borrowers on the Restatement Effective Date in Dollars in an amount not to exceed such Term A-2 Lender’s Term A-2 Commitment.

(ii)    Any Loans made under this Section 2.01(c) and repaid or prepaid may not be reborrowed. Term A-2 Loans may be Base Rate Loans, LIBOR Floating Rate Loans or Eurocurrency Rate Loans, as further provided herein. Notwithstanding anything to the contrary contained herein, each Term A-2 Lender may, at its option, fulfill its obligations to make any Term A-2 Loan available to the Borrowers by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that the exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(d)    Term A-3 Loans.

(i)    Subject to the terms and conditions set forth herein, each Term A-3 Lender severally agrees to make a single loan to the Borrowers on the Restatement Effective Date in Dollars in an amount not to exceed such Term A-3 Lender’s Term A-3 Commitment.

(ii)    Any Loans made under this Section 2.01(d) and repaid or prepaid may not be reborrowed. Term A-3 Loans may be Base Rate Loans, LIBOR Floating Rate Loans or Eurocurrency Rate Loans, as further provided herein. Notwithstanding anything to the contrary contained herein, each Term A-3 Lender may, at its option, fulfill its obligations to make any Term A-3 Loan available to the Borrowers by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that the exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(e)    CAD Term Loans.

(i)    Subject to the terms and conditions set forth herein, each CAD Term Lender severally agrees to make a single loan to the Borrowers on the Restatement Effective Date in Canadian Dollars in an amount not to exceed such CAD Term Lender’s CAD Term Commitment.

(ii)    Any Loans made under this Section 2.01(e) and repaid or prepaid may not be reborrowed. CAD Term Loans may only be made as Eurocurrency Rate Loans, as further provided herein. Notwithstanding anything to the contrary contained herein, each CAD Term Lender may, at its option, fulfill its obligations to make any CAD Term Loan available to the Borrowers by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that the exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

2.02    Borrowings, Conversions and Continuations of Loans.

(a)    Each Committed Borrowing, each Term Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Parent Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Committed Loan Notice. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Loans or LIBOR Floating Rate Loans or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans or LIBOR Floating Rate Loans. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a minimum principal amount the Dollar Equivalent of which is $1,000,000. Except as provided in Section 2.03(b), each Borrowing of or conversion to Base Rate Loans or LIBOR Floating Rate Loans shall be in a minimum principal amount the Dollar Equivalent of which is $500,000.

Each Committed Loan Notice shall specify (i) whether the applicable request is with respect to a Committed Borrowing, a Term A-1 Borrowing, a Term A-2 Borrowing, a Term A-3 Borrowing, a CAD Term Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type and Class of Loans to be borrowed or continued or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the Tranche and currency of any Committed Revolving Loans to be borrowed or continued. If the Parent Borrower fails to specify a currency in a Committed Loan Notice requesting a Committed Borrowing, then the Committed Revolving Loans so requested shall be made in Dollars. If the Parent Borrower requests a Revolving Loan but fails to specify a Tranche in any Committed Loan Notice, then the applicable Loans shall be made as Dollar Tranche Loans if the request specifies Dollars (or does not specify a currency), and as Alternative Currency Tranche Loans if the request specifies an Alternative Currency or if no unused Dollar Tranche Commitments exist. If the Parent Borrower fails to specify a Type of Loan in a Committed Loan Notice with respect to a Committed Borrowing or if the Parent Borrower fails to give a timely notice requesting a conversion or continuation of Revolving Loans, then the applicable Loans shall be made as, or continued as, LIBOR Floating Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Committed Revolving Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. If the Parent Borrower fails to specify a Type of Loan in a Committed Loan Notice with respect to a Term Borrowing or if the Parent Borrower fails to give a timely notice requesting a conversion or continuation of a Term Borrowing, then the applicable Loans shall be made as, or continued as, LIBOR Floating Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Term Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to LIBOR Floating Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Parent Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency or in a different Tranche, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency or reborrowed in a different Tranche to the extent permitted herein.

(b)    Following receipt of a Committed Loan Notice requesting a Committed Borrowing, the Administrative Agent shall promptly notify each applicable Lender of the amount (and currency) of its Applicable Percentage of the applicable Committed Revolving Loans. Following receipt of a Committed Loan Notice requesting a Committed Borrowing denominated in an Alternative Currency, the Administrative Agent shall on or prior to the next following Business Day notify (i) each Alternative Currency Tranche Lender of both the Dollar Equivalent and the Alternative Currency Equivalent of its Applicable Percentage of such Committed Borrowing, and (ii) all Alternative Currency Tranche Lenders and the Borrowers of the aggregate Alternative Currency Equivalent and the Dollar Equivalent of such Committed Borrowing and the applicable Spot Rate used by the Administrative Agent to determine such Dollar Equivalent and Alternative Currency Equivalent. If no timely notice of a conversion or continuation is provided by the Parent Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to LIBOR Floating Rate Loans or continuation of Committed

Revolving Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection.

In the case of a Borrowing, each applicable Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds for the applicable currency at the Administrative Agent’s Office not later than 2:00 p.m., in the case of any Committed Revolving Loan denominated in Dollars, any Term A-1 Borrowing, Term A-2 Borrowing or any Term A-3 Borrowing, and not later than the Applicable Time specified by the Administrative Agent in the case of any Committed Revolving Loan in an Alternative Currency or any CAD Term Borrowing, in each case on the Business Day specified in the applicable Committed Loan Notice. In any event, a Revolving Lender or CAD Term Lender may cause an Affiliate to fund or make the amount of its Loan available in accordance with the foregoing provisions. Upon satisfaction or waiver of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrowers on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Parent Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to a Committed Borrowing denominated in Dollars is received by the Administrative Agent, there are L/C Borrowings outstanding, then the proceeds of such Committed Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the Borrowers as provided above.

(c)    Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default or Event of Default, (i) no Loan (other than a CAD Term Loan) may be requested as, converted to or continued as a Eurocurrency Rate Loan (whether in Dollars or any Alternative Currency) if the Required Lenders shall have prohibited the same in writing to the Administrative Agent and (ii) at the request of the Required Lenders, any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency shall be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d)    The Administrative Agent shall promptly notify the Borrowers and the applicable Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e)    After giving effect to all Committed Borrowings, all Term A-1 Borrowings, all Term A-2 Borrowings, all Term A-3 Borrowings, all CAD Term Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than fifteen (15) Interest Periods in effect with respect to all Loans.

2.03    Letters of Credit.

(a)    The Letter of Credit Commitment.

(i)    Subject to the terms and conditions set forth herein, (A) in reliance upon the agreements of the Dollar Tranche Lenders set forth in this Section 2.03, (1) each L/C Issuer agrees, from time to time on any Business Day during the period from the Restatement Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars and, solely in the case of Bank of America, denominated in Canadian Dollars, in each case, for the account of either Borrower or any of their respective Subsidiaries, and to amend Letters of Credit previously issued by such L/C Issuer, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit issued by such L/C Issuer; and (B) the Dollar Tranche Lenders severally agree to participate in Letters of Credit issued for the account of either Borrower or any of their respective Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the Outstanding Amount of the Dollar Tranche Loans of any Revolving Lender plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Revolving Lender’s Dollar Tranche Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Parent Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Parent Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the ability of the Borrowers to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)    No L/C Issuer shall issue any Letter of Credit, if:

(A)    subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance, unless the Required Revolving Lenders have approved such expiry date; or

(B)    the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all of the Dollar Tranche Lenders have approved such expiry date; provided that a Letter of Credit may expire up to one year beyond the Letter of Credit Expiration Date so long as the Borrowers Cash Collateralize one hundred five percent (105%) of the face amount of such Letter of Credit no later than thirty (30) days prior to the Letter of Credit Expiration Date.

(iii)    No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Restatement Effective Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense (for which such L/C Issuer is not otherwise compensated hereunder) that was not applicable on the Restatement Effective Date and that such L/C Issuer in good faith deems material to it;

(B)    the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)    except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D)    except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or, in the case of Bank of America, Canadian Dollars;

(E)    such L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(F)    such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

(G)    such Letter of Credit is denominated in Canadian Dollars and is required for any reason to be issued by a foreign branch or foreign Affiliate of such L/C Issuer or from a Lending Office located outside of the United States;

(H)    any Revolving Lender is at such time a Defaulting Lender hereunder, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to such L/C Issuer (in its sole discretion) with the Borrowers or such Defaulting Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to such Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which such L/C Issuer has Fronting Exposure, as it may elect in its sole discretion; or

(I)    after giving effect to any L/C Credit Extension with respect to such Letter of Credit, the L/C Obligations with respect to all Letters of Credit issued by such L/C Issuer would exceed 25% of the Letter of Credit Sublimit; provided that, subject to the limitations set forth in the proviso to Section 2.03(a)(i), any L/C Issuer in its sole discretion may issue Letters of Credit in excess of 25% of the Letter of Credit Sublimit.

(iv)    No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)    No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)    Each L/C Issuer shall act on behalf of the Dollar Tranche Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuers with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuers.

(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Parent Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent)

in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Parent Borrower or the REIT Guarantor. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least three (3) Business Days (or such shorter period as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the applicable L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable L/C Issuer may reasonably require. Additionally, the Borrowers shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may reasonably require. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of Letter of Credit Application or other agreement submitted by the Parent Borrower to, or entered into by the Parent Borrower with, an L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(ii)    Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrowers and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless an L/C Issuer has received written notice from any Dollar Tranche Lender, the Administrative Agent or the Parent Borrower, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall (and shall not, if it has received such a notice), on the requested date, issue a Letter of Credit for the account of the applicable Person or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Dollar Tranche Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Dollar Tranche Lender’s Applicable Percentage times the Dollar Equivalent of the amount of such Letter of Credit.

(iii)    If the Parent Borrower so requests in a Letter of Credit Application, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a date (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon by the Parent Borrower and such L/C Issuer at the time such Letter of Credit is issued. Unless otherwise directed by an L/C Issuer, the Parent Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Dollar Tranche Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date (except as set forth in Section 2.03(a)(ii)(B)); provided, however, that no L/C Issuer shall permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Tranche Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Dollar Tranche Lender or a Credit Party that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Parent Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(v)    Upon examination and determination of compliance with Letter of Credit terms and conditions of documents presented by the beneficiary for payment under any Letter of Credit (which examination and determination shall not be unreasonably delayed), the applicable L/C Issuer shall promptly notify the Parent Borrower and the Administrative Agent thereof (such notification provided by the L/C Issuer to the Borrowers and the Administrative Agent being referred to herein as an “L/C Draw Notice”). In the case of a Letter of Credit denominated in an Alternative Currency, the Borrowers shall reimburse the applicable L/C Issuer in such Alternative Currency, unless (A) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Parent Borrower shall have notified the applicable L/C Issuer promptly following receipt of the notice of drawing that the Borrowers will reimburse the applicable L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable L/C Issuer shall notify the Parent Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. If an L/C Draw Notice with respect to a Letter of Credit is received by the Parent Borrower (x) on or prior to 11:00 a.m. on the date of any payment by an L/C Issuer under a Letter of Credit issued by it to be reimbursed in Dollars, or the Applicable Time on the date of any payment by an L/C Issuer under a Letter of Credit issued by it to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), then, not later than 1:00 p.m. on the Honor Date, the Borrowers shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency or (y) after 11:00 a.m. or the Applicable Time, as the case may be, on the Honor Date, then, not later than 11:00 a.m. on the first Business Day following the Honor Date, the Borrowers shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency (such date on which the Borrowers, pursuant to clauses (x) and (y) of this sentence, are required to reimburse the L/C Issuer for a drawing under a Letter of Credit is referred to herein as the “L/C Reimbursement Date”); provided, however, that if the L/C Reimbursement Date for a drawing under a Letter of Credit is the Business Day following the Honor Date pursuant to clause (y) of this sentence, the Unreimbursed Amount shall accrue interest from and including the Honor Date until such time as the L/C Issuer is reimbursed in full therefor (whether through payment by the Borrowers and/or through a Committed Revolving Loan or L/C Borrowing made in accordance with Section 2.03(b)(vi) or (vii)) at a rate equal to (A) for the period from and including the Honor Date to but excluding the first Business Day to occur thereafter, the rate of interest then applicable to a Revolving Credit Loan that is a Base Rate Loan and (B) thereafter, at the Default Rate applicable to a Revolving Credit Loan that is a Base Rate Loan. Interest accruing on the Unreimbursed Amount pursuant to the proviso to the immediately preceding sentence shall be payable by the Borrower upon demand to the Administrative Agent, solely for the account of the L/C Issuer. If the Borrowers fail to so reimburse the applicable L/C Issuer within the time frames specified in clause (x) or (y) above, as applicable, the Administrative Agent shall promptly notify each Dollar Tranche Lender of the Honor Date, the L/C Reimbursement Date (if different from the Honor Date), the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Dollar Tranche Lender’s Applicable Percentage thereof. In such event, the Borrowers shall be deemed to have requested a Committed Borrowing of Base Rate Committed Revolving Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Committed Revolving Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(b)(v) may be given by telephone if promptly confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(vi)    Each Dollar Tranche Lender shall upon any notice pursuant to Section 2.03(b)(v) make funds available to the Administrative Agent (and the Administrative Agent may apply Cash Collateral that has been provided for such purpose) for the account of the applicable L/C Issuer at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Dollar Equivalent of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(b)(vii), each Dollar Tranche Lender that so makes funds available shall be deemed to have made a Base Rate Committed Revolving Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in Dollars and such funds shall be applied to reimburse the L/C Issuer for the applicable draw under the applicable Letter of Credit.

(vii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Committed Revolving Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Dollar Tranche Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(b)(vi) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Dollar Tranche Lender in satisfaction of its participation obligation under this Section 2.03.

(viii)    Until each Dollar Tranche Lender funds its Committed Revolving Loan or L/C Advance pursuant to this Section 2.03(b) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit issued by it, interest in respect of such Dollar Tranche Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.

(ix)    Each Dollar Tranche Lender’s obligation to make Committed Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit issued by it, as contemplated by this Section 2.03(b), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Credit Parties, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Dollar Tranche Lender’s obligation to make Committed Revolving Loans pursuant to this Section 2.03(b) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit issued by it, together with interest as provided herein.

(x)    If any Dollar Tranche Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(b) by the time specified in Section 2.03(b)(vi), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid (excluding such interest and fees) shall constitute such Lender’s Committed Revolving Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Dollar Tranche Lender (through the Administrative Agent) with respect to any amounts owing under this clause (x) shall be conclusive absent manifest error.

(c)    Repayment of Participations.

(i)    At any time after an L/C Issuer has made a payment under any Letter of Credit issued by it and has received from any Dollar Tranche Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(b), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from a Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Dollar Tranche Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.

(ii)    If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(b)(v) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by an L/C Issuer in its discretion), each Dollar Tranche Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Dollar Tranche Lenders under this clause (c)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(d)    Obligations Absolute. The obligation of the Borrowers to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document, or any term or provision herein or therein;

(ii)    the existence of any claim, counterclaim, setoff, defense or other right that either Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)    waiver by the applicable L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Borrower or any waiver by the applicable L/C Issuer which does not in fact materially prejudice the Borrower;

(v)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)    any payment made by the applicable L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii)    any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii)    any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to any Credit Party or any Subsidiary or in the relevant currency markets generally; or

(ix)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Credit Party or any Subsidiary.

The Parent Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Parent Borrower’s instructions or other irregularity, the Parent Borrower will promptly notify the applicable L/C Issuer. The Parent Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(e)    Role of L/C Issuer. Each Dollar Tranche Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Dollar Tranche Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Dollar Tranche Lenders or the Tranche Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude either Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(d); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against an L/C Issuer, and an L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers that the Borrowers prove were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit issued by it after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit, except where any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms have enjoined or restrained, or purported to enjoin or restrain, such L/C Issuer from making such payment, or such L/C Issuer’s payment under any Letter of Credit issued by it without presentation to it of a draft, certificates and/or other documents that substantially comply with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, any L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Any L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(f)    Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the applicable L/C Issuer and the Parent Borrower when a Letter of Credit is issued by any L/C Issuer, the rules of the ISP shall apply to such Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to either Borrower for, and no L/C Issuer’s rights and remedies against either Borrower shall be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(g)    Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Dollar Tranche Lender in accordance with its Applicable Percentage in Dollars a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral reasonably satisfactory to the applicable L/C Issuer pursuant to Section 2.03(a)(iii) shall be payable, to the maximum extent permitted by applicable Law, to the other Dollar Tranche Lenders in accordance with the upward adjustments, if any, in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.18(a)(iv), with the balance of such fee, if any, retained by the Borrowers, if they have provided Cash Collateral in respect of such Defaulting Lender’s Fronting Exposure, or if the Borrowers have not provided Cash Collateral in respect of such Fronting Exposure, payable to such L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each calendar quarter, commencing with the first such date to occur after the issuance of such Letter of Credit, on the expiry date of such Letter of Credit and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Tranche Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(h)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrowers shall pay directly to each L/C Issuer for its own account, in Dollars, a fronting fee per annum with respect to each Letter of Credit issued by such L/C Issuer at a rate equal to the greater of (i) 0.125% per annum and (ii) $500 per annum, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. The amount of such fronting fees shall be determined on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each calendar quarter, commencing with the first such date to occur after the issuance of such Letter of Credit, on the expiry date of such Letter of Credit and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Borrowers shall pay directly to the applicable L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit issued by it as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(i)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(j)    Letters of Credit Issued for Other Credit Parties or Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of a Subsidiary of either Borrower, the Borrowers shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries of either Borrower inures to its benefit, and that its business derives substantial benefits from the businesses of such Subsidiaries.

(k)    L/C Issuer Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each L/C Issuer shall, in addition to its notification obligations set forth elsewhere in this Section, provide the Administrative Agent with written reports from time to time, as follows:

(i)    reasonably prior to the time that such L/C Issuer issues, amends, renews, increases or extends a Letter of Credit, a written report that includes the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);

(ii)    on each Business Day on which such L/C Issuer makes a payment pursuant to a Letter of Credit, a written report that includes the date and amount of such payment;

(iii)    on any Business Day on which the Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such L/C Issuer on such day, a written report that includes the date of such failure and the amount of such payment;

(iv)    on any other Business Day, a written report that includes such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer; and

(v)    (A) on the last Business Day of each calendar month and (B) on each date that (1) an L/C Credit Extension occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any Letter of Credit issued by such L/C Issuer, a written report that includes the information for every outstanding Letter of Credit issued by such L/C Issuer.

2.04    Reserved.

2.05    Reserved.

2.06    Prepayments.

(a)    The Borrowers may, upon notice by the Parent Borrower to the Administrative Agent, at any time or from time to time, voluntarily prepay Committed Revolving Loans in whole or in part without premium or penalty; provided that (i) such notice must be in a form reasonably acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days (or such shorter period as the Administrative Agent shall agree) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four (4) Business Days (or five (5) Business Days, in the case of prepayment of Loans denominated in Special Notice Currencies) (or such shorter period as the Administrative Agent shall agree) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies and (C) on the date of prepayment of Base Rate Committed Revolving Loans and LIBOR Floating Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a minimum principal amount of $1,000,000; (iii) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount the Dollar Equivalent of which is $500,000; and (iv) any prepayment of Base Rate Committed Revolving Loans or LIBOR Floating Rate Loans shall be in a minimum principal amount of $500,000 or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s), Tranche and currency of Committed Revolving Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each applicable Revolving Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Parent Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, however, that a notice of voluntary prepayment may state that such notice is conditioned upon an event, such as the effectiveness of other credit facilities, the receipt of the proceeds from the issuance of Equity Interests or other Indebtedness or the receipt of the proceeds from a Disposition, in which case such notice of prepayment may be revoked by the Parent Borrower if such condition is not satisfied. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.18, each prepayment made pursuant to this clause (a) shall be made ratably among the Revolving Lenders in accordance with their respective Applicable Percentages of the Committed Revolving Loans.

(b)    [reserved].

(c)    If the Administrative Agent notifies the Parent Borrower at any time that (i) the Total Revolving Outstandings at such time exceed an amount equal to one hundred five percent (105%) of the Aggregate Revolving Commitments then in effect, (ii) the L/C Obligations at such time exceed the Letter of Credit Sublimit then in effect, or (iii) the Outstanding Amount of all Committed Revolving Loans denominated in Alternative Currencies at such time exceeds an amount equal to one hundred five percent (105%) of the Alternative Currency Sublimit then in effect, the Borrowers shall promptly (and in any event within one (1) Business Day or, in the case of the Alternative Currency Sublimit, within five (5) Business Days) prepay the applicable Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce the Total Revolving Outstandings as of such date of payment to an amount not to exceed the Aggregate Revolving Commitments then in effect; provided, however, that, subject to the provisions of Section 2.17(a)(iv), the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(c) unless after the prepayment in full of the Committed Revolving Loans, the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.

(d)    The Borrowers may, upon notice by the Parent Borrower to the Administrative Agent, at any time or from time to time, voluntarily prepay Term A-1 Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days (or such shorter period as the Administrative Agent shall agree) prior to any date of prepayment of Term A-1 Loans that are Eurocurrency Rate Loans or LIBOR Floating Rate Loans and (B) on the date of prepayment of Term A-1 Loans that are Base Rate Loans; (ii) any prepayment of Term A-1 Loans that are Eurocurrency Rate Loans shall be in a minimum principal amount of $1,000,000; and (iii) any prepayment of Term A-1 Loans that are Base Rate Loans or LIBOR Floating Rate Loans shall be in a minimum principal amount of $500,000 or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Term A-1 Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Term A-1 Loans. The Administrative Agent will promptly notify each applicable Term A-1 Lender of its receipt of each such notice, and of the amount of such Term A-1 Lender’s Applicable Percentage of such prepayment. If such notice is given by the Parent Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, however, that a notice of voluntary prepayment may state that such notice is conditioned upon an event, such as the effectiveness of other credit facilities, the receipt of the proceeds from the issuance of Equity Interests or other Indebtedness or the receipt of the proceeds from a Disposition, in which case such notice of prepayment may be revoked by the by the Parent Borrower if such condition is not satisfied. Any prepayment of Term A-1 Loans that are Eurocurrency Rate Loans shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.18, each prepayment made pursuant to this clause (d) shall be made ratably among the applicable Term A-1 Lenders in accordance with their respective Applicable Percentages of the applicable Term A-1 Loans.

(e)    The Borrowers may, upon notice by the Parent Borrower to the Administrative Agent, at any time or from time to time, voluntarily prepay Term A-2 Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days (or such shorter period as the Administrative Agent shall agree) prior to any date of prepayment of Term A-2 Loans that are Eurocurrency Rate Loans and (B) on the date of prepayment of Term A-2 Loans that are Base Rate Loans or LIBOR Floating Rate Loans; (ii) any prepayment of Term A-2 Loans that are Eurocurrency Rate Loans shall be in a minimum principal amount of $1,000,000; and (iii) any prepayment of Term A-2 Loans that are Base Rate Loans or LIBOR Floating Rate Loans shall be in a minimum principal amount of $500,000 or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Term A-2 Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Term A-2 Loans. The Administrative Agent will promptly notify each applicable Term A-2 Lender of its receipt of each such notice, and of the amount of such Term A-2 Lender’s Applicable Percentage of such prepayment. If such notice is given by the Parent Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, however, that a notice of voluntary prepayment may state that such notice is conditioned upon an event, such as the effectiveness of other credit facilities, the receipt of the proceeds from the issuance of Equity Interests or other Indebtedness or the receipt of the proceeds from a Disposition, in which case such notice of prepayment may be revoked by the Borrowers if such condition is not satisfied. Any prepayment of Term A-2 Loans shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.18, each prepayment made pursuant to this clause (e) shall be made ratably among the applicable Term A-2 Lenders in accordance with their respective Applicable Percentages of the applicable Term A-2 Loans.

(f)    The Borrowers may, upon notice by the Parent Borrower to the Administrative Agent, at any time or from time to time, voluntarily prepay Term A-3 Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days (or such shorter period as the Administrative Agent shall agree) prior to any date of prepayment of Term A-3 Loans that are Eurocurrency Rate Loans and (B) on the date of prepayment of Term A-3 Loans that are Base Rate Loans or LIBOR Floating Rate Loans; (ii) any prepayment of Term A-3 Loans that are Eurocurrency Rate Loans shall be in a minimum principal amount of $1,000,000; and (iii) any prepayment of Term A-3 Loans that are Base Rate Loans or LIBOR Floating Rate Loans shall be in a minimum principal amount of $500,000 or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Term A-3 Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Term A-3 Loans. The Administrative Agent will promptly notify each applicable Term A-3 Lender of its receipt of each such notice, and of the amount of such Term A-3 Lender’s Applicable Percentage of such prepayment. If such notice is given by the Parent Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, however, that a notice of voluntary prepayment may state that such notice is conditioned upon an event, such as the effectiveness of other credit facilities, the receipt of the proceeds from the issuance of Equity Interests or other Indebtedness or the receipt of the proceeds from a Disposition, in which case such notice of prepayment may be revoked by the by the Parent Borrower if such condition is not satisfied. Any prepayment of Term A-3 Loans that are Eurocurrency Rate Loans shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.18, each prepayment made pursuant to this clause (f) shall be made ratably among the applicable Term A-3 Lenders in accordance with their respective Applicable Percentages of the applicable Term A-3 Loans.

(g)    The Borrowers may, upon notice by the Parent Borrower to the Administrative Agent, at any time or from time to time, voluntarily prepay CAD Term Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days (or such shorter period as the Administrative Agent shall agree) prior to any date of prepayment of CAD Term Loans; and (ii) any prepayment of CAD Term Loans shall be in a minimum principal amount of CAD $1,000,000 or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Interest Period(s) of such CAD Term Loans to be prepaid. The Administrative Agent will promptly notify each applicable CAD Term Lender of its receipt of each such notice, and of the amount of such CAD Term Lender’s Applicable Percentage of such prepayment. If such notice is given by the Parent Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, however, that a notice of voluntary prepayment may state that such notice is conditioned upon an event, such as the effectiveness of other credit facilities, the receipt of the proceeds from the issuance of Equity Interests or other Indebtedness or the receipt of the proceeds from a Disposition, in which case such notice of prepayment may be revoked by the Borrowers if such condition is not satisfied. Any prepayment of CAD Term Loans shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.18, each prepayment made pursuant to this clause (g) shall be made ratably among the applicable CAD Term Lenders in accordance with their respective Applicable Percentages of the applicable CAD Term Loans.

2.07    Termination or Reduction of Commitments.

(a)    Unless previously terminated, the Revolving Commitments will terminate on the Revolving Maturity Date.

(b)    The Borrowers may, upon notice by the Parent Borrower to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 Noon three (3) Business Days prior to the date of termination or reduction (or such shorter period as the Administrative Agent may reasonably agree), (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, (A) the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, (B) the Outstanding Amount of all Letters of Credit would exceed the Letter of Credit Sublimit, or (C) the Outstanding Amount of all Revolving Committed Loans denominated in Alternative Currencies exceeds an amount equal to the Alternative Currency Sublimit. Each notice of termination shall specify such election to terminate and the effective date thereof. The Administrative Agent will promptly notify the Revolving Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. The amount of any such Aggregate Revolving Commitment reduction shall not be applied to the Alternative Currency Sublimit or the Letter of Credit Sublimit unless otherwise specified by the Parent Borrower. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Revolving Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination. A notice delivered by the Parent Borrower pursuant to this Section 2.07 may state that such notice is conditioned upon an event, such as the effectiveness of other credit facilities, the receipt of proceeds from the issuance of Equity Interests or other Indebtedness or the receipt of proceeds from a Disposition, in which case such notice may be revoked by the Parent Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

2.08    Repayment.

(a)    The Borrowers shall repay to the Revolving Lenders on the Revolving Maturity Date, unless accelerated sooner pursuant to Section 8.02, the entire outstanding principal balance of all Committed Revolving Loans and all L/C Obligations, together with accrued but unpaid interest, fees and all other sums with respect thereto.

(b)    The Borrowers shall repay each CAD Term Loan on the CAD Term Maturity Date, unless accelerated sooner pursuant to Section 8.02, together with accrued but unpaid interest, fees and all other sums with respect thereto.

(c)    The Borrowers shall repay each Term A-1 Loan on the Term A-1 Maturity Date, unless accelerated sooner pursuant to Section 8.02, together with accrued but unpaid interest, fees and all other sums with respect thereto.

(d)    The Borrowers shall repay each Term A-2 Loan on the Term A-2 Maturity Date, unless accelerated sooner pursuant to Section 8.02, together with accrued but unpaid interest, fees and all other sums with respect thereto.

(e)    The Borrowers shall repay each Term A-3 Loan on the Term A-3 Maturity Date, unless accelerated sooner pursuant to Section 8.02, together with accrued but unpaid interest, fees and all other sums with respect thereto.

2.09    Interest.

(a)    Applicable Interest. Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each LIBOR Floating Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the LIBOR Daily Floating Rate plus the Applicable Rate.

(b)    Default Interest. If any amount payable by any Credit Party under any Loan Document is not paid when due (after taking into account any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Furthermore, upon the written request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the Outstanding Amounts of all Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)    Interest Payment Date. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)    Interest Act (Canada). For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

2.10    Fees.

In addition to certain fees described in subsections (g) and (h) of Section 2.03:

(a)    Revolving Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage of the Aggregate Revolving Commitments, a facility fee (the “Facility Fee”) in Dollars equal to the Facility Fee Rate times the actual daily amount of the Aggregate Revolving Commitments (or, if the Aggregate Revolving Commitments have terminated, on the Outstanding Amount of all Committed Revolving Loans and L/C Obligations), regardless of usage, subject to adjustment as provided in Section 2.18. The Facility Fee shall accrue at all times during the Availability Period (and thereafter so long as any Committed Revolving Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears (calculated on a 360-day basis) on the last Business Day of each calendar quarter, commencing with the first such date to occur after the Restatement Effective Date, and on the last day of the Availability Period (and, if applicable, thereafter on demand). The Facility Fee shall be calculated quarterly in arrears, and if there is any change in the Facility Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Facility Fee Rate separately for each period during such quarter that such Facility Fee Rate was in effect.

(b)    Other Fees. Each Credit Party shall pay or cause to be paid to each Agent and each Lender, in Dollars, such fees as shall have been separately agreed upon by such Credit Party in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, absent manifest error.

2.11    Computation of Interest and Fees.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) and Loans denominated in Canadian Dollars shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. With respect to all Non-LIBOR Quoted Currencies, the calculation of the applicable interest rate (exclusive of the Applicable Rate) shall be determined in accordance with market practice.

2.12    Evidence of Debt.

(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b)    In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.13    Payments Generally; Administrative Agent’s Clawback.

(a)    General. All payments to be made by the Borrowers or any other Credit Party shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by a Credit Party hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by a Credit Party with respect to principal of and interest on Loans denominated in a currency other than Dollars shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such other currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, a Credit Party is prohibited by any Law from making any required payment hereunder in a currency other than Dollars, such Credit Party shall make such payment in Dollars in an amount equal to the Dollar Equivalent of such other currency payment amount. The Administrative Agent will promptly distribute to each applicable Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in a currency other than Dollars, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)    Subject to the definition of “Interest Period,” if any payment to be made by a Credit Party shall come due on a date other than a Business Day, such due date shall be extended to the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)    (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans or LIBOR Floating Rate Loans, prior to 2:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans or LIBOR Floating Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and each Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to the Loans constituting such Borrowing. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. In the event a Borrower pays such amount to the Administrative Agent, then such amount shall reduce the principal amount of such Borrowing. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by a Borrower shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(i)    Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Parent Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the applicable Lenders or any L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or applicable L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the applicable Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Parent Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Revolving Loans (including Alternative Currency Tranche Loans and Dollar Tranche Loans), to fund participations in Letters of Credit, to make payments pursuant to Section 10.04(c), to make Term A-1 Loans, to make Term A-2 Loans, to make Term A-3 Loans and to make CAD Term Loans are several and not joint. The failure of any applicable Lender to make any Committed Revolving Loan, to fund any such participation, to make any payment under Section 10.04(c) on any date required hereunder, to make any Term A-1 Loan, to make any Term A-2 Loan, to make any Term A-3 Loan or to make any CAD Term Loan shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Revolving Loan, to purchase its participation, to make its payment under Section 10.04(c), to make its Term A-1 Loan, to make its Term A-2 Loan, to make its Term A-3 Loan or to make its CAD Term Loan.

(f)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.14    Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Revolving Loans, Term A-1 Loans, Term A-2 Loans, Term A-3 Loans or CAD Term Loans made by it or the participations in L/C Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Revolving Loans, Term A-1 Loans, Term A-2 Loans, Term A-3 Loans, CAD Term Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Revolving Loans, Term A-1 Loans, Term A-2 Loans, Term A-3 Loans and CAD Term Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Revolving Loans, Term A-1 Loans, Term A-2 Loans, Term A-3 Loans and CAD Term Loans or such other amounts owing them, as applicable, provided that:

(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this Section 2.14 shall not be construed to apply to (x) any payment made by or on behalf of either Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or Disqualified Institution), (y) the application of Cash Collateral provided for in Section 2.17 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Revolving Loans, Term A-1 Loans, Term A-2 Loans, Term A-3 Loans, CAD Term Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to any Credit Party or any Subsidiary (as to which the provisions of this Section 2.14 shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Laws, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

2.15    Extension of Revolving Maturity Date.

(a)    Requests for Extension. The Borrowers may, by notice from the Parent Borrower to the Administrative Agent (who shall promptly notify the Lenders) not earlier than ninety (90) days and not later than thirty (30) days prior to (i) the Initial Revolving Maturity Date elect that the Revolving Lenders extend the Revolving Maturity Date for an additional six (6) months from the Initial Revolving Maturity Date (such new Maturity Date, the “First Extended Maturity Date”) and (ii) the First Extended Maturity Date elect that the Revolving Lenders extend the Revolving Maturity Date for an additional six (6) months from the First Extended Maturity Date.

(b)    Confirmation by Administrative Agent. The Administrative Agent shall confirm receipt of the Borrower’s notice delivered pursuant to Section 2.15(a) no later than the date that is fifteen (15) days prior to the Initial Revolving Maturity Date or the First Extended Maturity Date, as applicable (or, in each case, if such date is not a Business Day, on the next preceding Business Day).

(c)    Extension of Revolving Maturity Date. If (and only if) the conditions precedent set forth in Section 2.15(d) have been met, then, effective as of the Initial Revolving Maturity Date or the First Extended Maturity Date, as applicable, the Revolving Maturity Date shall be extended to the date falling six months after the Initial Revolving Maturity Date or the First Extended Maturity Date, as applicable (except that, in each case, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day); provided that the Revolving Maturity Date shall not be extended beyond the first anniversary of the Initial Revolving Maturity Date.

(d)    Conditions to Effectiveness of Extensions. As a condition precedent to each extension of the Revolving Maturity Date, (i) the Parent Borrower shall deliver to the Administrative Agent a certificate of both Borrowers dated as of the Initial Revolving Maturity Date or the First Extended Maturity Date, as applicable, signed by a Responsible Officer of each Borrower (x) certifying and attaching the resolutions adopted by each of the Credit Parties approving or consenting to such extension and (y) certifying that (1) the representations and warranties contained in Article V and in the other Loan Documents are true and correct in all material respects (except to the extent that any representation or warranty that is qualified by materiality shall be true and correct in all respects) on and as of the Initial Revolving Maturity Date or the First Extended Maturity Date, as applicable, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (or, if qualified by materiality, in all respects) as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 and (2) as of the Initial Revolving Maturity Date or the First Extended Maturity Date, as applicable, and immediately after giving effect to such extension, no Default exists and (ii) the Borrower shall pay to the Revolving Lenders on the Initial Revolving Maturity Date or the First Extended Maturity Date, as applicable, a fee (to be shared among the Revolving Lenders based upon their Applicable Percentages of the Aggregate Revolving Commitments) equal to the product of (x) 0.0625% multiplied by (y) the then Aggregate Revolving Commitments.

(e)    Conflicting Provisions. This Section 2.15 shall supersede any provisions in Section 10.01 to the contrary.

2.16    Increase in Revolving Commitments; Addition of Incremental Term Loan Facilities.

(a)    Request for Increase. At any time prior to the then applicable Maturity Date, the Borrower shall have the right to increase the aggregate amount of the Facilities to an amount not exceeding $2,750,000,000 by requesting an increase in the Aggregate Revolving Commitments (each such increase, an “Incremental Revolving Increase”), requesting an increase in the Term A-1 Facility (each such increase, an “Incremental Term A-1 Increase”), requesting an increase in the Term A-2 Facility (each such increase, an “Incremental Term A-2 Increase”), requesting an increase in the Term A-3 Facility (each such increase, an “Incremental Term A-3 Increase”), requesting an increase in the CAD Term Facility (each such increase, an “Incremental CAD Term Increase”),or adding one or more new (or increasing existing) tranches of term loans (each an “Incremental Term Loan Facility”; each Incremental Term Loan Facility and each Incremental Revolving Increase, Incremental Term A-1 Increase, Incremental Term A-2 Increase, Incremental Term A-3 Increase and Incremental CAD Term Increase are collectively referred to as “Incremental Facilities”); provided that (i) no Default has occurred and is continuing, (ii) each increase must be in a minimum amount of $10,000,000 and in integral multiples of $5,000,000 in excess thereof (or such other amounts as are agreed to by the Parent Borrower and the Administrative Agent), (iii) except in the case of a newly established Incremental Term Loan Facility, each such Incremental Facility (including any existing Incremental Term Loan Facility) shall be on the same terms as the Facility being increased, (iv) all incremental commitments and loans provided as part of a newly established Incremental Term Loan Facility shall be on terms agreed to by the Parent Borrower and the Lenders providing such Incremental Term Loan Facility; provided, that (x) the final maturity date therefor may not be earlier than the latest Maturity Date (including any extension option) of any then existing Facility and (y) if the terms of such Incremental Term Loan Facility (other than final maturity) are not the same as the terms of a then existing Incremental Term Loan Facility, such new Incremental Term Loan Facility shall be on terms reasonably acceptable to the Administrative Agent and (v) the conditions to the making of a Credit Extension set forth in Section 4.02 (other than Section 4.02(c)) shall be satisfied or waived. At the time of sending such notice, the Parent Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Lender, Term A-1 Lender, Term A-2 Lender, Term A-3 Lender or CAD Term Lender, as applicable, is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the applicable Lenders).

(b)    Lender Elections to Increase. Each applicable Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment or make term loans under the proposed Incremental Term A-1 Increase, the Incremental Term A-2 Increase, the Incremental Term A-3 Increase, the Incremental CAD Term Increase or the Incremental Term Loan Facility, as applicable, and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase or requested Incremental Facility. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment or make term loans under the proposed Incremental Term A-1 Increase, the Incremental Term A-2 Increase, the Incremental Term A-3 Increase, the Incremental CAD Term Increase or the Incremental Term Loan Facility, as applicable.

(c)    Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Parent Borrower and each applicable Lender of the Lenders’ responses to each request made hereunder. Subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed) and, in the case of an Incremental Revolving Increase, each L/C Issuer, the Parent Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel (a “New Lender Joinder Agreement”).

(d)    Effective Date and Allocations. If the Commitments are increased or term loans shall be made under any Incremental Term A-1 Increase, Incremental Term A-2 Increase, Incremental Term A-3 Increase, Incremental CAD Term Increase or Incremental Term Loan Facility, as applicable, in accordance with this Section 2.16, the Administrative Agent and the Parent Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Incremental Facility. The Administrative Agent shall promptly notify the Parent Borrower and the applicable Lenders of the final allocation of such Incremental Facility and the Increase Effective Date.

(e)    Conditions to Effectiveness of Incremental Facility. As a condition precedent to such Incremental Facility, the Parent Borrower shall deliver to the Administrative Agent a certificate of both Borrowers dated as of the Increase Effective Date signed by a Responsible Officer of each Borrower (i) certifying and attaching the resolutions adopted by each of the Credit Parties approving or consenting to such Incremental Facility, and (ii) certifying that (A) the representations and warranties contained in Article V and in the other Loan Documents are true and correct in all material respects (except to the extent that any representation or warranty that is qualified by materiality shall be true and correct in all respects) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (or, if qualified by materiality, in all respects) as of such earlier date, and except that for purposes of this Section 2.16, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 and (B) as of the Increase Effective Date, and immediately after giving effect to such Incremental Facility, no Default exists. The Borrower shall provide a Note to any new Lender joining on the Increase Effective Date, if requested. In addition to the conditions precedent set forth above, it shall be a condition precedent to the effectiveness of any Incremental Facility that, if reasonably requested by any Lender at least ten days prior to the applicable Increase Effective Date, the Parent Borrower shall have provided (or cause to have been provided) to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, the Canadian AML Acts and the Beneficial Ownership Regulation, in each case at least five days prior to such effectiveness date.

(f)    Conflicting Provisions. This Section 2.16 shall supersede any provisions in Sections 2.14 or 10.01 to the contrary.

(g)    Fees. On or prior to each Increase Effective Date, the Borrowers shall pay to the Agents and to the Lenders providing the related Incremental Facility such fees as are payable to such Persons in connection with such Incremental Facility pursuant to the Fee Letters and as otherwise agreed to by the relevant parties in connection with such Incremental Facility.

(h)    Amendments. If any amendment to this Agreement is reasonably requested to give effect to or to evidence any addition of Incremental Facilities pursuant to and in accordance with this Section 2.16, then such amendment shall be effective if executed by the Credit Parties, each Lender providing such Incremental Facility and the Administrative Agent.

(i)    Adjustment of Revolving Loans. On any Increase Effective Date on which an Incremental Revolving Increase is effective, each Revolving Lender that is participating in the Incremental Revolving Increase on such Increase Effective Date shall make a Revolving Loan, the proceeds of which will be used to prepay the Revolving Loans of the other Revolving Lenders immediately prior to such Increase Effective Date, so that, after giving effect thereto, the Revolving Loans outstanding are held by the Revolving Lenders pro rata based on their Revolving Commitments after giving effect to such Increase Effective Date, and the Borrowers shall pay any additional amounts required pursuant to Section 3.05 in connection with any such adjustment of Revolving Loans. If there is a new borrowing of Revolving Loans on such Increase Effective Date, the Revolving Lenders after giving effect to the Incremental Revolving Increase on such Increase Effective Date shall make such Revolving Loans in accordance with Section 2.01(a).

(j)    Making of New Term Loans. On any Increase Effective Date on which an Incremental Term Loan Facility is effective, subject to the satisfaction of the foregoing terms and conditions, each Lender participating in such Incremental Term Loan Facility shall make a Term A-1 Loan, Term A-2 Loan, Term A-3 Loan or CAD Term Loan, as applicable, to the Borrower in an amount equal to its allocation of such Incremental Term Loan Facility.

2.17    Cash Collateral.

(a)    Certain Credit Support Events.

(i)    (A) Upon the request of the Administrative Agent or any L/C Issuer (x) if such L/C Issuer has honored any full or partial drawing request under any Letter of Credit issued by it and such drawing has resulted in an L/C Borrowing, or (y) if, as of the Letter of Credit Expiration Date, any L/C Obligation (other than in respect of an Extended Letter of Credit) for any reason remains outstanding or (B) upon the request of the Administrative Agent pursuant to Section 8.02, the Borrowers shall, in each case, promptly, and in any event no later than three (3) Business Days after receipt of such request, Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(ii)    If at any time that there shall exist a Defaulting Lender, promptly upon the request of the Administrative Agent or any L/C Issuer, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by such Defaulting Lender).

(iii)    In addition, if the Administrative Agent notifies the Parent Borrower at any time that the Outstanding Amount of all L/C Obligations at such time exceeds one hundred five percent (105%) of the Letter of Credit Sublimit then in effect, then, within five (5) Business Days after receipt of such notice, the Borrowers shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit; provided that Cash Collateral provided pursuant to this Section 2.17(a)(iii) shall be refunded to the Borrowers when the Outstanding Amount of all L/C Obligations is less than one hundred five percent (105%) of the Letter of Credit Sublimit then in effect.

(iv)    The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided as required in the reasonable judgment of the Administrative Agent in order to protect against the results of exchange rate fluctuations.

(b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts at Bank of America. Each of the Borrowers, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Revolving Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.17(c). If at any time the Administrative Agent reasonably determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrowers or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an aggregate amount equal to the excess of (x) the aggregate amount of such applicable Fronting Exposure and obligations, over (y) the total amount of funds or other credit support, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim.

(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under or applied pursuant to any of this Section 2.17 or Sections 2.02, 2.03, 2.06, 2.18 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly (and in any event within two (2) Business Days), together with all interest, if any, that has accrued on such amount, following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by (x) the cure or waiver of the relevant Event of Default in respect of Cash Collateral provided pursuant to Section 8.02 and (y) the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)), (ii) as provided in Section 2.17(a)(iii) (solely to the extent described therein) or (iii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of the Borrowers (including any interest thereon) shall not be released during the continuance of a Default or an Event of Default (and following application as provided in this Section 2.17 may be otherwise applied in accordance with Section 8.03 during the continuance of an Event of Default), and (y) the Person providing Cash Collateral and the L/C Issuers may agree that Cash Collateral (including any interest thereon) shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.18    Defaulting Lenders.

(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the

Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuers hereunder; third, if so determined by the Administrative Agent or requested by any L/C Issuer, to be held as Cash Collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit; fourth, as the Parent Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Parent Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any L/C Issuer against such Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to either Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees. Such Defaulting Lender shall not be entitled to receive any Facility Fee on unfunded amounts pursuant to Section 2.10(a) for any period during which that Lender is a Defaulting Lender except only to the extent allocable to the sum of (1) the Outstanding Amount of the Committed Revolving Loans funded by it and (2) its Applicable Percentage of the stated amount of Letters of Credit for which it has provided (or is deemed to have provided) Cash Collateral pursuant to Section 2.03(a)(iii), Section 2.17 or Section 2.18(a)(ii), as applicable (and the Borrowers shall (A) be required to pay to each L/C Issuer the amount of such Facility Fee allocable to its Fronting Exposure arising from such Defaulting Lender (solely to the extent not Cash Collateralized by the Borrowers) and (B) not be required to pay the remaining amount of such Facility Fee that otherwise would have been required to have been paid to such Defaulting Lender), and (z) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(g).

(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Sections 2.02 and 2.03, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment or Dollar Tranche Commitment, as applicable, of such Defaulting Lender; provided that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Dollar Tranche Commitment of such non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Dollar Tranche Loans of such Lender. Subject to Section 10.24, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(b)    Defaulting Lender Cure. If the Parent Borrower, the Administrative Agent, and, in the case of a Defaulting Lender that is a Revolving Lender, each L/C Issuer, agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans and funded and unfunded participations in Letters of Credit of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages of each Class of Loans (without giving effect to Section 2.18(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

2.19    Joint and Several Liability.

(a)    Each Borrower is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

(b)    Each Borrower hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower with respect to the payment and performance of all of the Obligations arising under this Agreement and the other Loan Documents, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c)    If and to the extent that either Borrower shall fail to make any payment with respect to any of the obligations hereunder as and when due or to perform any of such obligations in accordance with the terms thereof, then in each such event, the other Borrower will make such payment with respect to, or perform, such obligation.

(d)    The obligations of each Borrower under the provisions of this Section 2.19 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e)    Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement) or of any demand for any payment under this Agreement (except to the extent demand is expressly required to be given pursuant to the terms of this Agreement), notice of any action at any time taken or omitted by the Lenders under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Lenders in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or any failure to act on the part of the Lenders, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.19, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 2.19, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 2.19 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Borrower under this Section 2.19 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to any Borrower or any Lender. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Lender.

(f)    The provisions of this Section 2.19 are made for the benefit of the Administrative Agent, the L/C Issuers and the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against either Borrower as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against the other Borrower or to exhaust any remedies available to it against the other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 2.19 shall remain in effect until all of the Obligations hereunder shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Lenders upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 2.19 will forthwith be reinstated and in effect as though such payment had not been made.

(g)    The Borrowers hereby agree as among themselves that, in connection with payments made hereunder, each such Person shall have a right of contribution from each other Borrower in accordance with applicable Laws. Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been irrevocably paid in full and the Commitments relating thereto shall have expired or been terminated, and none of the Borrowers shall exercise any such contribution rights until the Obligations have been irrevocably paid in full and the Commitments relating thereto shall have expired or been terminated.

2.20    Appointment of Parent Borrower as Agent for Credit Parties. Each of the Credit Parties hereby appoints the Parent Borrower to act as its agent for all purposes under this Agreement and the other Loan Documents (including, without limitation, with respect to all matters related to Borrowings and the repayment of Loans and Letters of Credit as described in Article II hereof). Each of the Credit Parties acknowledges and agrees that (a) the Parent Borrower may execute such documents as agent on behalf of such Credit Party (whether as Borrower or Guarantor) as the Parent Borrower deems appropriate in its reasonable discretion and each Credit Party shall be bound by and obligated by all of the terms of any such document executed by the Parent Borrower as agent on its behalf, (b) any notice or other communication delivered by the Administrative Agent, any L/C Issuer and any Lender hereunder to the Parent Borrower shall be deemed to have been delivered to each of the Credit Parties and (c) the

Administrative Agent and each of the Lenders shall accept (and shall be permitted to rely on) any document or agreement executed by the Parent Borrower as agent on behalf of the Credit Parties (or any of them). The Borrowers shall act through the Parent Borrower (acting as agent for the Borrowers) for all purposes under this Agreement and the other Loan Documents. Notwithstanding anything contained herein to the contrary, to the extent any provision in this Agreement requires any Credit Party to interact in any manner with the Administrative Agent or the Lenders, such Credit Party may do so through the Parent Borrower (acting as agent for the Borrowers).

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01    Taxes.

(a)    Payments Free of Taxes. (i) Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or the Parent Borrower, as applicable) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Credit Party, then the Administrative Agent or such Credit Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)    If any Credit Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to Section 3.01(e), (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) of Indemnified Taxes or Other Taxes the Administrative Agent, the applicable Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)    If any Credit Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Credit Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to Section 3.01(e), (B) such Credit Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) of Indemnified Taxes or Other Taxes the Administrative Agent, the applicable Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)    Payment of Other Taxes by the Credit Parties. Without limiting the provisions of subsection (a) above, the Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)    Tax Indemnification.

(i)    Without limiting the provisions of subsection (a) or (b) above, the Credit Parties shall, and do hereby, indemnify the Administrative Agent, each Lender and each L/C Issuer, and shall make payment in respect thereof, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, to the extent such Indemnified Taxes or Other Taxes are payable in respect of any payments by or on account of any obligation of the Credit Parties hereunder or under any other Loan Document or otherwise with respect to any Loan Document or activities related thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Parent Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error. Each of the Credit Parties shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) Business Days after demand therefor, for any amount which a Lender or an L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii)    Without limiting the provisions of subsection (a) or (b) above, each Lender and L/C Issuer shall, and do hereby, indemnify and shall make payment in respect thereof, within ten (10) Business Days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or such L/C Issuer (but only to the extent that the Credit Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so) and (y) any Taxes attributable to such Lender’s or such L/C Issuer’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Credit Parties, as applicable, against any Excluded Taxes attributable to such Lender or such L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Credit Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Credit Parties to a Governmental Authority, the Parent Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)    Status of Recipients.

(i)    Each Recipient shall deliver to the Parent Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrowers or the Administrative Agent, as the case may be, to determine (A) whether or not payments made by the Credit Parties hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Recipient’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdictions. Notwithstanding the previous sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(e)(ii)(A) and (ii)(B) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would materially prejudice the legal or commercial position of such Lender

(ii)    Without limiting the generality of the foregoing, in the event that a Borrower is resident for tax purposes in the United States:

(A)    any Recipient that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Parent Borrower and the Administrative Agent executed copies of IRS Form W-9 or such other documentation or information prescribed by applicable Law or reasonably requested by the Parent Borrower or the Administrative Agent as will enable the Borrowers or the Administrative Agent, as the case may be, to determine that such Lender is not subject to backup withholding or information reporting requirements; and

(B)    each Foreign Lender shall deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Parent Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)    duly completed executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(II)    duly completed executed copies of IRS Form W-8ECI;

(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in

Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable);

(IV)    to the extent a Foreign Lender is not the beneficial owner of payments made under any Loan Documents, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner; or

(V)    any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(VI)    each Recipient shall deliver to the Administrative Agent and the Parent Borrower at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable Law or reasonably requested by the Administrative Agent or the Parent Borrower sufficient for the Administrative Agent and the Borrowers to comply with their obligations under FATCA and to determine whether payments to such Recipient are subject to withholding tax under FATCA.

(iii)    Each Recipient shall promptly (A) notify the Parent Borrower and the Administrative Agent of any change in circumstances that would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the sole reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Law of any jurisdiction that any Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(iv)    For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(f)    Treatment of Certain Refunds. Unless required by applicable Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Credit Parties or with respect to which a Credit Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each such Credit Party, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will any Lender or L/C Issuer be required to pay any amount to a Credit Party pursuant to this subsection the payment of which would place the Lender or L/C Issuer in a less favorable net after-Tax position than such Lender or L/C Issuer would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Credit Parties or any other Person.

3.02    Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Credit Extension or to determine or charge interest rates based upon the Eurocurrency Rate or the LIBOR Daily Floating Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, (a) such Lender shall promptly give written notice of such circumstances to the Borrowers through the Administrative Agent, which notice shall be withdrawn whenever such circumstances no longer exist, (b) any obligation of such Lender (i) to issue, make, maintain, fund or charge interest with respect to any such Credit Extension, (ii) to make or continue Eurocurrency Rate Loans in the affected currency or currencies, (iii) in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Committed Loans or LIBOR Floating Rate Loans to Eurocurrency Rate Loans or (iv) in the case of LIBOR Floating Rate Loans, to convert Base Rate Loans or Eurocurrency Rate Loans in Dollars to LIBOR Floating Rate Loans (each, an “Affected Loan”), shall be suspended, (c) such Lender shall then have a commitment only to make a Base Rate Loan when an Affected Loan is requested, and (d) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Parent Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans and/or LIBOR Floating Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), immediately in the case of LIBOR Floating Rate Loans and, in the case of Eurocurrency Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the interest rate with respect to such Credit Extension based upon the Base Rate (if necessary to avoid such illegality, determined by the Administrative Agent without reference to the Eurocurrency Rate component thereof) until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.03    Inability to Determine Rates.

(a)    If in connection with any request for a Eurocurrency Rate Loan or a LIBOR Floating Rate Loan, a conversion to a Eurocurrency Rate Loan or a LIBOR Floating Rate Loan, or a continuation of a Eurocurrency Rate Loan, (i) the Administrative Agent determines that (A) deposits (whether denominated in Dollars or an Alternative Currency) are not being offered to banks in the applicable interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan or the applicable term with respect to any LIBOR Floating Rate Loan, or (B) (x) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan or LIBOR Floating Rate Loan and (y) the circumstances described in Section 3.03(c)(i) do not apply (in each case with respect to this clause (i), “Impacted Loans”), or (ii) the Required Lenders determine that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or LIBOR Floating Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Parent Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans or LIBOR Floating Rate Loans, as applicable, shall be suspended to the extent of the affected Eurocurrency Rate Loans, LIBOR Floating Rate Loans or Interest Periods, and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of Section 3.03(a), until the Administrative Agent upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Parent Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or LIBOR Floating Rate Loans (to the extent of the affected Eurocurrency Rate Loans, LIBOR Floating Rate Loans or Interest Periods) or, failing that in the case of Loans denominated in Dollars or Canadian Dollars, will be deemed to have converted such request into a request for Committed Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

(b)    Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (i) of Section 3.03(a), the Administrative Agent, in consultation with the Parent Borrower, may establish an alternative interest rate for the Impacted Loans, in which case such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of Section 3.03(a), (ii) the Required Lenders notify the Administrative Agent and the Parent Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, in which case the Administrative Agent, in consultation with the Parent Borrower and the affected Lenders, may establish a different alternative interest rate for the Impacted Loans, or (iii) any affected Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Parent Borrower written notice thereof.

(c)    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Parent Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Parent Borrower) that the Parent Borrower or Required Lenders (as applicable) have determined, that:

(i)    adequate and reasonable means do not exist for ascertaining LIBOR in Dollars or an Alternative Currency for any requested Interest Period, including because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)    the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available with respect to Dollars or an Alternative Currency, or used for determining the interest rate of loans denominated in Dollars or an Alternative Currency, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide LIBOR for the applicable currency(ies) after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii)    syndicated loans denominated in Dollars or an Alternative Currency that are currently being executed, or that include language similar to that contained in this Section 3.03, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR for the applicable currency(ies), then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Parent Borrower may amend this Agreement to replace LIBOR with (1) in the case of Dollar denominated Loans (x) one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated syndicated credit facilities for such alternative benchmarks and (2) in the case of Loans denominated in an Alternative Currency, another alternate benchmark rate giving due consideration to any evolving or then existing convention for syndicated credit facilities denominated in such currency for such alternative benchmarks; and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similarly denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment;” and any such proposed rate, a “LIBOR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Parent Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders (A) in the case of an amendment to replace LIBOR with a rate described in clause (1)(x) above, object to the Adjustment; or (B) in the case of an amendment to replace LIBOR with a rate described in clause (1)(y) or (2) above, object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Parent Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans and/or LIBOR Floating Rate Loans shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) the Eurocurrency Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Parent Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or a Borrowing of or conversion to LIBOR Floating Rate Loans or, failing that in the case of Loans denominated in Dollars or Canadian Dollars, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

For purposes hereof,

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, LIBOR Daily Floating Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“SOFR-Based Rate” means SOFR or Term SOFR.

“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.

3.04    Increased Costs; Reserves on Eurocurrency Rate Loans and LIBOR Floating Rate Loans.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;

(ii)    subject any Recipient to any Taxes of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan or LIBOR Floating Rate Loan made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of any Connection Income Taxes or of any Excluded Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” or change in the rate of any Excluded Taxes payable by such Lender or such L/C Issuer);

(iii)    impose on any Lender or any L/C Issuer or the applicable interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans or LIBOR Floating Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate or LIBOR Daily Floating Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrowers will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitment(s) of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered. The Borrowers shall not be required to pay such additional amounts unless such amounts are the result of requirements imposed generally on lenders similar to such Lender or such L/C Issuer and not the result of some specific reserve or similar requirement imposed on such Lender or such L/C Issuer as a result of such Lender’s or such L/C Issuer’s special circumstances.

(c)    Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth in reasonable detail the basis for and calculation of the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Parent Borrower, in detail sufficient to enable the Borrowers to verify the computation thereof, shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof. Any amounts requested to be payable pursuant to this Section 3.04 shall be requested in good faith (and not on an arbitrary and capricious basis) and consistent with similarly situated customers of the applicable Lender after consideration of factors as such Lender then reasonably determines to be relevant.

(d)    Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than three months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Parent Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)    Additional Reserve Requirements. The Borrowers shall pay to each Lender, (i) so long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan and/or LIBOR Floating Rate Loans equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), and (ii) so long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans and/or LIBOR Floating Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Parent Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable ten (10) Business Days from receipt of such notice.

3.05    Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (other than loss of anticipated profits) incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)    any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan on the date or in the amount notified by the Parent Borrower;

(c)    any failure by the Borrowers to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d)    any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Parent Borrower pursuant to Section 10.13.

The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing, including without limitation, any loss or expense arising from the termination of any foreign exchange contract.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the applicable interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06    Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Borrowers through any Lending Office; provided that the exercise of this option shall not affect the obligation of the Borrowers to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires the Borrowers to pay any additional amount to any Lender, any L/C Issuer or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrowers may replace such Lender in accordance with Section 10.13.

3.07    Survival.

All of the obligations of the Credit Parties under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01    Conditions of Initial Credit Extension.

The effectiveness of this Agreement and the obligation of each L/C Issuer and of each Lender to make its initial Credit Extension hereunder are subject to satisfaction or waiver of the following conditions precedent:

(a)    The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies or electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Credit Party (to the extent applicable), each dated the Restatement Effective Date (or, in the case of certificates of governmental officials, a recent date before the Restatement Effective Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)    executed counterparts of this Agreement, executed and delivered by the Administrative Agent, the Borrowers, the Guarantors and each Lender listed on Schedule 2.01;

(ii)    a Revolving Note, Term A-1 Note, Term A-2 Note, Term A-3 Note and/or CAD Term Note, as applicable, executed by the Borrowers in favor of each applicable Lender requesting such Note;

(iii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Credit Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Credit Party is a party;

(iv)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each Credit Party is duly organized or formed, and that each Credit Party is validly existing, in good standing and qualified to engage in business in its state of organization and in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)    favorable opinions of (A) Sherry Meyerhoff Hanson & Crance LLP, counsel for the Credit Parties, (B) Menaker & Herrmann LLP, special New York counsel for the Credit Parties and (C) Venable LLP, special Maryland counsel for the REIT Guarantor, in each case, addressed to the Administrative Agent and each Lender, as to such matters concerning the Credit Parties and the Loan Documents as the Administrative Agent may reasonably request;

(vi)    a certificate signed by a Responsible Officer of the REIT Guarantor certifying (A) that the conditions specified in Section 4.02 have been satisfied; (B) that no action, suit,

investigation or proceeding is pending or, to the knowledge of any Credit Party, is threatened in any court or before any arbitrator or governmental authority related to the Facilities or that would reasonably be expected to have a Material Adverse Effect; (C) that there has not occurred since the date of the Audited Financial Statements, any event or condition that has had, or would reasonably be expected, either individually or in the aggregate, to have, a Material Adverse Effect and (D) the current Debt Ratings;

(vii)    a certificate, substantially in the form of Exhibit E or otherwise satisfactory to the Administrative Agent, signed by a Responsible Officer of the Parent Borrower or the REIT Guarantor and evidencing that, as of the date of the Restatement Effective Date, the Credit Parties are in pro forma compliance with the financial covenants contained in Section 7.10, and including a schedule of Unencumbered Properties, all in form and detail reasonably satisfactory to the Administrative Agent (such certificate, the “Pro Forma Restatement Effective Date Compliance Certificate”);

(viii)    a certificate signed by a Responsible Officer of each Credit Party certifying that no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Credit Parties of this Agreement or any other Loan Document, except for such approvals, consents, exemptions, authorizations or other actions or notices or filings which have already been completed or obtained;

(ix)    the financial statements referenced in Section 5.05(a) and (b); and

(x)    such other documents, instruments, agreements or information as the Administrative Agent reasonably may reasonably request.

(b)    Any fees required to be paid by any Credit Party on or prior to the Restatement Effective Date pursuant to the Loan Documents and all expenses required to be reimbursed by any Credit Party on or prior to the Restatement Effective Date pursuant to the Loan Documents shall have been paid, provided that invoices for such expenses have been presented to the Parent Borrower a reasonable period of time (and in any event not less than one (1) Business Day) prior to the Restatement Effective Date (including, unless waived by the Administrative Agent, all reasonable, documented, out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent (paid directly to such counsel if requested by the Administrative Agent), plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent)).

(c)    Upon the reasonable request of any Lender made at least ten (10) Business Days prior to the Restatement Effective Date, the Credit Parties shall have provided to such Lender, and such lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and regulations implemented by the US Treasury’s Financial Crimes Enforcement Network under the Bank Secrecy Act, the Beneficial Ownership Regulation and, to the extent required, applicable Canadian Laws, in each case at least five (5) Business Days prior to the Restatement Effective Date.

(d)    Each “Swing Line Loan” (if any) outstanding under (and as defined in) the Existing Credit Agreement shall have been, or concurrently with the Restatement Effective Date shall be, repaid to the applicable Swing Line Lender (as defined in the Existing Credit Agreement).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, (i) this Agreement and each other document to which it is a party or which it has reviewed or (ii) any other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Effective Date specifying its objection thereto.

4.02    Conditions to All Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a)    The representations and warranties of the Credit Parties contained in Article V or any other Loan Document, or which are contained in any document required to be furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except to the extent that any representation or warranty that is qualified by materiality shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if qualified by materiality, in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)    No Default shall exist on the date of such Credit Extension, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)    The Administrative Agent and, if applicable, the applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)    In the case of a Credit Extension to be denominated in an Alternative Currency (or in a currency other than an Alternative Currency pursuant to Section 2.05), there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which, in the reasonable opinion of (i) the Administrative Agent, the Required Revolving Lenders (in the case of any Revolving Loans to be denominated in an Alternative Currency), or (ii) the applicable L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency), would make it impracticable for such Committed Borrowing or L/C Credit Extension to be denominated in the relevant Alternative Currency (or in such currency other than an Alternative Currency pursuant to Section 2.05).

(e)    Any such proposed Credit Extension under the Revolving Credit Facility does not exceed the unused portion of the Revolving Credit Facility at such time.

Each Request for a Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and (e) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Each Credit Party represents and warrants to the Administrative Agent and the Lenders that:

5.01    Existence, Qualification and Power.

Each Credit Party and its Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) is duly qualified to do business and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification; except in each case referred to in clause (a) (solely as to Subsidiaries that are not Credit Parties), (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02    Authorization; No Contravention.

The execution, delivery and performance by each Credit Party of each Loan Document to which it is a party has been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of such Credit Party’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Credit Party is party or affecting such Credit Party or the properties of such Credit Party or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Credit Party or its property is subject; or (c) violate any Law; except in each case referred to in clause (b) or (c), as contemplated hereunder or to the extent such conflict, breach, contravention or violation, or creation of any such Lien or required payment could not reasonably be expected to have a Material Adverse Effect.

5.03    Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Credit Parties of this Agreement or any other Loan Document, except for such approvals, consents, exemptions, authorizations or other actions or notices or filings which have already been completed or obtained.

5.04    Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Credit Parties party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Credit Parties party thereto, enforceable against such Credit Parties in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and equitable principles relating to enforceability.

5.05    Financial Statements; No Material Adverse Effect.

(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Consolidated Group as of the date thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Consolidated Group as of the date thereof, including liabilities for taxes, material commitments and material Indebtedness, in each case, to the extent required by GAAP.

(b)    The unaudited consolidated balance sheet of the Consolidated Group and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the Consolidated Group, in each case, as of June 30, 2019 for the six-month period ended on such date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein or as otherwise permitted pursuant to Section 1.03, (ii) fairly present in all material respects the financial condition of the Consolidated Group as of the date thereof and its results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Consolidated Group as of the date thereof, including liabilities for taxes, material commitments and material Indebtedness, in each case, to the extent required by GAAP.

(c)    Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

5.06    Litigation.

There are no actions, suits, proceedings, claims, investigations or disputes pending or, to the knowledge of the Credit Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against a Credit Party or any Subsidiary or against any of their properties or revenues that (a) affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby and (i) would materially and adversely affect the transactions set forth in the Loan Documents or otherwise contemplated hereby or (ii) contests in any manner the validity or enforceability of any material provision of any Loan Document, or (b) as to which there is a reasonable possibility of an adverse determination, and, if so adversely determined, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07    No Default.

No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08    Ownership of Property and Valid Leasehold Interests; Liens.

(a)    Each of the Credit Parties and each of their Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title or valid leasehold interests as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    The Unencumbered Properties, the Equity Interests in any Direct Owner of an

Unencumbered Property or in any Indirect Owner of a Direct Owner thereof and the right to any income from any of the foregoing are subject to no Liens, other than Liens expressly permitted under Section 7.01.

5.09    Environmental Compliance.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a)    To the knowledge of the Responsible Officers of the Credit Parties, each of the facilities and real properties owned, leased or operated by the Consolidated Parties (the “Sabra Facilities”) and all operations with respect to each of the Sabra Facilities are in compliance with all applicable Environmental Laws in all material respects and there are no conditions relating to the Sabra Facilities or the businesses of the Consolidated Parties that are likely to give rise to liability under any applicable Environmental Laws.

(b)    To the knowledge of the Responsible Officers of the Credit Parties, none of the Sabra Facilities contains, or has previously contained, any Hazardous Substances at, on or under such property in amounts or concentrations that constitutes a violation of, or could give rise to liability under, applicable Environmental Laws.

(c)    To the knowledge of the Responsible Officers of the Credit Parties, no Consolidated Party has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Sabra Facilities or the businesses of the Consolidated Parties, nor does any Responsible Officer of any Credit Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)    To the knowledge of the Responsible Officers of the Credit Parties, Hazardous Substances have not been transported or disposed of at the Sabra Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities, in each case by or on behalf of any of the Consolidated Parties, in violation of, or in a manner that is likely to give rise to liability under, any applicable Environmental Law.

(e)    To the knowledge of the Responsible Officers of the Credit Parties, no judicial proceeding or governmental or administrative action is pending or threatened, under any Environmental Law which any Consolidated Party is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Consolidated Party, the Sabra Facilities or the businesses of the Consolidated Parties.

5.10    Insurance.

The Credit Parties and their Subsidiaries maintain or require the tenants or managers of their owned properties to maintain insurance that complies with the requirements of Section 6.07.

5.11    Taxes.

The Credit Parties and their Subsidiaries have filed all federal and state income tax returns and all other material tax returns and reports required to be filed, and have paid all federal and state income taxes and all other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves with respect thereto, to the extent required by GAAP, are maintained on the books of the applicable Person, or except in the case of Immaterial Subsidiaries where the failure to take any of the foregoing actions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Credit Parties, there is no proposed tax assessment against any Credit Party or any Subsidiary that would, if made, have a Material Adverse Effect.

5.12    ERISA Compliance.

(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Credit Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. The REIT Guarantor and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)    There are no pending or, to the knowledge of the Credit Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules under ERISA with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)    (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the REIT Guarantor nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the REIT Guarantor nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the REIT Guarantor nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

(d)    Each Canadian Pension Plan is in compliance in all material respects with the applicable provisions of all Laws. Each Canadian Pension Plan has received a confirmation of registration from the Canada Revenue Agency and, to the knowledge of the Credit Parties, nothing has occurred which would prevent, or cause the loss of, such registration. Each Credit Party and each Subsidiary have made all required contributions to each Canadian Pension Plan.

(e)    There are no pending or, to the knowledge of the Credit Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Canadian Pension Plan that could reasonably be expected to have a Material Adverse Effect. There has been no violation of fiduciary duty with respect to any Canadian Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(f)    No Credit Party or any Subsidiary maintains, contributes to, or has any liability or contingent liability in respect of a Canadian Defined Benefit Pension Plan.

(g)    As of the Restatement Effective Date each Credit Party and Subsidiary is not and will not be (1) an employee benefit plan subject to Title I of ERISA, (2) a plan or account subject to Section 4975 of the Code; (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA.

5.13    Margin Regulations; Investment Company Act; REIT Status.

(a)    No Credit Party is engaged nor will any Credit Party engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Credit Extension have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of Regulation U issued by the FRB.

(b)    None of the Credit Parties (i) is or is required to be registered as an “investment company” under the Investment Company Act of 1940 or (ii) is subject to regulation under any other Law which limits its ability to incur the Obligations.

(c)    The REIT Guarantor is taxed as a “real estate investment trust” within the meaning of Sections 856 through 860 of the Code and each of the other Credit Parties are Qualified REIT Subsidiaries.

5.14    Disclosure.

(a)    No report, financial statement, certificate or other information furnished in writing by or on behalf of any Credit Party or any Subsidiary to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b)    As of the Restatement Effective Date, the information provided pursuant to Section 4.01(c) in connection with the Beneficial Ownership Regulation, if applicable, is true and correct in all respects.

5.15    Compliance with Laws.

Each of the Credit Parties and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.16    Sanctions, etc.

(a)    Neither any Credit Party nor any of its Subsidiaries, nor any Affiliate thereof, or any of their respective officers, employees or directors (i) is a Sanctioned Person, (ii) has any of its assets in Designated Jurisdictions, or (iii) derives any of its operating income from investments in, or transactions with, Sanctioned Persons or Designated Jurisdictions. No part of the proceeds of any Loans hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Person or a Designated Jurisdiction or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 or the Corruption of Foreign Public Officials Act (Canada), as amended and in effect from time to time.

(b)    Neither any Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.) (the “Trading with the Enemy Act”), as amended. Neither any Credit Party nor any of its Subsidiaries is in violation of (i) the Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (iii) the Patriot Act or the Canadian AML Acts or (iv) the Laws of any applicable jurisdiction related to bribery or anti-corruption.

(c)    The Credit Parties have implemented and maintain in effect policies and procedures designed to ensure compliance by the Credit Parties, their Subsidiaries and their respective directors, officers and employees with anti-corruption Laws and applicable Sanctions.

5.17    Use of Proceeds.

The proceeds of the Loans hereunder will be used solely for the purposes specified in Section 6.11. No proceeds of the Loans hereunder will be used for the acquisition of another Person unless the board of directors (or other comparable governing body) or stockholders (or other equity owners), as appropriate, of such other Person has approved such acquisition.

5.18    Solvency.

Immediately after giving effect to the initial Credit Extensions made on the Restatement Effective Date, (a) the fair value of the assets of the Credit Parties, taken as a whole, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Credit Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and mature; and (c) no Credit Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Restatement Effective Date.

5.19    Credit Parties; Taxpayer Identification Numbers.

Set forth on Schedule 5.19 is a complete and accurate list of all Credit Parties as of the Restatement Effective Date showing (as of the Restatement Effective Date) the jurisdiction of its incorporation or organization, the type of organization it is and its true and correct U.S. taxpayer identification number, if any.

5.20    Unencumbered Properties.

Each Property identified by the Borrower as an Unencumbered Property in the most-recent Compliance Certificate delivered to the Administrative Agent hereunder satisfies the criteria set forth in the definition of Unencumbered Property Criteria.

5.21    EEA Financial Institution.

No Borrower or Guarantor is an EEA Financial Institution.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Credit Party shall, and shall cause each of its Subsidiaries to (except, solely in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, and 6.14, the REIT Guarantor and the Borrowers shall):

6.01    Financial Statements.

Deliver to the Administrative Agent (for distribution to each Lender):

(a)    as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the REIT Guarantor (commencing with the fiscal year ending December 31, 2019), a consolidated balance sheet of the Consolidated Group as at the end of such fiscal year, and the related consolidated statements of income or operations, equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year (or in the case of the December 31, 2019 statements, the figures set forth in the Audited Financial Statements), all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable securities laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (provided that to the extent the components of such consolidated financial statements relating to a prior fiscal period are separately audited by different independent public accounting firms, the audit report of any such accounting firm may contain a qualification or exception as to scope of such consolidated financial statements as they relate to such components); and

(b)    as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the REIT Guarantor (commencing with the fiscal quarter ending September 30, 2019), an unaudited consolidated balance sheet of the Consolidated Group as at the end of such fiscal quarter, and the related unaudited consolidated statements of income or operations for such fiscal quarter and for the portion of the REIT Guarantor’s fiscal year then ended, and the related unaudited statements of stockholders’ equity and cash flows for the portion of the REIT Guarantor’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, as applicable, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the REIT Guarantor as fairly presenting in all material respects the financial condition, results of operations, equity and cash flows of the Consolidated Group in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)    within ninety (90) days after the end of each fiscal year of the REIT Guarantor, beginning with the fiscal year ending December 31, 2019, an annual operating forecast of the REIT Guarantor containing, among other things, pro forma financial statements for the then current fiscal year, prepared in a manner and in such form as is reasonably acceptable to the Administrative Agent.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Credit Parties shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Credit Parties to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02    Certificates; Other Information.

Deliver to the Administrative Agent (for distribution to each Lender):

(a)    concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ending September 30, 2019), a duly completed Compliance Certificate signed by a Responsible Officer of the Parent Borrower or the REIT Guarantor, in form and detail reasonably satisfactory to the Administrative Agent, including a calculation of Unencumbered Asset Value as of the last day of the fiscal period covered by such Compliance Certificate, and a schedule of Unencumbered Properties and attaching thereto copies of any modifications, amendments or supplements to the Organization Documents of the REIT Guarantor, Intermediate Subsidiary Guarantors, if any, and either Borrower that shall have become effective during the fiscal quarter covered by such Compliance Certificate (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b)    promptly after any request by the Administrative Agent, copies of any management letters submitted to the board of directors (or the audit committee of the board of directors) of the REIT Guarantor by independent accountants in connection with an audit of the accounts of the REIT Guarantor;

(c)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the REIT Guarantor, and copies of all annual, regular, periodic and special reports and registration statements that the REIT Guarantor may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)    promptly, and in any event within five (5) Business Days after receipt thereof by the REIT Guarantor or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation by such agency regarding financial or other operational results of the REIT Guarantor or any Subsidiary thereof;

(e)    promptly, such additional information regarding the business, financial or corporate affairs of the REIT Guarantor or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request; and

(f)    promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent, any L/C Issuer or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, the Canadian AML Acts and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the REIT Guarantor posts such documents, or provides a link thereto, on the REIT Guarantor’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the REIT Guarantor’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Parent Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Parent Borrower shall notify the Administrative Agent (by telecopier or electronic mail), which shall notify each Lender, of the posting of any such documents and, upon request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Credit Parties hereby acknowledge that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Credit Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel that do not wish to receive material non-public information with respect to the Credit Parties or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Credit Parties hereby agree that so long as any Credit Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC,” the Credit Parties shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Credit Parties or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07) (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall treat any Borrower Materials that are not marked “PUBLIC” or that are marked “PRIVATE” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Credit Parties shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03    Notices.

Promptly following knowledge thereof by any Responsible Officer of any Credit Party, notify the Administrative Agent (which shall notify each Lender) of:

(a)    the occurrence of any Default;

(b)    any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)    the information set forth in Section 6.13 at the times required therein;

(d)    (i) any material change in accounting policies or financial reporting practices by the REIT Guarantor or any Subsidiary or (ii) any Person or group of Persons (other than a Consolidated Party) becoming the beneficial owner of twenty-five percent (25%) or more of the Equity Interests in any Credit Party; and

(e)    any announcement by Moody’s, S&P or Fitch of any change or possible adverse change in a Debt Rating.

Each notice pursuant to this Section 6.03 (other than Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer of the Parent Borrower or the REIT Guarantor setting forth details of the occurrence referred to therein and stating what action the Credit Parties have taken and propose to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04    Payment of Taxes.

Pay and discharge as the same shall become due and payable, all of its material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves with respect thereto, to the extent required by GAAP, are maintained on the books of the applicable Person, in each case in this Section 6.04 except in the case of an Immaterial Subsidiary where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.05    Preservation of Existence, Etc.

(a)    Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction not prohibited by Section 7.04, or to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(b)    take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c)    preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06    Maintenance of Properties.

Maintain, preserve and protect (or caused to be maintained, preserved and protected) all of its Unencumbered Properties and all other material property and equipment necessary in the operation of its business in good working order and condition, in each case, in a manner consistent in all material respects with how such Person maintained its Unencumbered Properties and other material property on the Restatement Effective Date, ordinary wear and tear excepted.

6.07    Maintenance of Insurance.

Maintain or use reasonable efforts to cause the tenants under all leases to which it is a party as landlord or the manager of its properties to maintain insurance with respect to its owned properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, which insurance, in the case of the Credit Parties and their Subsidiaries, shall be, to the Borrowers’ knowledge, with financially sound and reputable insurance companies (or to the extent approved by the Administrative Agent in writing, any captive insurance subsidiary that is included as part of a system or systems of self-insurance and reinsurance that accords with the practice of similar businesses).

6.08    Compliance with Laws.

Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees (including, without limitation, building and zoning laws and all Environmental Laws) applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09    Books and Records.

Maintain proper books of record and account, in which full, true and correct entries in conformity in all material respects with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Credit Party or Subsidiary, as the case may be.

6.10    Inspection Rights.

Subject to (x) rights of tenants, (y) applicable health and safety laws, and (z) except to the extent disclosure could reasonably be expected to contravene attorney client privilege or similar protection or violate any confidentiality or privacy obligation or otherwise contravene applicable law, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided that the Credit Parties shall have the right to participate in any such discussions), all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Parent Borrower; provided, however, that (i) absent an Event of Default, the Credit Parties shall only be required to pay for one such visit and inspection in any twelve (12) month period and (ii) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice. If requested by the Administrative Agent, the applicable Credit Party shall execute an authorization letter addressed to its accountants authorizing the Administrative Agent or any Lender to discuss the financial affairs of such Credit Party with its accountants.

6.11    Use of Proceeds.

Use the proceeds of any Extension of Credit to refinance existing indebtedness and for general corporate purposes not in contravention of any applicable Law or of any Loan Document, including, but not limited to the acquisition of Healthcare Facilities or companies owning Healthcare Facilities, funding working capital, dividends and capital expenditures.

6.12    REIT Status; Stock Exchange Status.

Operate their respective businesses at all times so as to satisfy all requirements necessary for the REIT Guarantor to qualify as a REIT under Sections 856 through 860 of the Code and (ii) maintain the REIT Guarantor’s qualification as a REIT under Sections 856 through 860 of the Code. The REIT Guarantor will maintain adequate records so as to comply with all record-keeping requirements relating to its qualification as a REIT as required by the Code and applicable regulations of the Department of the Treasury promulgated thereunder and will properly prepare and timely file with the IRS all returns and reports required thereby. In addition, the REIT Guarantor shall remain publicly traded with securities listed on the New York Stock Exchange or the NASDAQ Stock Market.

6.13    Employee Benefits.

Comply with the applicable provisions of ERISA and the Code with respect to each Plan, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) furnish to the Administrative Agent (x) within five (5) Business Days after any Responsible Officer of the REIT Guarantor or any ERISA Affiliate knows or has reason to know that an ERISA Event has occurred that, alone or together with any other ERISA Event, could reasonably be expected to result in liability of the REIT Guarantor or any of its ERISA Affiliates in an aggregate amount exceeding $50,000,000 or the imposition of a Lien, a statement setting forth details as to such ERISA Event and the action, if any, that the REIT Guarantor or ERISA Affiliate proposes to take with respect thereto, and (y) upon request by the Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the REIT Guarantor or any ERISA Affiliate with the IRS with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by the REIT Guarantor or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request).

6.14    Additional Guarantors.

(a)    If any Domestic Subsidiary becomes a borrower or a guarantor of, or otherwise incurs a payment obligation in respect of, any Unsecured Debt or any Person becomes an Intermediate Subsidiary Guarantor (each such Domestic Subsidiary and Intermediate Subsidiary Guarantor being referred to as a “New Subsidiary Guarantor”), then:

(i)    within 30 days (or such longer period as the Administrative Agent shall agree) of such event, the Borrower shall:

(A)    notify the Administrative Agent in writing of such event and the name of such New Subsidiary Guarantor;

(B)    provide the Administrative Agent with the U.S. taxpayer identification for such New Subsidiary Guarantor; and

(C)    provide the Administrative Agent with any and all documentation and other information that the Administrative Agent, or any Lender through the Administrative Agent, reasonably requests in order to comply with its obligations under applicable “know your customer” and applicable anti-money laundering rules and regulations, including the Patriot Act, the Canadian AML Acts and the Beneficial Ownership Regulation; and

(ii)    within 45 days (or such longer period as the Administrative Agent shall agree) of such event, the Borrower shall:

(A)    cause such New Subsidiary Guarantor to execute and deliver to the Administrative Agent a joinder agreement in substantially the form attached hereto as Exhibit G; and

(B)    deliver to the Administrative Agent (x) the items referenced in Sections 4.01(a)(iii) and (iv) with respect to such New Subsidiary Guarantor and (y) if requested by the Administrative Agent, favorable opinions of counsel (which counsel shall be reasonably acceptable to the Administrative Agent), addressed to the Administrative Agent and each Lender, as to such matters concerning such New Subsidiary Guarantor and the Loan Documents to which such New Subsidiary Guarantor is a party as the Administrative Agent may reasonably request all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b)    Notwithstanding anything to the contrary contained in this Agreement:

(i)    In the event that the results of any such “know your customer” or similar investigation conducted by the Administrative Agent with respect to any New Subsidiary Guarantor are not reasonably satisfactory to the Administrative Agent, such New Subsidiary Guarantor, as applicable, shall not be permitted to become a Guarantor, and for the avoidance of doubt (a) no Default shall occur as a result thereof and (b) no Property owned or ground leased, directly or indirectly, by such New Subsidiary Guarantor, as the case may be, shall be included as an Unencumbered Property unless (x) such Property satisfies all of the Unencumbered Property Criteria (other than the criterion requiring such New Subsidiary Guarantor to be a Subsidiary Guarantor) and (y) the Administrative Agent provides its prior written consent; and

(ii)    If any Foreign Subsidiary provides a guaranty of any Sabra Senior Notes or otherwise is or becomes a borrower or a guarantor of, or otherwise incurs or has incurred a payment obligation in respect of, any Unsecured Debt of the REIT Guarantor or any Subsidiary thereof that is organized under the laws of any state within the United States (other than any Subsidiary of any other Subsidiary of the Parent Borrower that is organized under the laws of any jurisdiction other than a state within the United States), then the REIT Guarantor and the Parent Borrower shall cause each such Foreign Subsidiary to become a Subsidiary Guarantor hereunder through the procedures described above in this Section 6.14.

6.15    Environmental Matters.

(a)    (i) Comply, and use commercially reasonable efforts to cause all its lessees and other Persons operating or occupying its Properties to comply, with all applicable Environmental Laws, (ii) obtain and renew, or use commercially reasonable efforts to cause to be obtained and renewed, all environmental permits necessary for its operations and Properties and (iii) promptly take all actions necessary to prevent the imposition of any Liens on any of its Properties arising out of or related to any Environmental Laws, except, in the case of each of clause (i) through (iii), where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b)    In respect of any Property, if any Credit Party or any Subsidiary of a Credit Party shall (i) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person, (ii) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against any Credit Party or Subsidiary alleging violations of any Environmental Law or requiring any such Person to take any action in connection with the release of any Hazardous Substance or (iii) receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for costs associated with a response to or cleanup of a release of a Hazardous Substance or any damages caused thereby, the applicable Person shall provide the Administrative Agent with a copy of such notice within ten (10) days after the receipt thereof by such Person, except, in the case of each of clause (i) through (iii), where any such notice relates to a potential or alleged violation that would not reasonably be expected to result in a Material Adverse Effect.

6.16    Further Assurances.

Promptly upon written request by the Administrative Agent, to the extent not prohibited by applicable Law or otherwise in contravention of the Credit Parties’ obligations under the Loan Documents, do, execute, acknowledge, deliver, register and re-register any and all such further acts, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to materially satisfy and carry out more effectively the purposes of the Loan Documents.

6.17    Compliance with Material Contracts.

Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, use its commercially reasonable efforts to enforce, in all respects, each such Material Contract in accordance with its terms, other than, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.18    Anti-Corruption.

Conduct its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions to the extent applicable to, and binding on, the Credit Parties and maintain policies and procedures designed to promote and achieve, in its reasonable judgment, compliance in all material respects with such laws.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Credit Party shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly:

7.01    Liens.

Create, incur, assume or suffer to exist any Lien or Negative Pledge upon (i) any Unencumbered Property, (ii) the Equity Interests in any Direct Owner of an Unencumbered Property or in any Indirect

Owner of a Direct Owner thereof or (iii) the right to any income from any of the foregoing other than the following:

(a)    Liens and Negative Pledges, if any, pursuant to any Loan Document;

(b)    Liens for Taxes not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto, to the extent required by GAAP, are maintained on the books of the applicable Person;

(c)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto, to the extent required by GAAP, are maintained on the books of the applicable Person;

(d)    inchoate Liens arising in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, or to secure statutory obligations, other than any Lien imposed by ERISA;

(e)    the interests of lessees and lessors under leases or subleases (including Facility Leases) of, and the interest of managers or operators with respect to, real or personal property made in the ordinary course of business;

(f)    zoning restrictions, easements, rights-of-way, restrictions, title defects and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(g)    any Negative Pledge permitted under Section 7.11;

(h)    pledges of membership or partnership interests in any Subsidiary organized in a Canadian province granted by a Credit Party in favor of an upper-tier Credit Party as security for an intercompany loan; and

(i)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments.

7.02    [Intentionally Omitted].

7.03    Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)    Indebtedness under the Loan Documents; and

(b)    other Indebtedness; provided that (i) at the time of the incurrence of such Indebtedness and after giving effect thereto (including any Liens associated therewith) no Event of Default has occurred and is continuing or would result therefrom, (ii) with respect to obligations of a Credit Party in respect of Swap Contracts, such Swap Contracts shall be entered into in order to manage existing or anticipated risk and not for speculative purposes and (iii) immediately after giving effect to the incurrence of such Indebtedness, the Credit Parties shall be in compliance, on a pro forma basis, with the provisions of Section 7.10 (in the case of Sections 7.10(c), (f) and (g), on a Pro Forma Basis).

7.04    Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)    so long as no Event of Default exists or would result therefrom, any Subsidiary of either Borrower may merge or consolidate with (i) the REIT Guarantor or a Borrower, provided that the REIT Guarantor or such Borrower, as applicable, shall be the continuing or surviving Person or (ii) any one or more other Subsidiaries of either Borrower, provided that if any Subsidiary Guarantor is merging or consolidating with another Subsidiary of a Borrower that is not a Subsidiary Guarantor, the Subsidiary Guarantor party to such merger or consolidation shall be the continuing or surviving Person;

(b)    so long as no Event of Default exists or would result therefrom, any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, pursuant to a Division or otherwise) to a Borrower or another Subsidiary, provided that if the transferor in such a transaction is a Subsidiary Guarantor, then the transferee must be a Subsidiary Guarantor or a Borrower; and provided, further, that if any Subsidiary that is a limited liability company consummates a Division, each Division Successor must comply with the obligations set forth in Section 6.14;

(c)    any Subsidiary (other than a Borrower) may merge with or into, consolidate with or amalgamate with any Person in order to consummate an Investment permitted by Section 7.02 or a Disposition not prohibited by Section 7.05;

(d)    so long as no Event of Default exists or would result therefrom, any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Person other than a Borrower or another Subsidiary, provided that immediately upon giving effect to such Disposition, the Credit Parties shall be in compliance, on a pro forma basis, with the provisions of Section 7.10 (in the case of Sections 7.10(c), (f) and (g), on a Pro Forma Basis); and provided, further, that if any Subsidiary that is a limited liability company consummates a Division, each Division Successor must comply with the obligations set forth in Section 6.14; and

(e)    any Subsidiaries may liquidate, wind-up or dissolve if the Borrower determines in good faith that such liquidation, winding up or dissolution is in the best interests of the Credit Parties and is not materially disadvantageous to the Lenders.

Notwithstanding anything to the contrary contained herein, in no event shall the REIT Guarantor, Intermediate Subsidiary Guarantors, if any or either Borrower be permitted to engage in any transaction pursuant to which it is reorganized or reincorporated in any jurisdiction other than a state of the United States or the District of Columbia.

7.05    Dispositions.

Make any Disposition (whether in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) not otherwise permitted under Section 7.04, or, in the case of any Subsidiary of the REIT Guarantor, issue, sell or otherwise dispose of any of such Subsidiary’s Equity Interests to any Person, unless:

(a)    no Event of Default has occurred and is continuing immediately before and after such Disposition; and

(b)    immediately upon giving effect to such Disposition, the Credit Parties shall be in compliance, on a pro forma basis, with the provisions of Section 7.10 (in the case of Sections 7.10(c), (f) and (g), on a Pro Forma Basis).

7.06    Restricted Payments.

Declare or make any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, if any Event of Default shall have occurred and be continuing or would result therefrom; provided that

(a)    each Subsidiary (other than the Parent Borrower) may declare and make Restricted Payments ratably to the holders of such Subsidiary’s Equity Interests according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)    any Consolidated Party may declare and make Restricted Payments payable solely in the common stock or other common Equity Interests in such Person; and

(c)    so long as no Event of Default under Section 8.01(a), (f) or (g) shall have occurred and be continuing and would not result therefrom and none of the Obligations have been accelerated under Section 8.02, the Parent Borrower (and in turn the REIT Guarantor) may declare and make Restricted Payments in any fiscal year in an aggregate amount equal to the amount required to be paid by the REIT Guarantor to its equity holders in order for the REIT Guarantor to (x) maintain its REIT status and (y) avoid the payment of federal or state income or excise tax.

7.07    Change in Nature of Business.

(a)    Engage in any material line of business other than Permitted Businesses.

(b)    In the case of the REIT Guarantor, fail to carry on substantially all of its business through the Parent Borrower and the Parent Borrower’s Subsidiaries and cause the proceeds of all equity issuances and contributions from investors in the Parent Borrower to be funded solely to the Parent Borrower to fund the Borrowers’ and their respective Subsidiaries’ business activities, except for capital retained at the REIT Guarantor level to cover REIT Guarantor operating expenses.

7.08    Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of a Credit Party, whether or not in the ordinary course of business, except (i) transactions on fair and reasonable terms substantially as favorable to the Credit Party or such Subsidiary as would be obtainable by the Credit Party or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate or (ii) payments of compensation, perquisites and fringe benefits arising out of any employment or consulting relationship in the ordinary course of business, (iii) payments of Restricted Payments permitted by this Agreement, (iv) Investments permitted by this Agreement, or (v) transactions between or among the REIT Guarantor, either Borrower, any Guarantor and any Wholly Owned Subsidiary of the Parent Borrower.

7.09    Sanctions; Anti-Money Laundering; Anti-Corruption.

(a)    Use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is known by the chief executive officer, chief financial officer or general counsel of the REIT Guarantor to be the subject of Sanctions, or in any other manner that will result in a violation of Sanctions by the REIT Guarantor or any of its Subsidiaries.

(b)    Knowingly engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated in any law, regulation or other binding measure by the Organisation for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering (solely to the extent such Organisation has jurisdiction over the Credit Parties and such law, regulation or other measure is applicable to, and binding on, the Credit Parties) or violate in any material respect these laws or any other applicable anti-money laundering law or knowingly engage in these actions.

(c)    Use the proceeds of any Credit Extension for any purpose which would breach in any material respect the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions to the extent applicable to, and binding on, the Credit Parties.

7.10    Financial Covenants.

(a)    Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio to be greater than sixty percent (60%) as of the end of any fiscal quarter of the REIT Guarantor. Notwithstanding the foregoing, the Credit Parties shall be permitted to increase the maximum Consolidated Total Leverage Ratio to sixty five percent (65%) for any fiscal quarter in which a Significant Acquisition occurs and for the three consecutive full fiscal quarters immediately thereafter.

(b)    Consolidated Secured Debt Leverage Ratio. Permit the Consolidated Secured Debt Leverage Ratio to be greater than thirty percent (30%) as of the end of any fiscal quarter of the REIT Guarantor.

(c)    Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.50 to 1.00 as of the end of any fiscal quarter of the REIT Guarantor.

(d)    Consolidated Unsecured Leverage Ratio. Permit the Consolidated Unsecured Leverage Ratio to be greater than sixty percent (60%) as of the end of any fiscal quarter of the REIT Guarantor. Notwithstanding the foregoing, the Credit Parties shall be permitted to increase the maximum Consolidated Unsecured Leverage Ratio to sixty five percent (65%) as of the end of any fiscal quarter in which a Significant Acquisition occurs and for the three consecutive full fiscal quarters immediately thereafter.

(e)    Consolidated Adjusted Net Worth. Permit the Consolidated Adjusted Net Worth to be, at any time, less than the sum of (i) amount equal to $2,782,307,000 plus (ii) an amount equal to 75% of the net proceeds received by the REIT Guarantor from any offerings of Equity Interests of the REIT Guarantor occurring after the last day of the REIT Guarantor’s fiscal quarter most recently ended prior to the Restatement Effective Date in respect of which financial statements are available (other than (x) proceeds received or expected to be received within ninety (90) days before or after the redemption, retirement or repurchase of Equity Interests in the REIT Guarantor up to the amount paid by the REIT Guarantor in connection with such redemption, retirement or repurchase, in each case where, for the avoidance of doubt, the net effect is that the REIT Guarantor shall not have increased its net worth as a result of any such proceeds less (y) the amount of any proceeds that were expected to be, but were not, received within 90 days after any such redemption, retirement or repurchase).

(f)    Consolidated Unsecured Interest Coverage Ratio. Permit the Consolidated Unsecured Interest Coverage Ratio to be less than 2.00 to 1.00 as of the end of any fiscal quarter of the REIT Guarantor.

7.11    Burdensome Agreements.

Directly or indirectly, enter into any Contractual Obligation that prohibits, in whole or in part, (a) any Wholly Owned Subsidiary making Restricted Payments to a Borrower or any other Credit Party, (b) any Wholly Owned Subsidiary (other than an Excluded Subsidiary) transferring assets or properties to a Borrower or any other Credit Party, (c) any Wholly Owned Subsidiary that is a Domestic Subsidiary (other than an Excluded Subsidiary) or an Intermediate Subsidiary Guarantor Guaranteeing any Obligations or (d) any Credit Party creating, incurring, assuming or suffering to exist Liens on any (i) Unencumbered Property, (ii) the Equity Interests in any Direct Owner of any Unencumbered Property or in any Indirect Owner of a Direct Owner thereof or (iii) the right to any income from any of the foregoing to secure the Obligations, other than (x) any Loan Document, (y) pursuant to any Permitted Pari Passu Provision, and (z) as required by or pursuant to applicable Law; provided that (i) clause (b) of this Section 7.11 shall not prohibit limitations or restrictions contained in (A) any agreement governing purchase money Liens or Capital Lease obligations otherwise permitted under this Agreement (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (B) rights of first refusal, rights of first offer, purchase options and similar rights that do not materially detract from the value of the property subject thereto, (C) leases, subleases, licenses and sublicenses, in each case so long as such restrictions relate to the assets subject thereto or (D) provisions restricting assignment of any agreement (including, without limitation, any such provisions restricting assignments, subletting or other transfers contained in leases, subleases, licenses, sublicenses or similar agreement) entered into in the ordinary course of business; (ii) clauses (a), (b) and (d) of this Section 7.11 shall not prohibit any agreement relating to the sale or any other Disposition of any Subsidiary or any assets pending such sale or other Disposition, provided that, in any such case, such restrictions apply only to the Subsidiary or the assets that are the subject of such sale or other Disposition and such sale or other Disposition is permitted hereunder; (iii) clauses (a), (b) and (c) of this Section 7.11 shall not prohibit, limitations or restrictions provided in favor of any holder of Secured Debt that is owed to a non-Affiliate of the Parent Borrower and that is permitted under Section 7.03 (provided that any Negative Pledge thereunder shall only be effective against the assets or property securing such Indebtedness or the Equity Interests in any owner of the assets or property securing such Indebtedness or in any indirect owner (other than a Borrower or any other Credit Party) of such owner).

7.12    Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.13    Amendments of Organization Documents.

At any time cause or permit any of its Organization Documents to be modified, amended or supplemented in any respect whatsoever, without, in each case, the express prior written consent or approval of the Administrative Agent, if such changes would adversely affect in any material respect the rights of the Administrative Agent, any of the L/C Issuers or any of the Lenders hereunder or under any of the other Loan Documents.

7.14    Accounting Changes.

Make any change in (a) accounting policies or reporting practices, except as required or permitted by GAAP, FASB, the SEC or any other regulatory body, or otherwise to the extent required pursuant to applicable Law, or (b) fiscal year.

7.15    Compliance with Environmental Laws.

Do, or permit any other Person, using commercially reasonable efforts in the case of any Person not under the control of a Credit Party, to generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Substances on any Property or transport or permit the transportation of Hazardous Substances to or from any such Property other than in compliance with applicable Environmental Laws and in the ordinary course of business, except where any such use, generation, conduct or other activity has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01    Events of Default.

Any of the following shall constitute an Event of Default:

(a)    Non-Payment. The Credit Parties fail to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)    Specific Covenants. The Credit Parties or any of their Subsidiaries fail to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02(a), 6.03(a), (b) or (d), Section 6.05 (solely with respect to the Credit Parties), Section 6.14, Article VII or Article XI; or

(c)    Other Defaults. The Credit Parties or any of their Subsidiaries fail to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days (or sixty (60) days if such failure is susceptible of being remedied within sixty (60) days and the Credit Parties or their Subsidiaries, as applicable, are diligently proceeding to remedy such failure) after the earlier of (i) the date upon which a Responsible Officer of any Credit Party obtains knowledge of such failure or (ii) the receipt by the Borrower of written notice of such failure from the Administrative Agent (which notice will be given at the request of any Lender); or

(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made (or, to the extent qualified by materiality, shall be incorrect in any respect when made or deemed made); or

(e)    Cross-Default. (i) there occurs any event of default (after the expiration of any applicable notice and/or cure period) under any Sabra Senior Notes or any indenture evidencing or governing any

Sabra Senior Notes; (ii) any Credit Party or any Subsidiary fails (after giving effect to any notice or grace periods applicable thereto) to make any required payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Recourse Indebtedness or fails to observe or perform any other agreement or condition relating to any such Material Recourse Indebtedness contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Recourse Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Material Recourse Indebtedness pursuant to the terms thereof to be demanded or to become due or to require such Credit Party or Subsidiary to repurchase, prepay, defease or redeem (automatically or otherwise) or make an offer to repurchase, prepay, defease or redeem such Material Recourse Indebtedness pursuant to the terms thereof, prior to its stated maturity; (iii) any Credit Party or any Subsidiary fails (after giving effect to any notice or grace periods applicable thereto) to make any required payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Non-Recourse Indebtedness or fails to observe or perform any other agreement or condition relating to any such Material Non-Recourse Indebtedness contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Non-Recourse Indebtedness to cause, with the giving of notice if required, such Material Non-Recourse Indebtedness pursuant to the terms thereof to be demanded or to become due or to require such Credit Party or Subsidiary to repurchase, prepay, defease or redeem (automatically or otherwise) or make an offer to repurchase, prepay, defease or redeem such Material Non-Recourse Indebtedness pursuant to the terms thereof, prior to its stated maturity; or (iv) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Credit Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Credit Party or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by a Credit Party or such Subsidiary as a result thereof is greater than the Threshold Amount; provided that this clause (e) shall not apply to (i) Secured Debt that becomes due and payable as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is assumed or repaid in full when required under the documents providing for such Indebtedness, (ii) any redemption, repurchase, conversion or settlement with respect to any convertible debt security which is consummated in accordance with the terms of such convertible debt security, unless such redemption, repurchase, conversion or settlement results from a default thereunder or an event of the type that constitutes an Event of Default or (iii) any early payment requirement or unwinding or termination with respect to any Swap Contract (A) not arising out of a default by any Credit Party and (B) to the extent that such Swap Termination Value owed has been paid in full by such Credit Party when due; or

(f)    Insolvency Proceedings, Etc. Any Credit Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged, undismissed or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undischarged, undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)    Inability to Pay Debts; Attachment. (i) Any Credit Party or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h)    Judgments. There is entered against any Credit Party or any Material Subsidiary (i) one or more final nonappealable judgments or orders that have not been discharged for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $50,000,000 (to the extent (x) not covered by independent third-party insurance as to which the insurer does not dispute coverage or (y) for which the applicable Credit Party or Material Subsidiary has not been indemnified), or (ii) any one or more non-monetary final nonappealable judgments that have not been discharged and that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Credit Party or any Subsidiary under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $50,000,000; or (ii) any Credit Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable notice and grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $50,000,000; or (iii) or any failure by any Credit Party or any Subsidiary to perform its obligations under a Canadian Pension Plan which has resulted or could reasonably be expected to result in liability of any Credit Party or any Subsidiary in an aggregate amount in excess of $50,000,000; or

(j)    Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all of the Obligations, ceases to be in full force and effect; or any Credit Party or any other Person contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Credit Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document; or

(k)    Change of Control. There occurs any Change of Control.

For purposes of clauses (f), (g), and (h) above, no Event of Default shall be deemed to have occurred with respect to a Material Group unless the type of event specified therein has occurred with respect to each Subsidiary that is a member of such Material Group.

8.02    Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)    declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Credit Parties;

(c)    require that the Credit Parties Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)    exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of an Event of Default with respect to any Credit Party pursuant to Section 8.01(f) or (g) or the occurrence of an actual or deemed entry of an order for relief with respect to any Credit Party under the Bankruptcy Code, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Credit Parties to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03    Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.17 and 2.18, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between a Credit Party and any Lender, or any Affiliate of a Lender, ratably among the Lenders (and, in the case of such Swap Contracts, Affiliates of Lenders) and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between a Credit Party and any Lender, or any Affiliate of a Lender and amounts owing under Treasury Management Agreements, ratably among the Lenders (and, in the case of such Swap Contracts, Affiliates of Lenders), the Treasury Management Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Credit Parties pursuant to Sections 2.03, 2.06(d) and/or 2.17; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Credit Parties or as otherwise required by Law.

Subject to Sections 2.03(c), 2.06(d) and 2.17, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or such Guarantor’s assets, but appropriate adjustments shall be made with respect to payments from the other Credit Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01    Appointment and Authority.

Each of the Lenders and each of the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as otherwise expressly set forth herein, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and none of the Credit Parties shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02    Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with a Credit Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03    Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)    shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Parent Borrower, a Lender or an L/C Issuer; and

(e)    shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document or in any other document delivered hereunder or thereunder or in connection herewith or therewith, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04    Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Credit Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05    Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06    Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Parent Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the approval (not to be unreasonably withheld or delayed) of the Parent Borrower (unless an Event of Default has occurred and is continuing), to appoint a successor, which (x) shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States and (y) shall not be a Defaulting Lender or a Disqualified Institution; provided that if any such potential successor is not classified as a “U.S. person” and a “financial institution” within the meaning of Treasury Regulation Section 1.1441-1, then the Parent Borrower shall have the right to prohibit such potential successor from becoming the Administrative Agent in its reasonable discretion. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers (and subject to the approval (not to be unreasonably withheld or delayed) of the Parent Borrower (unless an Event of Default has occurred and is continuing)), appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if any such potential successor is not classified as a “U.S. person” and a “financial institution” within the meaning of Treasury Regulation Section 1.1441-1, then the Parent Borrower shall have the right to prohibit such potential successor from becoming the Administrative Agent in its reasonable discretion; provided, further that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent (other than such amounts then owed to the retiring Administrative Agent) shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as an L/C Issuer. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(b). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of Bank of America as a retiring L/C Issuer, (b) Bank of America shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents as a retiring L/C Issuer and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by Bank of America and outstanding at the time of such succession or make other arrangement satisfactory to Bank of America to effectively assume the obligations of Bank of America as a retiring L/C Issuer with respect to such Letters of Credit.

9.07    Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08    No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Arrangers, the Co-Syndication Agents or the Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.09    Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding under any Debtor Relief Law relative to a Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on either Borrower or both Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(g) and (h), 2.10 and 10.04) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or L/C Issuer in any such proceeding.

9.10    Collateral and Guaranty Matters.

The Lenders and the L/C Issuers irrevocably authorize the Administrative Agent:

(a)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and the expiration or termination of all Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with any Disposition, or (iii) as approved in accordance with Section 10.01; and

(b)    to release any Subsidiary from its obligations under the Guaranty if such Person (i) ceases to be a Subsidiary or is or becomes an Excluded Subsidiary or otherwise ceases to be required to provide, as expressly provided herein, the Guaranty, in each case, as a result of a transaction permitted hereunder, or (ii) is not a borrower or guarantor of, or does not otherwise have a payment obligation in respect of, any Unsecured Debt (other than (x) under the Loan Documents and (y) any Unsecured Debt in respect of which such Subsidiary Guarantor shall be released as a borrower or guarantor or other obligor substantially concurrently with the release hereunder).

Upon the release of any Person pursuant to this Section 9.10, the Administrative Agent shall (to the extent applicable) deliver to the Credit Parties, upon the Credit Parties’ request and at the Credit Parties’ expense, such documentation as is reasonably necessary to evidence the release of such Person from its obligations under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 9.10.

Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any other Lender. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

9.11    Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of either Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)    Such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of ether Borrower or any other Credit Party, that no Agent nor any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

ARTICLE X.

MISCELLANEOUS

10.01    Amendments, Etc.

Subject to Section 3.03(c) and the last paragraph of this Section 10.01, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Credit Parties therefrom, shall be effective unless in writing signed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) and the applicable Credit Parties, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that

(a)    only the written consent of each Lender directly affected thereby shall be required to the extent such amendment, waiver or consent shall:

(i)    extend the expiration date or increase the amount of the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02);

(ii)    postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document; or

(iii)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder (including pursuant to Section 2.06) or under any other Loan Document; provided, however, that only the consent of the Required Lenders shall be necessary to (i) amend the definition of “Default Rate” or to waive any obligation of either Borrower to pay interest at the Default Rate, and (ii) waive any obligation of the Borrower to pay Letter of Credit Fees at the Default Rate;

(b)    the written consent of each Lender shall be required to the extent such amendment, waiver or consent shall:

(i)    waive any condition set forth in Section 4.01(a) (provided that, unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a confirmation by such Lender to the Borrowers, the Administrative Agent and the other Lenders that, insofar as such Lender is concerned, the Borrowers have satisfied the conditions precedent for initial Loans set forth in Section 4.01(a));

(ii)    change Section 2.14 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby;

(iii)    change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend,

waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder; provided that (x) with the consent of the Required Lenders, such terms and provisions may be amended on customary terms in connection with an “amend and extend” transaction, but only if all Lenders that consent to such “amend and extend” transaction are treated on a pro rata basis and (y) such terms and provisions may be amended in connection with the establishment of any Incremental Term Loan Facility, with the consent of the Administrative Agent and the Lenders providing commitments for such Incremental Term Loan Facility, so long as such payments continue to be based on each Lender’s Applicable Percentage with respect to the Facilities in which it participates; or

(iv)    the release of the REIT Guarantor or any Intermediate Subsidiary Guarantor from its obligations under the Guaranty, or the release of all or substantially all of the value of the Guaranty; or

(c)    only the written consent of each Lender under the applicable Facility shall be required to the extent such amendment, waiver or consent shall change the definition of “Required Revolving Lenders,” “Tranche Required Lender,” “Required Term A-1 Lenders,” “Required Term A-2 Lenders,” “Required Term A-3 Lenders” or “Required CAD Term Lenders”;

(d)    only the written consent of the Required Revolving Lenders shall be required to amend, waive or otherwise modify any of the conditions precedent set forth in Section 4.02 with respect to any Credit Extension under the Revolving Credit Facility; and

(e)    only the written consent of (i) the Required Term A-1 Lenders shall be required to the extent such amendment, waiver or consent shall impose any greater restriction on the ability of any Term A-1 Lender to assign any of its rights or obligations hereunder, (ii) the Required Term A-2 Lenders shall be required to the extent such amendment, waiver or consent shall impose any greater restriction on the ability of any Term A-2 Lender to assign any of its rights or obligations hereunder, (iii) the Required Term A-3 Lenders shall be required to the extent such amendment, waiver or consent shall impose any greater restriction on the ability of any Term A-3 Lender to assign any of its rights or obligations hereunder, (iv) the Required CAD Term Lenders shall be required to the extent such amendment, waiver or consent shall impose any greater restriction on the ability of any CAD Term Lender to assign any of its rights or obligations hereunder and (v) the Required Revolving Lenders shall be required to the extent such amendment, waiver or consent shall impose any greater restriction on the ability of any Revolving Lender to assign any of its rights or obligations hereunder;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by an L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letters may only be amended, and the rights or privileges thereunder may only be waived, in a writing executed by each of the parties thereto.

Notwithstanding the fact that the consent of all of the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow either Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding.

Notwithstanding anything to the contrary herein,

(a)    no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (i) the Commitment of any Defaulting Lender may not be increased or extended or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case, without the consent of such Defaulting Lender and (ii) any waiver, amendment, consent or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely relative to other affected Lenders shall require the consent of such Defaulting Lender;

(b)    the Administrative Agent and the Parent Borrower may, with the consent of the other (but without the consent of any Lender or other Credit Party), amend, modify or supplement this Agreement and any other Loan Document (and such amendment, modification or supplement shall become effective without any further action or consent of any other party to this Agreement);

(i)    to cure any ambiguity, omission, typographical error, mistake, defect or inconsistency in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto) if such amendment, modification or supplement does not adversely affect the rights of the Administrative Agent or any Lender, or

(ii)    to add a “Subsidiary Guarantor” in accordance with the applicable provisions of this Agreement and the other Loan Documents; and

(c)    this Agreement may be amended with the written consent of the Administrative Agent and the Parent Borrower (i) to add one or more Incremental Facilities to this Agreement subject to the limitations in Section 2.16 and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing Loans and Commitments hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing Loans and Commitments hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent, the Lenders providing such Incremental Facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

10.02    Notices; Effectiveness; Electronic Communication.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to the Credit Parties, the Administrative Agent or an L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate,

notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Credit Parties).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer provided pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, any L/C Issuer or the Parent Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Credit Parties, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Credit

Party, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)    Change of Address, Etc. Each of the Credit Parties, the Administrative Agent and each of the L/C Issuers may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier number, electronic mail address or telephone number by notice to the Parent Borrower, the Administrative Agent, and, in the case of Revolving Lenders, the L/C Issuers. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to a Credit Party or its securities for purposes of United States Federal or state securities Laws.

(e)    Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Committed Loan Notices, and Letter of Credit Applications) purportedly given by or on behalf of one or both of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them, in accordance with Section 10.04, from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of one or both of the Borrowers. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03    No Waiver; Cumulative Remedies.

No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against a Credit Party and its Subsidiaries or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all of the Lenders and all of the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from enforcing payments of amounts payable to such Lender pursuant to Sections 3.01, 3.04, 3.05 and 10.04 or from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.14), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party or any Subsidiary under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as the Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04    Expenses; Indemnity; Damage Waiver.

(a)    Costs and Expenses. The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Arrangers (including the reasonable fees, charges and disbursements of one counsel, and, if applicable, one local counsel in each material jurisdiction, for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, due diligence, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of counsel for the Administrative Agent, any Lender or any L/C Issuer; provided that reimbursement for fees, charges and disbursements of additional counsel of the Lenders will be limited to one additional counsel for all of the Lenders (and one additional counsel per specialty area and one local counsel per applicable jurisdiction), plus additional counsel as necessary in the event of an actual or potential conflict of interest among the Lenders), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    Indemnification by the Borrower. Each Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, the Agents and their Affiliates and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by a Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby (including, without limitation, each Lender’s agreement to make Loans or the use or intended use of the proceeds thereof) or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by a Credit Party or any Subsidiary, or any Environmental Liability related in any way to a Credit Party or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Credit Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Credit Party against an Indemnitee for breach in bad faith or a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from any litigation in which an Indemnitee and one or more Credit Parties are adverse to each other, and in which the Credit Parties prevail on their claims and the Indemnitee does not prevail on its defenses or its counterclaims interposed in such litigation and such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes, other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)    Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issue or any Related Party of any of the foregoing and without relieving the Borrowers of their obligations with respect thereto, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(e).

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable judgment.

(e)    Payments. All amounts due under this Section 10.04 shall be payable not later than ten (10) Business Days after demand therefor (accompanied by backup documentation to the extent available).

(f)    Survival. The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent and any L/C Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

10.05    Payments Set Aside.

To the extent that any payment by or on behalf of one or both of the Borrowers is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06    Successors and Assigns.

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder (except in a transaction not prohibited by Section 7.04) without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 10.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 10.06, or (iii) by way of pledge or assignment or grant of a security interest subject to the restrictions of subsection (f) of this Section 10.06 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment (in each case with respect to any Facility) and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in subsection (b)(i)(A) of this Section 10.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 in the case of any assignment in respect of any Facility unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Parent Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations under the Facilities on a non-pro rata basis.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 10.06 and, in addition:

(A)    the consent of the Parent Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Parent Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)    the consent of the L/C Issuers shall be required for any assignment of a Revolving Commitment.

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)    No Assignment to a Credit Party. No such assignment shall be made to a Credit Party or any Affiliate or Subsidiary of a Credit Party.

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person (or to a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).

(vii)    No Assignment to Defaulting Lenders or Disqualified Institutions. No such assignment shall be made to a Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (vii) or to a Disqualified Institution.

(viii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.06.

(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrowers, any L/C Issuer and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Credit Parties, the Administrative Agent or any L/C Issuer, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) or any Person that would not constitute an Eligible Assignee, is a Defaulting Lender or a Disqualified Institution or a Credit Party or any Affiliate or Subsidiary of any Credit Party) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section 10.06, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.06. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(f)    Certain Pledges. Any Lender may at any time pledge, assign or grant a security interest in, all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment or grant of a security interest to secure obligations to a Federal Reserve Bank or any other central banking authority; provided that no such pledge or assignment or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Lender as a party hereto.

(g)    Disqualified Institutions.

(i)    Neither the Administrative Agent nor any assigning Lender shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, neither the Administrative Agent nor any assigning Lender shall (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

(ii)    No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Parent Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Parent Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (g)(ii) shall not be void, but the other provisions of this clause (g) shall apply.

(iii)    If any assignment or participation is made to any Disqualified Institution without the Parent Borrower’s prior written consent in violation of clause (ii) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrowers may, at their sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Institution and repay all Obligations of the Borrowers owing to such Disqualified Institution in connection with such Revolving Commitment (but only to the extent that no proceeds of Revolving Loans are used to make such repayment), (B) in the case of outstanding Term Loans held by Disqualified Institutions, purchase or prepay such Term Loans by paying the lesser of (x) the outstanding principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder (but, in each case under this clause (B), only to the extent that no proceeds of Revolving Loans are used to make such purchase or prepayment) and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.06), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the outstanding principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iv)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders or the Administrative Agent, or (z) access the Platform or any other electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Bankruptcy Plan”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Bankruptcy Plan, (2) if such Disqualified Institution does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(v)    The Administrative Agent shall have the right, and the Borrowers hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Parent Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.

(h)    Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time a Lender that is an L/C Issuer assigns all of its Commitments and Loans pursuant to subsection (b) above, such Lender may, upon thirty (30) days’ notice to the Parent Borrower and the Lenders, resign as an L/C Issuer. In the event of any such resignation as an L/C Issuer, the Borrowers shall be entitled to appoint from among the Revolving Lenders (with the Administrative Agent’s consent and the applicable Revolving Lender’s consent) a successor L/C Issuer hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of such Lender as an L/C Issuer. If any Lender resigns as an L/C Issuer, it shall retain all rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Lenders to make Base Rate Committed Revolving Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(b)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by the resigning L/C Issuer and outstanding at the time of such succession or make other arrangements reasonably satisfactory to the resigning L/C Issuer to effectively assume the obligations of the resigning L/C Issuer with respect to such Letters of Credit.

10.07    Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and each L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) on a need-to-know basis to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.16(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Credit Party and its obligations, (g) with the consent of the Parent Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07 by the disclosing Person, (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Credit Party that the Administrative Agent, any such Lender or any such L/C Issuer reasonably believes is not bound by a duty of confidentiality to the Credit Parties or (z) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 10.07, (i) on a confidential basis to (i) any rating agency in connection with rating the Parent Borrower, the REIT Guarantor or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided hereunder or (j) as reasonably required by any Lender or other Person that would qualify as an Eligible Assignee hereunder (without giving effect to the consent required under Section 10.06(b)(iii)) providing financing to such Lender (provided such Lenders or such other Persons are advised of the confidential nature of such information and agree to keep such information confidential). In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and customary information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section 10.07, “Information” means all information received from or on behalf of any Credit Parties or any Subsidiary relating to a Credit Party or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by a Credit Party or any Subsidiary, provided that, in the case of information received from a Credit Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own or its other similarly situated customers’ confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning a Credit Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08    Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of a Credit Party against any and all of the Obligations of the Credit Parties now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Credit Parties may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Parent Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the provisions of this Section 10.08, if at any time any Lender, any L/C Issuer or any of their respective Affiliates maintains one or more deposit accounts for a Borrower or any other Credit Party into which Medicare and/or Medicaid receivables are deposited, such Person shall waive the right of setoff set forth herein.

10.09    Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (including without limitation, the Criminal Code (Canada)) (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and

(c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10    Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11    Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12    Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or any L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13    Replacement of Lenders.

If any Lender requests compensation under Section 3.04, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, a Disqualified Institution or a Non-Consenting Lender, then the Borrowers may, at its sole expense and effort, upon notice from the Parent Borrower to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an

Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)    the assignment fee specified in Section 10.06(b) shall have been paid to or waived by the Administrative Agent;

(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)    such assignment does not conflict with applicable Laws; and

(e)    in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Each party hereto agrees that (a) an assignment required pursuant to this Section 10.13 may be effected pursuant to an Assignment and Assumption executed by the Parent Borrower, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

Notwithstanding anything in this Section 10.13 to the contrary, (i) any Lender that acts as an L/C Issuer may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder.

10.14    Governing Law; Jurisdiction; Etc.

(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)    SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE

JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST A CREDIT PARTY OR ANY OF ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)    WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 10.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15    Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

10.16    No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Credit Parties acknowledge and agree, and acknowledge their Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger, the Lenders and the other Arrangers are arm’s-length commercial transactions between the Credit Parties and their Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arrangers, on the other hand, (B) the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Credit Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Lender and each Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Credit Party or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, any Lender nor any Arranger has any obligation to any Credit Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates, and neither the Administrative Agent, any Lender nor any Arranger has any obligation to disclose any of such interests to the Credit Parties or their Affiliates. Each Credit Party agrees that it will not claim that any of the Administrative Agent, the Lenders or Arrangers has rendered advisory services of any nature or respect or owes a fiduciary or similar duty to such Credit Party, in connection with any transactions contemplated hereby.

10.17    USA Patriot Act Notice; Etc.

Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), and the Canadian AML Acts, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party, information concerning its direct and indirect holders of its Equity Interests and other Persons exercising Control over it and its and their respective directors and officers, and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the Patriot Act and the Canadian AML Acts. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Canadian AML Acts.

10.18 Reserved

10.19    Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the

Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law). All of the Borrower’s obligations under this Section 10.19 shall survive termination of the Commitments and repayment of all other Obligations hereunder.

10.20    Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, but subject to the provisions of Section 10.02(b), the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.21    ENTIRE AGREEMENT.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.22    No Novation.

(a)    This Agreement amends, restates and supersedes the Existing Credit Agreement in its entirety and is not intended to be or operate as a novation or an accord and satisfaction of the Existing Credit Agreement or the obligations evidenced thereby or provided for thereunder. Without limiting the generality of the foregoing (i) all Loans under the Existing Credit Agreement shall on the Restatement Effective Date become Loans hereunder, and (ii) all other Obligations outstanding under the Existing Credit Agreement shall on the Restatement Effective Date be Obligations under this Agreement. To the extent the Existing Credit Agreement provides that certain terms survive the termination of the Existing Credit Agreement or survive the payment in full of principal, interest and all other amounts payable thereunder, then such terms shall survive the amendment and restatement of the Existing Credit Agreement.

(b)    On the Restatement Effective Date, the Original Note, if any, held by each Lender shall be deemed to be cancelled and, if such Lender has requested a Note hereunder, amended and restated by the Note delivered hereunder on or about the Restatement Effective Date (regardless of whether any Lender shall have delivered to the Borrowers for cancellation the Original Note held by it). Each Lender, whether or not requesting a Note hereunder, shall use its commercially reasonable efforts to deliver the Original Note held by it to the Borrowers for cancellation and/or amendment and restatement. All amounts owing under, and evidenced by, the Original Notes as of the Restatement Effective Date shall continue to be outstanding hereunder, and shall from and after the Restatement Effective Date, if requested by the Lender holding such Original Note, be evidenced by the Notes, and shall in any event be evidenced by, and governed by the terms of, this Agreement. Each Lender hereby agrees to indemnify and hold harmless the Borrowers from and against any and all liabilities, losses, damages, actions or claims that may be imposed on, incurred by or asserted against the Borrowers arising out of such Lender’s failure to deliver the Original Note held by it to the Borrowers for cancellation, subject to the condition that no Borrower shall make any payment to any Person claiming to be the holder of such Original Note unless such Lender is first notified of such claim and is given the opportunity, at such Lender’s sole cost and expense, to assert any defenses to such payment.

10.23    Exiting Lenders.

On the Restatement Effective Date, the commitment of each lender that is a party to the Existing Credit Agreement but is not a party to this Agreement (an “Exiting Lender”) will be terminated, all outstanding obligations owing to the Exiting Lenders will be repaid in full and each Exiting Lender will cease to be a Lender under the Existing Credit Agreement and will not be a Lender under this Agreement.

10.24    Acknowledgment and Consent to Bail-In of EEA Financial Institutions.

Solely to the extent any Lender or L/C Issuer that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.25    Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)    As used in this Section 10.25, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE XI.

GUARANTY

11.01    The Guaranty.

(a)    Each Guarantor, jointly and severally with the other Guarantors, hereby guarantees to the Administrative Agent and each of the holders of the Obligations, as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations (the “Guaranteed Obligations”) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) strictly in accordance with the terms thereof); provided that the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor. Each Guarantor hereby further agrees that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise), the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) in accordance with the terms of such extension or renewal.

(b)    Notwithstanding any provision to the contrary contained herein, in any of the other Loan Documents or other documents relating to the Obligations, (i) the obligations of the Guarantors under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law and (ii) no Guarantor shall by virtue of the joint and several nature of its obligations under this Guaranty and the other Loan Documents be liable for any Guaranteed Obligations that constitute Excluded Swap Obligations with respect to such Guarantor.

11.02    Obligations Unconditional.

The obligations of the Guarantors under Section 11.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, compromise, release, impairment or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable Laws, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 11.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower for amounts paid under this Article XI until such time as the Obligations have been irrevocably paid in full and the Commitments relating thereto have expired or been terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)    at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)    any of the acts mentioned in any of the provisions of any of the Loan Documents, or other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to therein shall be done or omitted;

(c)    the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Guaranteed Obligations, or any other agreement or instrument referred to therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)    any Lien granted to, or in favor of, the Administrative Agent or any of the holders of the Guaranteed Obligations as security for any of the Guaranteed Obligations shall fail to attach or be perfected, or shall be released in accordance with the terms of this Agreement;

(e)    any of the Guaranteed Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor); or

(f)    any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest notice of acceptance of the Guaranty given hereby and of Credit Extensions that may constitute Guaranteed Obligations, notices of amendments, waivers and supplements to the Loan Documents and other documents relating to the Guaranteed Obligations, or the compromise, release or exchange of collateral or security, and all notices whatsoever, and any requirement that the Administrative Agent or any holder of the Guaranteed Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to therein, or against any other Person under any other guarantee of, or security for, any of the Obligations.

11.03    Reinstatement.

Neither the Guarantors’ obligations hereunder nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of either Borrower, by reason of either Borrower’s bankruptcy or insolvency or by reason of the invalidity or unenforceability of all or any portion of the Guaranteed Obligations. The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings pursuant to any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each holder of Guaranteed Obligations on demand for all reasonable costs and expenses (including all reasonable fees, expenses and disbursements of counsel) incurred by the Administrative Agent or such holder of Guaranteed Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

11.04    Certain Waivers.

Each Guarantor acknowledges and agrees that (a) the Guaranty given hereby may be enforced without the necessity of resorting to or otherwise exhausting remedies in respect of any other security or collateral interests, and without the necessity at any time of having to take recourse against either Borrower hereunder or against any collateral securing the Guaranteed Obligations or otherwise, (b) it will not assert any right to require the action first be taken against either Borrower or any other Person or pursuit of any other remedy or enforcement of any other right and (c) nothing contained herein shall prevent or limit action being taken against either Borrower hereunder, under the other Loan Documents or the other documents and agreements relating to the Guaranteed Obligations or from foreclosing on any security or collateral interests relating hereto or thereto, or from exercising any other rights or remedies available in respect thereof, if neither any Borrower nor any Guarantor shall timely perform its obligations, and the exercise of any such rights and completion of any such foreclosure proceedings shall not constitute a discharge of any Guarantor’s obligations hereunder unless, as a result thereof, the Guaranteed Obligations shall have been paid in full and the Commitments relating thereto shall have expired or been terminated, it being the purpose and intent that each Guarantor’s obligations hereunder be absolute, irrevocable, independent and unconditional under all circumstances.

11.05    Remedies.

Each Guarantor agrees that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the holders of the Guaranteed Obligations, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Guaranteed Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

11.06    Guaranty of Payment; Continuing Guaranty.

The guarantee in this Article XI is a guaranty of payment and not of collection, and is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

11.07    Contribution.

At any time a payment in respect of the Guaranteed Obligations is made under this Guaranty, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Guaranty. At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who either has not made any payments or has made payments in respect of the Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantor. A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment at the time of each computation; provided that no Guarantor may take any action to enforce such right until after all Guaranteed Obligations and any other amounts payable under this Guaranty (other than contingent obligations for which no claim has been made) are paid in full in cash and all Commitments are terminated and all Letters of Credit have been cancelled, have expired or terminated or have been collateralized to the reasonable satisfaction of the Administrative Agent and the L/C Issuers that issued such Letters of Credit, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 11.07 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing under this Guaranty. As used in this Section 11.07, (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guaranty) on such date. All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 11.07, each Guarantor who makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until after all Guaranteed Obligations and any other amounts payable under this Guaranty (other than contingent obligations for which no claim has been made) are paid in full in cash and all Commitments are terminated and all Letters of Credit have been cancelled, have expired or terminated or have been collateralized to the reasonable satisfaction of the Administrative Agent and the L/C Issuers that issued such Letters of Credit. Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent, in the determination of the Administrative Agent or the Required Lenders.

11.08    Release of Guarantors.

The Parent Borrower may, by written notice to the Administrative Agent, request the release of a Subsidiary Guarantor from its obligations under the Guaranty if such Person is not a borrower or guarantor of, or does not otherwise have a payment obligation in respect of, any Unsecured Debt (other than (x) under the Loan Documents and (y) any Unsecured Debt in respect of which such Subsidiary Guarantor shall be released as a borrower or guarantor or other obligor substantially concurrently with the release hereunder); provided that immediately before and immediately after giving effect to any such release, no Default has occurred and is continuing or would result therefrom. Upon the release of any Person pursuant to this Section 11.08, the Administrative Agent shall (to the extent applicable) deliver to the Parent Borrower, upon the request of the Parent Borrower and at the Borrowers’ expense, such documentation as is reasonably satisfactory to the Administrative Agent and necessary to evidence the release of such Person from its obligations under the Loan Documents. For the avoidance of doubt, this Section 11.08 shall not apply to the release of an Intermediate Subsidiary Guarantor, which release would be subject to the requirements of Section 10.01(b)(iv).

11.09    Keepwell.

Each Credit Party that is a Qualified ECP Guarantor at the time the Guaranty in this Article XI by any Credit Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) becomes effective with respect to any Obligation under any Swap Contract, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article XI voidable under any applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each applicable Credit Party under this Section shall remain in full force and effect until all of the Obligations have been irrevocably paid and performed in full. Each Credit Party intends this Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Credit Party that would otherwise not constitute an “eligible contract participant” for any Obligation under any Swap Contract for all purposes of the Commodity Exchange Act.

[Remainder of Page Intentionally Left Blank]

Each of the parties hereto has caused a counterpart of this Agreement to be duly executed as of the date first above written.

BORROWERS:	SABRA HEALTH CARE LIMITED PARTNERSHIP,
a Delaware limited partnership

	By:	Sabra Health Care REIT, Inc.,
a Maryland corporation,
its general partner

By:	/s/ Michael L. Costa
	Name:	Michael L. Costa
	Title:	Executive Vice President - Finance

SABRA CANADIAN HOLDINGS, LLC,
a Delaware limited liability company

	By:	/s/ Michael L. Costa
		Name:	Michael L. Costa
		Title:	Executive Vice President - Finance

REIT GUARANTOR:	SABRA HEALTH CARE REIT, INC.,
a Maryland corporation

	By:	/s/ Michael L. Costa
		Name:	Michael L. Costa
		Title:	Executive Vice President - Finance

GUARANTORS:	SABRA CA HOLDCO, INC.,
a British Columbia corporation

	By:	/s/ Michael L. Costa
		Name:	Michael L. Costa
		Title:	Executive Vice President - Finance

[Signature Page to Sabra Health Care Credit Agreement]

NEW HAMPSHIRE HOLDINGS, LLC,
SABRA 1717 PREFERRED EQUITY, LLC,
SABRA BEAUMONT PREFERRED EQUITY, LLC,
SABRA BEAVERCREEK PREFERRED EQUITY, LLC,
SABRA CALIFORNIA II, LLC,
SABRA CLARKSVILLE PREFERRED EQUITY, LLC,
SABRA DEERFIELD PREFERRED EQUITY, LLC,
SABRA HAGERSTOWN, LLC,
SABRA HEALTH CARE FRANKENMUTH, LLC,
SABRA HEALTH CARE HOLDINGS I, LLC,
SABRA HEALTH CARE HOLDINGS II, LLC,
SABRA HEALTH CARE HOLDINGS III, LLC,
SABRA HEALTH CARE HOLDINGS IV, LLC,
SABRA HEALTH CARE HOLDINGS VI, LLC,
SABRA HEALTH CARE NORTHEAST, LLC,
SABRA HEALTH CARE PENNSYLVANIA, LLC,
SABRA HEALTH CARE VIRGINIA, LLC,
SABRA HEALTH CARE VIRGINIA II, LLC,
SABRA HEALTH CARE, L.L.C.,
SABRA HEALTH CARE DELAWARE, LLC,
SABRA LAKE DRIVE, LLC,
SABRA MADEIRA PREFERRED EQUITY, LLC,
SABRA MCCORDSVILLE PREFERRED EQUITY, LLC,
SABRA MICHIGAN, LLC,
SABRA NEW BRAUNFELS PREFERRED EQUITY, LLC,
SABRA NEW MEXICO, LLC, and
SABRA NEW MEXICO II, LLC,
each a Delaware limited liability company

By:	/s/ Michael L. Costa
Name:	Michael L. Costa
Title:	Executive Vice President - Finance

SABRA NORTH CAROLINA GP, LLC,
SABRA PHOENIX TRS VENTURE, LLC,
SABRA PHOENIX TRS VENTURE II, LLC,
SABRA PHOENIX WISCONSIN, LLC, and
SABRA TRS HOLDINGS, LLC,
each a Delaware limited liability company

By:	/s/ Michael L. Costa
Name:	Michael L. Costa
Title:	Executive Vice President - Finance

[Signature Page to Sabra Health Care Credit Agreement]

SABRA CANADIAN GP I INC., a British Columbia corporation

By:	/s/ Michael L. Costa
	Name:	Michael L. Costa
	Title:	Executive Vice President - Finance

SBRAREIT CANADIAN GP V INC., a Nova Scotia corporation

By:	/s/ Michael L. Costa
	Name:	Michael L. Costa
	Title:	Executive Vice President - Finance

SABRA CANADIAN PROPERTIES I, LIMITED
PARTNERSHIP, a British Columbia limited partnership

By:	SABRA CANADIAN GP I INC.,
a British Columbia corporation,
its general partner

By:	/s/ Michael L. Costa
	Name:	Michael L. Costa
	Title:	Executive Vice President - Finance

SABRA COLORADO, LLC, a Nevada limited liability company

By:	/s/ Michael L. Costa
	Name:	Michael L. Costa
	Title:	Executive Vice President - Finance

[Signature Page to Sabra Health Care Credit Agreement]

SBRAREIT CANADIAN PROPERTIES V, LIMITED
PARTNERSHIP, an Alberta limited partnership

By:	SBRAREIT CANADIAN GP V INC.,
a Nova Scotia corporation,
its general partner

By:	/s/ Michael L. Costa
	Name:	Michael L. Costa
	Title:	Executive Vice President - Finance

SABRA NORTH CAROLINA, L.P.,
a Delaware limited partnership

By:	SABRA NORTH CAROLINA GP, LLC,
a Delaware limited liability company,
its general partner

By:	/s/ Michael L. Costa
	Name:	Michael L. Costa
	Title:	Executive Vice President - Finance

SABRA TEXAS GP, LLC, and
SABRA TEXAS HOLDINGS GP, LLC,
each a Texas limited liability company

By:	/s/ Michael L. Costa
	Name:	Michael L. Costa
	Title:	Executive Vice President - Finance

[Signature Page to Sabra Health Care Credit Agreement]

SABRA TEXAS HOLDINGS, L.P.,
a Texas limited partnership

By:	SABRA TEXAS HOLDINGS GP, LLC,
a Texas limited liability company,
its general partner

By:	/s/ Michael L. Costa
	Name:	Michael L. Costa
	Title:	Executive Vice President - Finance

SABRA TEXAS PROPERTIES, L.P.,
SABRA TEXAS PROPERTIES II, L.P.,
SABRA TEXAS PROPERTIES III, L.P., and
SABRA TEXAS PROPERTIES IV, L.P.,
each a Texas limited partnership

By:	SABRA TEXAS GP, LLC,
a Texas limited liability company,
its general partner

By:	/s/ Michael L. Costa
	Name:	Michael L. Costa
	Title:	Executive Vice President - Finance

SB NEW MARTINSVILLE, LLC,
a West Virginia limited liability company

By:	/s/ Michael L. Costa
	Name:	Michael L. Costa
	Title:	Executive Vice President - Finance

[Signature Page to Sabra Health Care Credit Agreement]

SABRA HEALTH CARE INVESTMENTS, LP,
a Delaware limited partnership

By:	SABRA PHOENIX TRS VENTURE, LLC,
a Delaware limited liability company,
its general partner

	By:	/s/ Michael L. Costa
		Name:	Michael L. Costa
		Title:	Executive Vice President - Finance

[Signature Page to Sabra Health Care Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Kyle D. Harding
	Name:	Kyle D. Harding
	Title:	AVP

[Signature Page to Sabra Health Care Credit Agreement]

LENDERS:

BANK OF AMERICA, N.A., as a Lender and an L/C Issuer

By:	/s/ Yinghua Zhang
	Name:	Yinghua Zhang
	Title:	Director

[Signature Page to Sabra Health Care Credit Agreement]

CITIZENS BANK, NATIONAL ASSOCIATION, as a Lender and an L/C Issuer

By:	/s/ David R. Jablonowski
	Name:	David R. Jablonowski
	Title:	Senior Vice President

[Signature Page to Sabra Health Care Credit Agreement]

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender and an L/C Issuer

By:	/s/ Karen Ramos
	Name:	Karen Ramos
	Title:	Managing Director

By:	/s/ Gordon Yip
	Name:	Gordon Yip
	Title:	Director

[Signature Page to Sabra Health Care Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and an L/C Issuer

By:	/s/ Darin Mullis
	Name:	Darin Mullis
	Title:	Managing Director

[Signature Page to Sabra Health Care Credit Agreement]

BMO HARRIS BANK, N.A., as a Lender

By:	/s/ Lloyd Baron
	Name:	Lloyd Baron
	Title:	Director

[Signature Page to Sabra Health Care Credit Agreement]

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Michael Grad
	Name:	Michael Grad
	Title:	Director

[Signature Page to Sabra Health Care Credit Agreement]

MUFG BANK, LTD., as a Lender

By:	/s/ Yao Wong
	Name:	Yao Wong
	Title:	Vice President

[Signature Page to Sabra Health Care Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Craig Malloy
	Name:	Craig Malloy
	Title:	Director

[Signature Page to Sabra Health Care Credit Agreement]

CITIBANK, N.A., as a Lender

By:	/s/ Ana Rosu Marmann
	Name:	Ana Rosu Marmann
	Title:	Authorized Signatory

[Signature Page to Sabra Health Care Credit Agreement]

BBVA USA, as a Lender

By:	/s/ Brian Tuerff
	Name:	Brian Tuerff
	Title:	Senior Vice President

[Signature Page to Sabra Health Care Credit Agreement]

FIFTH THIRD BANK, AN OHIO CORPORATION, as a Lender

By:	/s/ Michael P. Perillo
	Name:	Michael P. Perillo
	Title:	Director

[Signature Page to Sabra Health Care Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Paul Choi
	Name:	Paul Choi
	Title:	Authorized Signer

[Signature Page to Sabra Health Care Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
	Name:	Michael King
	Title:	Authorized Signatory

[Signature Page to Sabra Health Care Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By:	/s/ Michael King
	Name:	Michael King
	Title:	Vice President

[Signature Page to Sabra Health Care Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Keith J. Connolly
	Name:	Keith J. Connolly
	Title:	General Manager

[Signature Page to Sabra Health Care Credit Agreement]

SUNTRUST BANK, as a Lender

By:	/s/ John Cappellari
	Name:	John Cappellari
	Title:	Director

[Signature Page to Sabra Health Care Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Eric Hafertepen
	Name:	Eric Hafertepen
	Title:	Vice President

[Signature Page to Sabra Health Care Credit Agreement]

MIZUHO BANK, LTD., as a Lender

By:	/s/ Tracy Rahn
	Name:	Tracy Rahn
	Title:	Authorized Signatory

[Signature Page to Sabra Health Care Credit Agreement]

REGIONS BANK, as a Lender

By:	/s/ Christopher Honn
	Name:	Christopher Honn
	Title:	Managing Director

[Signature Page to Sabra Health Care Credit Agreement]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Brian Gross
	Name:	Brian Gross
	Title:	Authorized Signatory

[Signature Page to Sabra Health Care Credit Agreement]

BANK OF THE WEST, A CALIFORNIA BANKING CORPORATION, as a Lender

By:	/s/ Sarah J. Burns
	Name:	Sarah J. Burns
	Title:	Vice President

[Signature Page to Sabra Health Care Credit Agreement]

THE HUNTINGTON NATIONAL BANK, as a Lender

By:	/s/ Eva S. McQuillen
	Name:	Eva S. McQuillen
	Title:	Vice President

[Signature Page to Sabra Health Care Credit Agreement]

RAYMOND JAMES BANK, N.A., as a Lender

By:	/s/ Matt Stein
	Name:	Matt Stein
	Title:	Senior Vice President

[Signature Page to Sabra Health Care Credit Agreement]

FIRST COMMERCIAL BANK, LTD., A REPUBLIC OF CHINA BANK ACTING THROUGH ITS LOS ANGELES BRANCH, as a Lender

By:	/s/ Ching-Fang, Liao
	Name:	Ching-Fang, Liao
	Title:	S.A.V.P. & General Manager

[Signature Page to Sabra Health Care Credit Agreement]

LAND BANK OF TAIWAN, NEW YORK BRANCH, as a Lender

By:	/s/ Arthur Chen
	Name:	Arthur Chen
	Title:	General Manager

[Signature Page to Sabra Health Care Credit Agreement]

TAIWAN COOPERATIVE BANK, SEATTLE BRANCH, as a Lender

By:	/s/ Yueh-Ching Lin
	Name:	Yueh-Ching Lin
	Title:	VP & General Manager

[Signature Page to Sabra Health Care Credit Agreement]

STIFEL BANK & TRUST, as a Lender

By:	/s/ Joseph L. Sooter, Jr.
	Name:	Joseph L. Sooter, Jr.
	Title:	Senior Vice President

[Signature Page to Sabra Health Care Credit Agreement]

BANK OF TAIWAN, NEW YORK BRANCH, as a Lender

By:	/s/ Chun-Kai Tai
	Name:	Chun-Kai Tai
	Title:	VP & General Manager

[Signature Page to Sabra Health Care Credit Agreement]

E. SUN COMMERCIAL BANK, LTD., LOS ANGELES BRANCH, as a Lender

By:	/s/ Mandy Yeh
	Name:	Mandy Yeh
	Title:	VP & General Manager

[Signature Page to Sabra Health Care Credit Agreement]

HUA NAN COMMERCIAL BANK, LTD., LOS ANGELES BRANCH, as a Lender

By:	/s/ Gary Hsu
	Name:	Gary Hsu
	Title:	VP & General Manager

[Signature Page to Sabra Health Care Credit Agreement]

TAIWAN BUSINESS BANK, LOS ANGELES BRANCH, as a Lender

By:	/s/ Shenn-Bao Jean
	Name:	Shenn-Bao Jean
	Title:	General Manager

[Signature Page to Sabra Health Care Credit Agreement]

BOKF, NA DBA BOK FINANCIAL, as a Lender

By:	/s/ Ky Chaffin
	Name:	Ky Chaffin
	Title:	Senior Vice President

[Signature Page to Sabra Health Care Credit Agreement]

CTBC BANK CO., LTD. NEW YORK BRANCH, as a Lender

By:	/s/ MingDao Li
	Name:	MingDao Li
	Title:	SVP & General Manager

[Signature Page to Sabra Health Care Credit Agreement]

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

	Revolving Credit Facility
Lender	Dollar Tranche Commitment	Applicable Percentage	Alternative Currency Commitment	Applicable Percentage	Revolving Commitment	Applicable Percentage	Letter of Credit Commitment
Bank of America, N.A.	$47,679,405.45	5.779321873%	$10,883,476.09	6.219129194%	$58,562,881.54	5.856288154%	$12,500,000.00
Citizens Bank, National Association	$47,679,405.45	5.779321873%	$10,883,476.09	6.219129194%	$58,562,881.54	5.856288154%	$12,500,000.00
Crédit Agricole Corporate and Investment Bank	$47,679,405.45	5.779321873%	$10,883,476.09	6.219129194%	$58,562,881.54	5.856288154%	$12,500,000.00
Wells Fargo Bank N.A.	$47,679,405.45	5.779321873%	$10,883,476.09	6.219129194%	$58,562,881.54	5.856288154%	$12,500,000.00
BMO Harris Bank, N.A.	$39,583,480.23	4.797997604%	$9,035,470.49	5.163125994%	$48,618,950.72	4.861895072%	N/A
The Bank of Nova Scotia	$39,583,480.23	4.797997604%	$9,035,470.49	5.163125994%	$48,618,950.72	4.861895072%	N/A
MUFG Bank, Ltd.	$39,583,480.23	4.797997604%	$9,035,470.49	5.163125994%	$48,618,950.72	4.861895072%	N/A
Barclays Bank PLC	$39,583,480.23	4.797997604%	$9,035,470.49	5.163125994%	$48,618,950.72	4.861895072%	N/A
Citibank, N.A.	$39,583,480.23	4.797997604%	$9,035,470.49	5.163125994%	$48,618,950.72	4.861895072%	N/A
BBVA USA	$39,583,480.23	4.797997604%	$9,035,470.49	5.163125994%	$48,618,950.72	4.861895072%	N/A
Fifth Third Bank	$39,583,480.23	4.797997604%	$9,035,470.49	5.163125994%	$48,618,950.72	4.861895072%	N/A
JPMorgan Chase Bank, N.A.	$39,583,480.23	4.797997604%	$9,035,470.49	5.163125994%	$48,618,950.72	4.861895072%	N/A
Morgan Stanley Bank, N.A..	$39,583,480.23	4.797997604%	$9,035,470.49	5.163125994%	$48,618,950.72	4.861895072%	N/A
Sumitomo Mitsui Banking Corporation	$39,583,480.23	4.797997604%	$9,035,470.49	5.163125994%	$48,618,950.72	4.861895072%	N/A
SunTrust Bank	$39,583,480.23	4.797997604%	$9,035,470.49	5.163125994%	$48,618,950.72	4.861895072%	N/A
KeyBank National Association	$29,687,610.17	3.598498202%	$6,776,602.87	3.872344497%	$36,464,213.04	3.646421304%	N/A
Mizuho Bank, Ltd.	$29,687,610.17	3.598498202%	$6,776,602.87	3.872344497%	$36,464,213.04	3.646421304%	N/A
Regions Bank	$29,687,610.17	3.598498202%	$6,776,602.87	3.872344497%	$36,464,213.04	3.646421304%	N/A
Royal Bank of Canada	$29,687,610.17	3.598498202%	$6,776,602.87	3.872344497%	$36,464,213.04	3.646421304%	N/A
Bank of the West	$21,770,914.13	2.638898682%	$4,969,508.77	2.839719297%	$26,740,422.90	2.674042290%	N/A
The Huntington National Bank	$24,309,475.36	2.946603074%	$0.00	0.000000000%	$24,309,475.36	2.430947536%	N/A
Raymond James Bank, N.A.	$24,309,475.36	2.946603074%	$0.00	0.000000000%	$24,309,475.36	2.430947536%	N/A
Stifel Bank and Trust	$9,723,790.14	1.178641229%	$0.00	0.000000000%	$9,723,790.14	0.972379014%	N/A

Total	$825,000,000.00	100.000000000%	$175,000,000.00	100.000000000%	$1,000,000,000.00	100.000000000%	$50,000,000.00

Schedule 2.01 - 1

Lender	Term A-1 Commitment	Applicable Percentage	Term A-2 Commitment	Applicable Percentage	Term A-3 Commitment	Applicable Percentage	CAD Term Commitment		Applicable Percentage
Bank of America, N.A.	$14,640,720.39	5.856288156%	$20,497,008.54	5.856288154%	$20,886,845.01	4.177369002%	CAD$	7,773,911.51	6.219129208%
Citizens Bank, National Association	$14,640,720.39	5.856288156%	$20,497,008.55	5.856288157%	$20,886,845.01	4.177369002%	CAD$	7,773,911.50	6.219129200%
Crédit Agricole Corporate and Investment Bank	$14,640,720.39	5.856288156%	$20,497,008.55	5.856288157%	$20,886,845.01	4.177369002%	CAD$	7,773,911.50	6.219129200%
Wells Fargo Bank N.A.	$14,640,720.39	5.856288156%	$20,497,008.55	5.856288157%	$20,886,845.01	4.177369002%	CAD$	7,773,911.50	6.219129200%
BMO Harris Bank, N.A.	$12,154,737.68	4.861895072%	$17,016,632.75	4.861895071%	$17,340,275.28	3.468055056%	CAD$	6,453,907.49	5.163125992%
The Bank of Nova Scotia	$12,154,737.68	4.861895072%	$17,016,632.75	4.861895071%	$17,340,275.28	3.468055056%	CAD$	6,453,907.49	5.163125992%
MUFG Bank, Ltd.	$12,154,737.68	4.861895072%	$17,016,632.75	4.861895071%	$17,340,275.28	3.468055056%	CAD$	6,453,907.49	5.163125992%
Barclays Bank PLC	$12,154,737.68	4.861895072%	$17,016,632.75	4.861895071%	$17,340,275.28	3.468055056%	CAD$	6,453,907.49	5.163125992%
Citibank, N.A.	$12,154,737.68	4.861895072%	$17,016,632.75	4.861895071%	$17,340,275.28	3.468055056%	CAD$	6,453,907.49	5.163125992%
BBVA USA	$12,154,737.68	4.861895072%	$17,016,632.75	4.861895071%	$17,340,275.28	3.468055056%	CAD$	6,453,907.49	5.163125992%
Fifth Third Bank	$12,154,737.68	4.861895072%	$17,016,632.75	4.861895071%	$17,340,275.28	3.468055056%	CAD$	6,453,907.49	5.163125992%
JPMorgan Chase Bank, N.A.	$12,154,737.68	4.861895072%	$17,016,632.75	4.861895071%	$17,340,275.28	3.468055056%	CAD$	6,453,907.49	5.163125992%
Morgan Stanley Senior Funding, Inc.	$12,154,737.68	4.861895072%	$17,016,632.75	4.861895071%	$17,340,275.28	3.468055056%	CAD$	6,453,907.49	5.163125992%
Sumitomo Mitsui Banking Corporation	$12,154,737.68	4.861895072%	$17,016,632.75	4.861895071%	$17,340,275.28	3.468055056%	CAD$	6,453,907.49	5.163125992%
SunTrust Bank	$12,154,737.68	4.861895072%	$17,016,632.75	4.861895071%	$17,340,275.28	3.468055056%	CAD$	6,453,907.49	5.163125992%
KeyBank National Association	$9,116,053.26	3.646421304%	$12,762,474.56	3.646421303%	$13,005,206.46	2.601041292%	CAD$	4,840,430.62	3.872344495%
Mizuho Bank, Ltd.	$9,116,053.26	3.646421304%	$12,762,474.56	3.646421303%	$13,005,206.46	2.601041292%	CAD$	4,840,430.62	3.872344496%
Regions Bank	$9,116,053.26	3.646421304%	$12,762,474.56	3.646421303%	$13,005,206.46	2.601041292%	CAD$	4,840,430.62	3.872344496%
Royal Bank of Canada	$9,116,053.26	3.646421304%	$12,762,474.56	3.646421303%	$13,005,206.46	2.601041292%	CAD$	4,840,430.62	3.872344496%
Bank of the West	$6,685,105.72	2.674042288%	$9,359,148.01	2.674042289%	$9,537,151.41	1.907430282%	CAD$	3,549,649.12	2.839719296%
The Huntington National Bank	$6,077,368.83	2.430947532%	$8,508,316.38	2.430947537%	$11,104,839.43	2.220967886%	CAD$	0.00	0.000000000%
Raymond James Bank, N.A.	$6,077,368.83	2.430947532%	$8,508,316.38	2.430947537%	$11,104,839.43	2.220967886%	CAD$	0.00	0.000000000%
First Commercial Bank, Ltd.	$0.00	0.000000000%	$0.00	0.000000000%	$25,000,000.00	5.000000000%	CAD$	0.00	0.000000000%
Land Bank of Taiwan, New York Branch	$0.00	0.000000000%	$0.00	0.000000000%	$25,000,000.00	5.000000000%	CAD$	0.00	0.000000000%
Taiwan Cooperative Bank, Seattle Branch	$0.00	0.000000000%	$0.00	0.000000000%	$25,000,000.00	5.000000000%	CAD$	0.00	0.000000000%
Stifel Bank & Trust	$2,430,947.54	0.972379016%	$3,403,326.55	0.972379014%	$4,441,935.77	0.888387154%	CAD$	0.00	0.000000000%
Bank of Taiwan, New York Branch	$0.00	0.000000000%	$0.00	0.000000000%	$15,000,000.00	3.000000000%	CAD$	0.00	0.000000000%
E. Sun Commercial Bank, Ltd., Los Angeles Branch	$0.00	0.000000000%	$0.00	0.000000000%	$15,000,000.00	3.000000000%	CAD$	0.00	0.000000000%
Hua Nan Commercial Bank, Ltd., Los Angeles Branch	$0.00	0.000000000%	$0.00	0.000000000%	$10,000,000.00	2.000000000%	CAD$	0.00	0.000000000%
Taiwan Business Bank, Los Angeles Branch	$0.00	0.000000000%	$0.00	0.000000000%	$10,000,000.00	2.000000000%	CAD$	0.00	0.000000000%
BOKF, NA dba BOK Financial	$0.00	0.000000000%	$0.00	0.000000000%	$7,5000,000.00	1.500000000%	CAD$	0.00	0.000000000%
CTBC Bank Co., Ltd. New York Branch	$0.00	0.000000000%	$0.00	0.000000000%	$5,000,000.00	1.000000000%	CAD$	0.00	0.000000000%

Total	$250,000,000.00	100.000000000%	$350,000,000.00	100.000000000%	$500,000,000.00	100.000000000%	CAD$	125,000,000.00	100.000000000%

Schedule 2.01 - 2

SCHEDULE 5.19

CREDIT PARTIES; TAXPAYER IDENTIFICATION NUMBER

(see attached)

Schedule 5.19

SCHEDULE 5.19

CREDIT PARTIES

ENTITY NAME	ADDRESS	STATE OF FORMATION	STATES WHERE QUALIFIED AS OF THE CLOSING DATE	FEIN	ORGANIZATION IDENTIFICATION NUMBER
BORROWER

SABRA HEALTH CARE LIMITED PARTNERSHIP, a Delaware limited partnership	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	CA, MA	**-*******	4822888

SABRA CANADIAN HOLDINGS, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	None	**-*******	5740676

REIT GUARANTOR

SABRA HEALTH CARE REIT, INC., a Maryland corporation	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	MD	CA, MA	**-*******	C3322907

SUBSIDIARY GUARANTORS

NEW HAMPSHIRE HOLDINGS, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	NH	**-*******	3877962

SABRA 1717 PREFERRED EQUITY, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	None	Disregarded	5843854

SABRA BEAUMONT PREFERRED EQUITY, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	None	Disregarded	5548111

SABRA BEAVERCREEK PREFERRED EQUITY, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	None	Disregarded	5646172

SABRA CA HOLDCO, INC., a British Columbia corporation	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	BC	None	**-*******	BC1108068

SABRA CALIFORNIA II, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	CA	**-*******	4875570

SABRA CANADIAN GP I INC., a British Columbia corporation	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	British Columbia	Ontario	********* ******	BC1035992

SABRA CANADIAN PROPERTIES I, LIMITED PARTNERSHIP, a British Columbia limited partnership	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	British Columbia	Ontario	********* ******	250571221

SABRA CLARKSVILLE PREFERRED EQUITY, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	None	Disregarded	5772608

Schedule 5.19 - 1

ENTITY NAME	ADDRESS	STATE OF FORMATION	STATES WHERE QUALIFIED AS OF THE CLOSING DATE	FEIN	ORGANIZATION IDENTIFICATION NUMBER
SABRA COLORADO, LLC, a Nevada limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	NV	CO	Disregarded	20081597154

SABRA DEERFIELD PREFERRED EQUITY, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	None	Disregarded	6023610

SABRA HAGERSTOWN, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	MD	**-*******	5748047

SABRA HEALTH CARE FRANKENMUTH, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	MI	**-*******	5215286

SABRA HEALTH CARE HOLDINGS I, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	None	**-*******	4829704

SABRA HEALTH CARE HOLDINGS II, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	None	**-*******	4829303

SABRA HEALTH CARE HOLDINGS III, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	OH, CT, MA, RI, OK, IN, CA, WV, WA, ID, TN, GA, CO, MN, NE, FL, IL, MN, OR	**-*******	4829305

SABRA HEALTH CARE HOLDINGS IV, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	None	**-*******	4829985

SABRA HEALTH CARE HOLDINGS VI, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	CO	Disregarded	5908742

SABRA HEALTH CARE NORTHEAST, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	NH, CT, MD	**-*******	5022543

SABRA HEALTH CARE PENNSYLVANIA, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	PA	**-*******	5049889

SABRA HEALTH CARE VIRGINIA, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	VA	**-*******	4975392

SABRA HEALTH CARE VIRGINIA II, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	VA	**-*******	5500517

SABRA HEALTH CARE, L.L.C., a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	CA	**-*******	4821914

Schedule 5.19 - 2

ENTITY NAME	ADDRESS	STATE OF FORMATION	STATES WHERE QUALIFIED AS OF THE CLOSING DATE	FEIN	ORGANIZATION IDENTIFICATION NUMBER
SABRA HEALTH CARE DELAWARE, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	None	**-*******	5012188

SABRA HEALTH CARE INVESTMENTS, LP, a Delaware limited partnership	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	None	Disregarded	5756000

SABRA LAKE DRIVE, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	OK	**-*******	3488098

SABRA MADEIRA PREFERRED EQUITY, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	None	Disregarded	5783195

SABRA MCCORDSVILLE PREFERRED EQUITY, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	None	Disregarded	5803908

SABRA MICHIGAN, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	None	**-*******	5251082

SABRA NEW BRAUNFELS PREFERRED EQUITY, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	None	Disregarded	5580802

SABRA NEW MEXICO, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	NM	**-*******	4875576

SABRA NEW MEXICO II, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	NM	Disregarded	6125812

SABRA NORTH CAROLINA, GP, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	None	Disregarded	5529767

SABRA NORTH CAROLINA, L.P., a Delaware limited partnership (fka SABRA NC, LLC,)	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	NC	**-*******	4884371

SABRA PHOENIX TRS VENTURE II, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	None	**-*******	5244541

SABRA PHOENIX TRS VENTURE, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	None	**-*******	5194251

SABRA PHOENIX WISCONSIN, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	WI	**-*******	5246384

SABRA TEXAS GP, LLC, a Texas limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	TX	None	**-*******	801409092

Schedule 5.19 - 3

ENTITY NAME	ADDRESS	STATE OF FORMATION	STATES WHERE QUALIFIED AS OF THE CLOSING DATE	FEIN	ORGANIZATION IDENTIFICATION NUMBER
SABRA TEXAS HOLDINGS GP, LLC, a Texas limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	TX	None	**-*******	801536093

SABRA TEXAS HOLDINGS, L.P., a Texas limited partnership	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	TX	None	**-*******	801538531

SABRA TEXAS PROPERTIES, L.P., a Texas limited partnership	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	TX	None	**-*******	807409097

SABRA TEXAS PROPERTIES II, L.P., a Texas limited partnership	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	TX	None	**-*******	801797133

SABRA TEXAS PROPERTIES III, L.P., a Texas limited partnership	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	TX	None	**-*******	801955114

SABRA TEXAS PROPERTIES IV, L.P., a Texas limited partnership	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	TX	None	Disregarded	802183602

SABRA TRS HOLDINGS, LLC, a Delaware limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	DE	None	**-*******	5833281

SB NEW MARTINSVILLE, LLC, a West Virginia limited liability company	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	WV	None	**-*******	238386

SBRAREIT CANADIAN GP V INC., a Nova Scotia corporation	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	Nova Scotia	Alberta	********* *******	801413725

SBRAREIT CANADIAN PROPERTIES V, LIMITED PARTNERSHIP, an Alberta limited partnership	18500 Von Karman Avenue, Suite 550 Irvine, CA 92612	Alberta	None	********* *******	800617326

Schedule 5.19 - 4

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

CREDIT PARTIES:

c/o Sabra Health Care REIT, Inc.

18500 Von Karman, Suite 550

Irvine, CA 92612

Attention: Harold Andrews, Chief Financial Officer

Telephone:        *******

Facsimile:         *******

Email:               *******

Website:           http://www.sabrahealth.com

ADMINISTRATIVE AGENT; L/C ISSUERS:

Administrative Agent:

(For financial/loan activity – advances, pay down, interest/fee billing and payments, rollovers, rate-settings):

Eileen Marie Deacon

Bank of America

Mail Code: NC1-026-06-04

900 West Trade Street

Charlotte, NC 28255-0001

PHONE: *******

FAX: *******

EMAIL: *******

Remittance Instructions:

USD PAYMENT INSTRUCTIONS:

Bank of America

New York NY

ABA #: *******

Acct #: *******

Acct Name: *******

Name: *******

Ref: *******

EUR PAYMENT INSTRUCTIONS:

Bank of America NT and SA

Swift Address: *******

IBAN: *******

Beneficiary: *******

Ref: *******

Schedule 10.02 - 1

GBP PAYMENT INSTRUCTIONS:

Bank of America NT and SA

Swift Address: *******

IBAN: *******

Beneficiary: *******

Ref: *******

CANADIAN DOLLAR PAYMENT INSTRUCTIONS

Bank of America Canada

SWIFT: *******

Acct #: *******

Beneficiary: *******

Ref: *******

SWISS FRANC PAYMENT INSTRUCTIONS:

Bank of America NA

SWIFT: *******

Acct #: *******

Beneficiary: *******

Ref: *******

Other Notices as Administrative Agent:

(For financial statements, compliance certificates, maturity extension and commitment change notices, amendments, consents, vote taking, etc.)

Bank of America – Gateway Village

Mail Code: NC1-026-06-03

900 West Trade Street Charlotte NC 28255-0001

Attn: Kyle Harding

PHONE: *******

FAX: *******

EMAIL: *******

Schedule 10.02 - 2

L/C Issuers:

Bank of America, N.A.

(For fee payments due L/C Issuer only and new L/C requests and amendments):

Trade Operations Mail Code: PA6-580-02-30

1 Fleet Way Scranton, PA 18507

FAX: *******

EMAIL: *******

Citizens Bank, National Association

(For fee payments due L/C Issuer only and new L/C requests and amendments):

Winny Wann

20 Cabot Road

Medford, MA 02155

PHONE: *******

EMAIL: *******

Crédit Agricole Corporate and Investment Bank

Credit Agricole Corporate and Investment Bank

Attn: George Krol

1301 Avenue of the Americas

New York, NY 10019-6022

PHONE: *******

FAX: *******

EMAIL: *******

SWIFT: *******

Wells Fargo Bank, N.A.

Elizabeth Mazo

Deal Administrator

7711 Plantation Road

Roanoke, VA 24019

PHONE: *******

FAX: *******

EMAIL: *******

Schedule 10.02 - 3

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Fifth Amended and Restated Credit Agreement, dated as of September 9, 2019 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time; the terms defined therein being used herein as therein defined), among SABRA HEALTH CARE LIMITED PARTNERSHIP, a Delaware limited partnership (the “Parent Borrower”), and SABRA CANADIAN HOLDINGS, LLC, a Delaware limited liability company (together with the Parent Borrower, the “Borrowers”), SABRA HEALTH CARE REIT, INC., a Maryland corporation (the “REIT Guarantor”), and certain subsidiaries of the REIT Guarantor from time to time party thereto as guarantors, the lending institutions party thereto from time to time, BANK OF AMERICA, N.A, as Administrative Agent, and BANK OF AMERICA, N.A, CITIZENS BANK, NATIONAL ASSOCIATION, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK and WELLS FARGO BANK, NATIONAL ASSOCIATION, as L/C Issuers.

The undersigned hereby requests (select one):

☐  A Borrowing        ☐  A Continuation        ☐  A Conversion

of (select one):

☐  Dollar Tranche Loans        ☐  Alternative Currency Tranche Loans

☐  Term A-1 Loans        ☐  Term A-2 Loans        ☐  Term A-3 Loans        ☐  CAD Term Loans:

1.    On                     (a Business Day).

2.    In the amount of [currency]                     . [The Dollar Equivalent amount of this amount as of the date hereof is $            ].

3.    In the following currency:                     .

4.    Comprised of the following Type of Loans: [Base Rate Loans]1[Eurocurrency Rate Loans] [LIBOR Floating Rate Loans].

5.    For Eurocurrency Rate Loans: with an Interest Period of [one] [two] [three] [six] months2 ending on                     (a Business Day)3.

[signature page immediately follows]

[1]	Base Rate Loans are available only for Loans in Dollars.
[2]	Other Interest Periods of twelve months or less must be agreed to by all Lenders.
[3]	Not more than three (3) Business Days prior to or following the date that such Interest Period would otherwise end

Exhibit A - 1

Form of Committed Loan Notice

SABRA HEALTH CARE LIMITED PARTNERSHIP, a Delaware limited partnership

By:	SABRA HEALTH CARE REIT, INC., a Maryland corporation, its general partner

By:
Name:
Title:

Exhibit A - 2

Form of Committed Loan Notice

EXHIBIT B

[RESERVED]

Exhibit B

EXHIBIT C

[RESERVED]

Exhibit C

EXHIBIT D-1

FORM OF REVOLVING NOTE

FOR VALUE RECEIVED, the undersigned (each a “Borrower” and, collectively, the “Borrowers”), hereby promise, jointly and severally, to pay to [                    ] (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrowers under that certain Fifth Amended and Restated Credit Agreement, dated as of September 9, 2019 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrowers, SABRA HEALTH CARE REIT, INC., a Maryland corporation (the “REIT Guarantor”), and certain subsidiaries of the REIT Guarantor from time to time party thereto as guarantors, the lending institutions party thereto from time to time, BANK OF AMERICA, N.A., as Administrative Agent, and BANK OF AMERICA, N.A., CITIZENS BANK, NATIONAL ASSOCIATION, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK and WELLS FARGO BANK, NATIONAL ASSOCIATION, as L/C Issuers.

The Borrowers promise, jointly and severally, to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest on each Revolving Loan shall be made to the Administrative Agent for the account of the Lender in the currency in which such Revolving Loan was denominated and in Same Day Funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Revolving Note is one of the Revolving Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.

Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount, currency and maturity of its Revolving Loans and payments with respect thereto.

Each Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

[signature page immediately follows]

Exhibit D - 1 - 1

Form of Revolving Note

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

SABRA HEALTH CARE LIMITED PARTNERSHIP, a Delaware limited partnership

By:	SABRA HEALTH CARE REIT, INC., a Maryland corporation, its general partner

By:
Name:
Title:

SABRA CANADIAN HOLDINGS, LLC

By:
Name:
Title:

Exhibit D - 1 - 2

Form of Revolving Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Currency and Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit D - 1 - 3

Form of Revolving Note

EXHIBIT D-2

FORM OF TERM A-1 NOTE

FOR VALUE RECEIVED, the undersigned (each a “Borrower” and collectively, the “Borrowers”), hereby promise, jointly and severally, to pay to [                    ] (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Term A-1 Loan made by the Lender to the Borrowers under that certain Fifth Amended and Restated Credit Agreement, dated as of September 9, 2019 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrowers, SABRA HEALTH CARE REIT, INC., a Maryland corporation (the “REIT Guarantor”), and certain subsidiaries of the REIT Guarantor from time to time party thereto as guarantors, the lending institutions party thereto from time to time, BANK OF AMERICA, N.A., as Administrative Agent, and BANK OF AMERICA, N.A., CITIZENS BANK, NATIONAL ASSOCIATION, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK and WELLS FARGO BANK, NATIONAL ASSOCIATION, as L/C Issuers.

The Borrowers promise, jointly and severally, to pay interest on the unpaid principal amount of each Term A-1 Loan from the date of such Term A-1 Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest on each Term A-1 Loan shall be made to the Administrative Agent for the account of the Lender in Dollars and in Same Day Funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Term A-1 Note is one of the Term A-1 Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.

Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term A-1 Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Term A-1 Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term A-1 Note and endorse thereon the date, amount, currency and maturity of its Term A-1 Loans and payments with respect thereto.

Each Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term A-1 Note.

[signature page immediately follows]

Exhibit D - 2 - 1

Form of Term A-1 Note

THIS TERM A-1 NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

SABRA HEALTH CARE LIMITED PARTNERSHIP, a Delaware limited partnership

By:	SABRA HEALTH CARE REIT, INC., a Maryland corporation, its general partner

By:
Name:
Title:

SABRA CANADIAN HOLDINGS, LLC

By:
Name:
Title:

Exhibit D - 2 - 2

Form of Term A-1 Note

TERM A-1 LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit D - 2 - 3

Form of Term A-1 Note

EXHIBIT D-3

FORM OF TERM A-2 NOTE

FOR VALUE RECEIVED, the undersigned (each a “Borrower” and collectively, the “Borrowers”), hereby promise, jointly and severally, to pay to [                    ] (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Term A-2 Loan made by the Lender to the Borrowers under that certain Fifth Amended and Restated Credit Agreement, dated as of September 9, 2019 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrowers, SABRA HEALTH CARE REIT, INC., a Maryland corporation (the “REIT Guarantor”), and certain subsidiaries of the REIT Guarantor from time to time party thereto as guarantors, the lending institutions party thereto from time to time, BANK OF AMERICA, N.A., as Administrative Agent, and BANK OF AMERICA, N.A., CITIZENS BANK, NATIONAL ASSOCIATION, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK and WELLS FARGO BANK, NATIONAL ASSOCIATION, as L/C Issuers.

The Borrowers promise, jointly and severally, to pay interest on the unpaid principal amount of each Term A-2 Loan from the date of such Term A-2 Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest on each Term A-2 Loan shall be made to the Administrative Agent for the account of the Lender in Canadian Dollars and in Same Day Funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Term A-2 Note is one of the Term A-2 Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.

Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term A-2 Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Term A-2 Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term A-2 Note and endorse thereon the date, amount, currency and maturity of its Term A-2 Loans and payments with respect thereto.

Each Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term A-2 Note.

[signature page immediately follows]

Exhibit D - 3 - 1

Form of Term A-2 Note

THIS TERM A-2 NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

SABRA HEALTH CARE LIMITED PARTNERSHIP, a Delaware limited partnership

By:	SABRA HEALTH CARE REIT, INC., a Maryland corporation, its general partner

By:
Name:
Title:

SABRA CANADIAN HOLDINGS, LLC

By:
Name:
Title:

Exhibit D - 3 - 2

Form of Term A-2 Note

TERM A-2 LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit D - 3 - 3

Form of Term A-2 Note

EXHIBIT D-4

FORM OF TERM A-3 NOTE

FOR VALUE RECEIVED, the undersigned (each a “Borrower” and collectively, the “Borrowers”), hereby promise, jointly and severally, to pay to [                    ] (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Term A-3 Loan made by the Lender to the Borrowers under that certain Fifth Amended and Restated Credit Agreement, dated as of September 9, 2019 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrowers, SABRA HEALTH CARE REIT, INC., a Maryland corporation (the “REIT Guarantor”), and certain subsidiaries of the REIT Guarantor from time to time party thereto as guarantors, the lending institutions party thereto from time to time, BANK OF AMERICA, N.A., as Administrative Agent, and BANK OF AMERICA, N.A., CITIZENS BANK, NATIONAL ASSOCIATION, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK and WELLS FARGO BANK, NATIONAL ASSOCIATION, as L/C Issuers.

The Borrowers promise, jointly and severally, to pay interest on the unpaid principal amount of each Term A-3 Loan from the date of such Term A-3 Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest on each Term A-3 Loan shall be made to the Administrative Agent for the account of the Lender in Dollars and in Same Day Funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Term A-3 Note is one of the Term A-3 Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.

Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term A-3 Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Term A-3 Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term A-3 Note and endorse thereon the date, amount, currency and maturity of its Term A-3 Loans and payments with respect thereto.

Each Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term A-3 Note.

[signature page immediately follows]

Exhibit D - 4 - 1

Form of Term A-3 Note

THIS TERM A-3 NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

SABRA HEALTH CARE LIMITED PARTNERSHIP, a Delaware limited partnership

By:	SABRA HEALTH CARE REIT, INC., a Maryland corporation, its general partner

By:
Name:
Title:

SABRA CANADIAN HOLDINGS, LLC

By:
Name:
Title:

Exhibit D - 4 - 2

Form of Term A-3 Note

TERM A-3 LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit D - 4 - 3

Form of Term A-3 Note

EXHIBIT D-5

FORM OF CAD TERM NOTE

FOR VALUE RECEIVED, the undersigned (each a “Borrower” and collectively, the “Borrowers”), hereby promise, jointly and severally, to pay to [                    ] (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the CAD Term Loan made by the Lender to the Borrowers under that certain Fifth Amended and Restated Credit Agreement, dated as of September 9, 2019 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrowers, SABRA HEALTH CARE REIT, INC., a Maryland corporation (the “REIT Guarantor”), and certain subsidiaries of the REIT Guarantor from time to time party thereto as guarantors, the lending institutions party thereto from time to time, BANK OF AMERICA, N.A., as Administrative Agent, and BANK OF AMERICA, N.A., CITIZENS BANK, NATIONAL ASSOCIATION, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK and WELLS FARGO BANK, NATIONAL ASSOCIATION, as L/C Issuers.

The Borrowers promise, jointly and severally, to pay interest on the unpaid principal amount of each CAD Term Loan from the date of such CAD Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest on each CAD Term Loan shall be made to the Administrative Agent for the account of the Lender in Canadian Dollars and in Same Day Funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This CAD Term Note is one of the CAD Term Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.

Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this CAD Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The CAD Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this CAD Term Note and endorse thereon the date, amount, currency and maturity of its CAD Term Loans and payments with respect thereto.

Each Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this CAD Term Note.

[signature page immediately follows]

Exhibit D - 5 - 1

Form of CAD Term Note

THIS CAD TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

SABRA HEALTH CARE LIMITED PARTNERSHIP, a Delaware limited partnership

By:	SABRA HEALTH CARE REIT, INC., a Maryland corporation, its general partner

By:
Name:
Title:

SABRA CANADIAN HOLDINGS, LLC

By:
Name:
Title:

Exhibit D - 5 - 2

Form of CAD Term Note

CAD TERM LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit D - 5 - 3

Form of CAD Term Note

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

☐  Check for distribution to PUBLIC and Private side Lenders1

Financial Statement Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Fifth Amended and Restated Credit Agreement, dated as of September 9, 2019 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among SABRA HEALTH CARE LIMITED PARTNERSHIP, a Delaware limited partnership (the “Parent Borrower”), and SABRA CANADIAN HOLDINGS, LLC, a Delaware limited liability company (together with the Parent Borrower, the “Borrowers”), SABRA HEALTH CARE REIT, INC., a Maryland corporation (the “REIT Guarantor”), and certain subsidiaries of the REIT Guarantor from time to time party thereto as guarantors, the lending institutions party thereto from time to time, BANK OF AMERICA, N.A., as Administrative Agent, and BANK OF AMERICA, N.A., CITIZENS BANK, NATIONAL ASSOCIATION, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK and WELLS FARGO BANK, NATIONAL ASSOCIATION, as L/C Issuers.

The undersigned Responsible Officer of the [Parent Borrower][REIT Guarantor] hereby certifies as of the date hereof that he/she is the [                    ] of the [Parent Borrower][REIT Guarantor], and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on behalf of the Credit Parties, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.    [Attached hereto as Annex A are][The REIT Guarantor and the Borrowers have delivered] the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the REIT Guarantor ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.    [Attached hereto as Annex A are][The REIT Guarantor and the Borrowers have delivered] the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the REIT Guarantor ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Consolidated Parties in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

[1]	If the box is not checked, this certificate will only be posted to Private Side Lenders.

Exhibit E - 1

Form of Compliance Certificate

2.    The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made, a review of the transactions and condition (financial or otherwise) of each of the Consolidated Parties during the accounting period covered by such financial statements.

3.    A review of the activities of the Credit Parties during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Credit Parties performed and observed all of their respective Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned Responsible Officer, during such fiscal period each of the Credit Parties performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned Responsible Officer, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.    The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

5.    Set forth on Schedule 2 attached hereto is a true and accurate calculation of Unencumbered Total Asset Value as of the last day of the fiscal period covered by this Compliance Certificate.

6.    Schedule 3 attached hereto is a true, correct and complete list of all Unencumbered Properties on the date hereof. Each Unencumbered Property listed on Schedule 3 satisfies the criteria set forth in the definition of “Unencumbered Property Criteria” appearing in the Credit Agreement.

7.    Attached hereto as Schedule 4 is a true, correct and complete copy of each modification, amendment or supplement to the Organization Documents of the REIT Guarantor, any Intermediate Subsidiary Guarantor, if any, and either Borrower that has become effective during the fiscal quarter ended on the Financial Statement Date referenced above.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                      ,                     .

[SABRA HEALTH CARE LIMITED PARTNERSHIP, a Delaware limited partnership

By:	SABRA HEALTH CARE REIT, INC., a Maryland corporation, its general partner

By:
Name:
	Title:	][2]

[2]	Use if certificate is from Responsible Officer of Parent Borrower

Exhibit E - 2

Form of Compliance Certificate

[SABRA HEALTH CARE REIT, INC., a Maryland corporation

By:
Name:
Title:	][3]

[3]	Use if certificate is from Responsible Officer of REIT Guarantor

Exhibit E - 3

Form of Compliance Certificate

ANNEX A

to the Compliance Certificate

Financial Statements1

(see attached)

[1]	Include if financial statements are being attached

Exhibit E – Annex A

Form of Compliance Certificate

SCHEDULE 1

to the Compliance Certificate

Financial Covenant Analysis

[TO BE COMPLETED BY PARENT BORROWER/REIT GUARANTOR]

Exhibit E – Schedule 1

Form of Compliance Certificate

SCHEDULE 2

to the Compliance Certificate

Unencumbered Total Asset Value

[TO BE COMPLETED BY PARENT BORROWER/REIT GUARANTOR]

Exhibit E – Schedule 2

Form of Compliance Certificate

SCHEDULE 3

to the Compliance Certificate

Unencumbered Properties

(see attached)

Exhibit E – Schedule 3

Form of Compliance Certificate

SCHEDULE 4

to the Compliance Certificate

ORGANIZATION DOCUMENT AMENDMENTS

Exhibit E – Schedule 4

Form of Compliance Certificate

EXHIBIT F

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors] [and] [the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Negotiated Rate Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is from a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are multiple Assignors or multiple Assignees.

Exhibit F - 1

Form of Assignment and Assumption

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate] [Approved Fund] of [identify Lender]]

3.	Borrowers:	Sabra Health Care Limited Partnership, a Delaware limited partnership, and Sabra Canadian Holdings, LLC, a Delaware limited liability company

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Fifth Amended and Restated Credit Agreement, dated as of September 9, 2019, among the Borrowers, Sabra Health Care REIT, Inc. and certain of its subsidiaries from time to time party thereto as guarantors, the lending institutions party thereto from time to time, Bank of America, N.A., as Administrative Agent, and Bank of America, N.A., Citizens Bank, National Association, Crédit Agricole Corporate and Investment Bank and Wells Fargo Bank, National Association, as L/C Issuers.

6.	Assigned Interest:

Assignor[s]	Assignee[s]	Facility Assigned[5]	Aggregate Amount of Commitment / Loans for all Lenders[6]	Amount of Commitment / Loans Assigned	Percentage Assigned of Commitment / Loans[7]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

7.	Trade Date: ][8]

[5]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (i.e., “Revolving Loan” or “Term A-1 Loan” or “Term A-2 Loan” or “Term A-3 Loan” or “CAD Term Loan” or “Negotiated Rate Loan”) and in the case of the Revolving Credit Facility, Dollar Tranche Loans and/or Alternative Currency Tranche Loans.

[6]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[7]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[8]	To be completed if the relevant Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit F - 2

Form of Assignment and Assumption

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Exhibit F - 3

Form of Assignment and Assumption

[Consented to and][9] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[Consented to:] [10]

[INSERT NAME OF CONSENTING PARTY]

By:
Title:

[9]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[10]	To be added only if the consent of the Borrower and/or L/C Issuers is required by the terms of the Credit Agreement.

Exhibit F - 4

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1.    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Credit Parties or their Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Credit Parties or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not a Disqualified Institution and meets all the requirements to be an assignee under Sections 10.06(b)(iii), (v), (vi) and (vii) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements referred to in Section 5.05 thereof or delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

Annex 1 to Assignment and Assumption

Standard Terms and Conditions for Assignment and Assumption

A1 - 1

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.

THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Annex 1 to Assignment and Assumption

Standard Terms and Conditions for Assignment and Assumption

A1 - 2

EXHIBIT G

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of [        ] [    ], 2017 (this “Joinder Agreement”), made by the Domestic Subsidiar[y][ies] of SABRA HEALTH CARE REIT, INC., a Maryland corporation (the “REIT Guarantor”) signatory hereto ([each a][the] “New Guarantor”) in favor of BANK OF AMERICA, N.A., as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) for the Lenders referred to in that certain Fifth Amended and Restated Credit Agreement, dated as of September 9, 2019 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), SABRA HEALTH CARE LIMITED PARTNERSHIP (together with its permitted successors and assigns, the “Parent Borrower”), SABRA CANADIAN HOLDINGS, LLC, the REIT Guarantor, and certain subsidiaries of the REIT Guarantor from time to time party thereto as guarantors, the lending institutions party thereto from time to time, the Administrative Agent, and BANK OF AMERICA, N.A., CITIZENS BANK, NATIONAL ASSOCIATION, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK and WELLS FARGO BANK, NATIONAL ASSOCIATION, as L/C Issuers.

The Credit Parties are required under the provisions of Section 6.14 of the Credit Agreement to cause the Subsidiary to become a “Guarantor”.

Accordingly, [the][each] New Guarantor hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

1.    [The][Each] New Guarantor, hereby acknowledges that it has received and reviewed a copy of the Credit Agreement, and acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, it will:

(a)    be joined as a party to the Credit Agreement and shall be a “Subsidiary Guarantor” and a “Guarantor” for all purposes of the Credit Agreement;

(b)    be bound by all covenants, agreements and acknowledgments attributable to a Guarantor in the Credit Agreement; and

(c)    perform all obligations and duties required of it by the Credit Agreement, in each case under clauses (a), (b) and (c), to the same extent it would have been bound or obligated if it had been a signatory to the Credit Agreement on the date of the Credit Agreement.

2.    Without limiting the generality of the foregoing terms of this paragraph 1, the Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each Lender, the Administrative Agent and each other holder of the Obligations, as provided in Article XI of the Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

3.    [The][Each] New Guarantor represents and warrants that the representations and warranties contained in Article V of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith as they relate to such New Guarantor or which are contained in any certificate furnished by or on behalf of such New Guarantor are true and correct in all material respects (except to the extent that any representation or warranty that is

Exhibit G - 1

Form of Joinder Agreement

qualified by materiality shall be true and correct in all respects) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, and except that for purposes of this Joinder Agreement, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement.

4.    The address, taxpayer identification number, jurisdiction of incorporation or organization and type of organization of [each][the] New Guarantor is set forth in Annex I to this Joinder Agreement.

5.    This Joinder Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single agreement. Delivery of an executed counterpart of a signature page of this Joinder Agreement by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.

6.    This Joinder Agreement constitutes a Loan Document and the failure of any of the parties hereto to comply with the provisions of this Joinder Agreement shall be subject to Article VIII of the Credit Agreement.

7.    Except as expressly supplemented hereby, the Credit Agreement (including the Guaranty) shall remain in full force and effect.

8.    THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Exhibit G - 2

Form of Joinder Agreement

IN WITNESS WHEREOF, each of the undersigned has caused this Joinder Agreement to be duly executed and delivered by its proper and duly authorized officer as of the day and year first above written.

[NEW GUARANTOR[S]],
as [the][a] New Guarantor

By:
Name:
Title:

SABRA HEALTH CARE LIMITED PARTNERSHIP, a Delaware limited partnership

By:	SABRA HEALTH CARE REIT, INC., a Maryland corporation, its general partner

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit G - 3

Form of Joinder Agreement

ANNEX I

TO JOINDER AGREEMENT

Name of Guarantor	Address	Taxpayer ID	Jurisdiction of Incorporation or Organization	Type of Organization

Exhibit G - 4

Form of Joinder Agreement

EXHIBIT H-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fifth Amended and Restated Credit Agreement, dated as of September 9, 2019 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SABRA HEALTH CARE LIMITED PARTNERSHIP, a Delaware limited partnership (the “Parent Borrower”), and SABRA CANADIAN HOLDINGS, LLC, a Delaware limited liability company (together with the Parent Borrower, the “Borrowers”), SABRA HEALTH CARE REIT, INC., a Maryland corporation (the “REIT Guarantor”), and certain subsidiaries of the REIT Guarantor from time to time party thereto as guarantors, the lending institutions party thereto from time to time, BANK OF AMERICA, N.A., as Administrative Agent, and BANK OF AMERICA, N.A., CITIZENS BANK, NATIONAL ASSOCIATION, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK and WELLS FARGO BANK, NATIONAL ASSOCIATION, as L/C Issuers.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:

Date:              , 20[    ]

Exhibit H - 1

Form of U.S. Tax Compliance Certificate

EXHIBIT H-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fifth Amended and Restated Credit Agreement, dated as of September 9, 2019 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SABRA HEALTH CARE LIMITED PARTNERSHIP, a Delaware limited partnership (the “Parent Borrower”), and SABRA CANADIAN HOLDINGS, LLC, a Delaware limited liability company (together with the Parent Borrower, the “Borrowers”), SABRA HEALTH CARE REIT, INC., a Maryland corporation (the “REIT Guarantor”), and certain subsidiaries of the REIT Guarantor from time to time party thereto as guarantors, the lending institutions party thereto from time to time, BANK OF AMERICA, N.A., as Administrative Agent, and BANK OF AMERICA, N.A., CITIZENS BANK, NATIONAL ASSOCIATION, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK and WELLS FARGO BANK, NATIONAL ASSOCIATION, as L/C Issuers.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date:              , 20[    ]

Exhibit H - 2

Form of U.S. Tax Compliance Certificate

EXHIBIT H-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fifth Amended and Restated Credit Agreement, dated as of September 9, 2019 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SABRA HEALTH CARE LIMITED PARTNERSHIP, a Delaware limited partnership (the “Parent Borrower”), and SABRA CANADIAN HOLDINGS, LLC, a Delaware limited liability company (together with the Parent Borrower, the “Borrowers”), SABRA HEALTH CARE REIT, INC., a Maryland corporation (the “REIT Guarantor”), and certain subsidiaries of the REIT Guarantor from time to time party thereto as guarantors, the lending institutions party thereto from time to time, BANK OF AMERICA, N.A., as Administrative Agent, and BANK OF AMERICA, N.A., CITIZENS BANK, NATIONAL ASSOCIATION, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK and WELLS FARGO BANK, NATIONAL ASSOCIATION, as L/C Issuers.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date:              , 20[    ]

Exhibit H - 3

Form of U.S. Tax Compliance Certificate

EXHIBIT H-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fifth Amended and Restated Credit Agreement, dated as of September 9, 2019 (as amended, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SABRA HEALTH CARE LIMITED PARTNERSHIP, a Delaware limited partnership (the “Parent Borrower”), and SABRA CANADIAN HOLDINGS, LLC, a Delaware limited liability company (together with the Parent Borrower, the “Borrowers”), SABRA HEALTH CARE REIT, INC., a Maryland corporation (the “REIT Guarantor”), and certain subsidiaries of the REIT Guarantor from time to time party thereto as guarantors, the lending institutions party thereto from time to time, BANK OF AMERICA, N.A., as Administrative Agent, and BANK OF AMERICA, N.A., CITIZENS BANK, NATIONAL ASSOCIATION, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK and WELLS FARGO BANK, NATIONAL ASSOCIATION, as L/C Issuers.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:

Date:              , 20[    ]

Exhibit H - 4

Form of U.S. Tax Compliance Certificate